Exhibit 10.5

Conformed Version

LOAN AND SECURITY AGREEMENT

dated as of

November 14, 2023

as amended by that Amendment No. 1 dated as of August 14, 2024 among

AOP II INVESTMENT HOLDINGS (L), LLC,

as Company

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

APOLLO ORIGINATION MANAGEMENT, L.P.,

as Portfolio Manager

Table of Contents

		Page
ARTICLE I
THE PORTFOLIO INVESTMENTS

SECTION 1.01.	Purchases of Portfolio Investments	29
SECTION 1.02.	Procedures for Purchases and Related Advances	30
SECTION 1.03.	Conditions to Purchases.	30
SECTION 1.04.	Sales of Portfolio Investments	31
SECTION 1.05.	Certain Assumptions relating to Portfolio Investments	33
SECTION 1.06.	Currency Equivalents	33

ARTICLE II
THE ADVANCES

SECTION 2.01.	Financing Commitments	34
SECTION 2.02.	[Reserved]	34
SECTION 2.03.	Advances; Use of Proceeds	34
SECTION 2.04.	Conditions to Effective Date.	35
SECTION 2.05.	Conditions to Advances	37
SECTION 2.06.	Commitment Increase Option.	38

ARTICLE III
ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01.	The Advances	38
SECTION 3.02.	Interest Rate Unascertainable, Inadequate or Unfair	42
SECTION 3.03.	Taxes	43

ARTICLE IV
COLLECTIONS AND PAYMENTS

SECTION 4.01.	Interest Proceeds	46
SECTION 4.02.	Principal Proceeds	47
SECTION 4.03.	Principal and Interest Payments; Prepayments; Commitment Fee	47
SECTION 4.04.	MV Cure Account	49
SECTION 4.05.	Priority of Payments	49
SECTION 4.06.	Payments Generally	50
SECTION 4.07.	Termination or Reduction of Financing Commitments	51

ARTICLE V
THE PORTFOLIO MANAGER

SECTION 5.01.	Appointment and Duties of the Portfolio Manager	52
SECTION 5.02.	Portfolio Manager Representations as to Eligibility Criteria; Etc	53
SECTION 5.03.	Indemnification	53

ARTICLE VI
REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01.	Representations and Warranties	54
SECTION 6.02.	Covenants of the Company and the Portfolio Manager	57
SECTION 6.03.	Amendments of Portfolio Investments, Etc	64

ARTICLE VII
EVENTS OF DEFAULT

ARTICLE VIII
COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01.	The Collateral Accounts; Agreement as to Control	67
SECTION 8.02.	Collateral Security; Pledge; Delivery	68
SECTION 8.03.	Capital Contributions	70

ARTICLE IX
THE AGENTS

SECTION 9.01.	Appointment of Administrative Agent and Collateral Agent	70
SECTION 9.02.	Additional Provisions Relating to the Collateral Agent and the Collateral Administrator	75

ARTICLE X
MISCELLANEOUS

SECTION 10.01.	Non-Petition; Limited Recourse	82
SECTION 10.02.	Notices	82
SECTION 10.03.	No Waiver	83
SECTION 10.04.	Expenses; Indemnity; Damage Waiver; Right of Setoff	83
SECTION 10.05.	Amendments	84
SECTION 10.06.	Successors; Assignments	85
SECTION 10.07.	Governing Law; Submission to Jurisdiction; Etc	87
SECTION 10.08.	Interest Rate Limitation	87
SECTION 10.09.	PATRIOT Act	88
SECTION 10.10.	Counterparts	88
SECTION 10.11.	Headings	88
SECTION 10.12.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	88
SECTION 10.13.	Confidentiality.	90
SECTION 10.14.	Judgment Currency.	90

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Schedules

Schedule 1	Transaction Schedule
Schedule 2	Contents of Notice of Acquisition
Schedule 3	Eligibility Criteria
Schedule 4	Concentration Limitations
Schedule 5	Initial Portfolio Investments
Schedule 6	Industry and Sector Classifications
Schedule 7	List of Disqualified Lenders

Exhibits

Exhibit A	Form of Request for Advance
Exhibit B	Form of Equity Commitment Letter
Exhibit C	Form of Acknowledgment of Capital Call Confirmation Package

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LOAN AND SECURITY AGREEMENT dated as of November 14, 2023 (this “Agreement”) among AOP II INVESTMENT HOLDINGS (L), LLC, as borrower (the “Company”); APOLLO ORIGINATION MANAGEMENT, L.P. (the “Portfolio Manager”); the Lenders party hereto; CITIBANK, N.A., in its capacity as collateral agent (in such capacity, the “Collateral Agent”), CITIBANK, N.A., in its capacity as securities intermediary (in such capacity, the “Securities Intermediary”); VIRTUS GROUP, LP, in its capacity as collateral administrator (in such capacity, the “Collateral Administrator”) and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Portfolio Manager and the Company wish for the Company to acquire and finance certain corporate loans and other corporate debt securities (the “Portfolio Investments”), all on and subject to the terms and conditions set forth herein.

Furthermore, the Company intends to enter into a Sale and Contribution Agreement (as amended, supplemented, replaced or otherwise modified from time to time, the “Sale Agreement”), dated on or about the date hereof, between the Company and the AOP II Origination Holdings (L), LLC (in such capacity, the “Seller”), pursuant to which the Company shall from time to time acquire Portfolio Investments from the Seller.

On the Effective Date, the Company wishes to acquire the Portfolio Investments listed on Schedule 5 hereto and to use proceeds from the initial Advance hereunder to acquire such Portfolio Investments.

On and subject to the terms and conditions set forth herein, JPMorgan Chase Bank, National Association (“JPMCB”), each other lender party hereto from time to time and each of their respective successors and permitted assigns (collectively, the “Lenders”) have agreed to make advances to the Company (“Advances”) hereunder to the extent specified on the transaction schedule attached as Schedule 1 hereto (the “Transaction Schedule”).

Accordingly, the parties hereto agree as follows:

Certain Defined Terms

“Account Control Agreement” means the Securities Account Control Agreement, dated as of November 14, 2023, among the Company, the Administrative Agent, the Collateral Agent and the Securities Intermediary.

“Additional Distribution Date” has the meaning set forth in Section 4.05.

“Adjusted Applicable Margin” means the stated Applicable Margin for Advances set forth on the Transaction Schedule plus 2% per annum.

“Administrative Agent” has the meaning set forth in the introductory section of this Agreement.

“Advances” has the meaning set forth in the introductory section of this Agreement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Company) at law or in equity, or before or by any Governmental Authority, whether pending, active or, to the Company or the Portfolio Manager’s knowledge, threatened in writing against or affecting the Company or the Portfolio Manager or their respective property that would reasonably be expected to result in a Material Adverse Effect.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person but, which shall not, with respect to the Company, include any Portfolio Investment Obligor. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliate Portfolio Investment” means, with respect to the Parent, any Portfolio Investment sold and/or contributed by the Parent to the Company pursuant to the Sale Agreement.

“Affiliate Purchased Investment Balance” means, as of any date of determination with respect to the Parent, an amount equal to (a) the aggregate principal balance of all Affiliate Portfolio Investments acquired by the Company from the Parent prior to such date minus (b) the aggregate principal balance of all Affiliate Portfolio Investments repurchased by the Parent or an Affiliate thereof or released to the Parent as a distribution prior to such date.

“Agent” has the meaning set forth in Section 9.01.

“Agent Business Day” means any day on which commercial banks settle payments in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City).

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Amendment” has the meaning set forth in Section 6.03.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company from time to time concerning or relating to bribery or corruption.

“Applicable Law” means, for any Person, all laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” has the meaning set forth in the Transaction Schedule.

“Applicable Non-USD Currency Cap” means, as of any date, (a) with respect to any Advances denominated in AUD, 5.0%, (b) with respect to any Advances denominated in GBP, 5.0% and (c) with respect to any Advances denominated in Euros, 5.0%.

“AR” has the meaning set forth in the definition of “Borrowing Base Test.”

“AUD” means Australian dollars.

“AUD Collection Account” means the AUD Interest Collection Account and the AUD Principal Collection Account, collectively.

“AUD Interest Collection Account” means the AUD-denominated account designated as the “AUD Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in AUD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“AUD Principal Collection Account” means the AUD-denominated account designated as the “AUD Principal Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Principal Proceeds denominated in AUD and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“AUD Screen Rate” means, for each Calculation Period relating to an Advance in AUD, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal to three months as displayed on page BBSY of the Reuters screen that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Calculation Period. If such rate is not available at such time for any reason, then the AUD Screen Rate for such Calculation Period shall be deemed to be the rate (which shall not be less than zero) at which AUD deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered in the Sydney interbank market in immediately available funds at such time (as determined by the Administrative Agent in its commercially reasonable discretion). Notwithstanding anything in the foregoing to the contrary, if the AUD Screen Rate as calculated for any purpose under this Agreement is below zero percent, the AUD Screen Rate will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day,(i) with respect to USD denominated Advances, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (ii) with respect to any AUD, Euro or GBP denominated Advances, the annual rate of interest announced from time to time by the Administrative Agent (or an affiliate thereof) in its commercially reasonable judgement as being its reference rate then in effect for determining interest rates on commercial loans made by it in Australia (with respect to Advances denominated in AUD), the United Kingdom (with respect to Advances denominated in GBP) or the Euro Zone (with respect to Advances denominated in Euros). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or a rate specified in clause (ii) above shall be effective from and including the effective date of such change. In the event that any applicable Base Rate is below zero percent at any time during the term of this Agreement, it shall be deemed to be zero percent until it exceeds zero percent again.

“Base Rate Advance” means, on any date of determination, any Advance denominated in any Eligible Currency that bears interest at the applicable Base Rate plus the Applicable Margin for Advances (or the Adjusted Applicable Margin, as applicable).

“BDC Entity” has the meaning set forth in the definition of “Guarantor”.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrowing Base Test” means a test that will be satisfied on any date of determination if the following is true:

Where:

AR = 57.5%; provided that at any time the Portfolio consists of Portfolio Investments (other than Ineligible Investments) that are issued by at least twenty (20) distinct Portfolio Investment Obligors, then “AR” shall be 60.0%.

“Business Day” means any day on which commercial banks are open in each of New York City and the city in which the corporate trust office of the Collateral Agent is located (which shall initially be New York City); provided that (i) with respect to any SONIA related provisions herein or the payment, calculation or conversion of amounts denominated in GBP, “Business Day” shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England, (ii) with respect to any provisions herein relating to the setting of EURIBOR or the payment, calculation or conversion of amounts denominated in Euros, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in London, England or which is not a TARGET2 Settlement Day and (iii) with respect to any AUD related provisions herein or the payment, calculation or conversion of amounts denominated in AUD, Business Day shall be deemed to exclude any day on which banks are required or authorized to be closed in Sydney, Australia.

“Calculation Period” means the quarterly period from and including the date on which the first Advance is made hereunder to but excluding the first Calculation Period Start Date following the date of such Advance and each successive quarterly period from and including a Calculation Period Start Date to but excluding the immediately succeeding Calculation Period Start Date (or, in the case of the last Calculation Period, if the last Calculation Period does not end on the last calendar day of March, June, September or December, the period from and including the related Calculation Period Start Date to but excluding the Maturity Date).

“Calculation Period Start Date” means the first calendar day of January, April, July and October of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in January 2024.

“Capital Call Confirmation Package” means, with respect to any Market Value Trigger Event and the Guarantor, the following documents, agreements and notices:

(i) a fully executed equity commitment letter, in the form of Exhibit B hereto, evidencing the commitment of the Guarantor to contribute cash to the Company by deposit directly to the MV Cure Account in an amount which, together with all other amounts available to effect such Market Value Cure in accordance with the definition of such term, will be sufficient to effect a Market Value Cure, no later than the date that is twelve (12) Business Days following the date on which the Company receives notice from the Administrative Agent of the occurrence of a Market Value Trigger Event;

(ii) a written notice from the Guarantor (A) containing representations, warranties and covenants by the Guarantor that (1) it has instructed the fund administrator to call capital from its limited partners in the aggregate amount specified therein, to be funded no later than the tenth (10th) calendar day following delivery of such capital call (or, if not a Business Day, the first Business Day thereafter); (2) the amount specified in the equity commitment letter of the Guarantor and the related capital call, together with all other amounts available to effect such Market Value Cure in accordance with the definition of such term, is at least equal to the amount necessary to effect a Market Value Cure; (3) the Guarantor will, within one Business Day of receipt of such proceeds of such capital contribution (or as soon as practicable thereafter but no later than the conclusion of the applicable Extended Cure Period), to fund directly into the applicable MV Cure Account the amount of such capital contribution; (4) such capital call has been made in compliance with the Guarantor’s organizational documents (including that the capital called from each of its limited partners is available for the purpose contemplated hereby) and (5) the Guarantor has uncalled capital in excess of current subscription line borrowings in an amount at least equal to the lesser of (a) the outstanding principal amount of the Advances and (b) 125% of the sum of (x) the amount required to effect a Market Value Cure plus (y) any liabilities of the Guarantor which the Guarantor is required to repay during the Market Value Cure Period (or is otherwise currently accrued and payable on a subsequent date at the time of such written notice from the Guarantor); (B) containing covenants by the Guarantor (i) not to rescind or modify such capital calls, (ii) not to permit any lien on such capital calls or the proceeds thereof (or, in the event there is a lien securing a subscription credit facility, the terms of such subscription credit facility permit application of such proceeds to effect such Market Value Cure), (iii) not to use the proceeds of such capital calls for any purpose other than being deposited into the MV Cure Account in accordance herewith and (iv) to immediately inform the Administrative Agent if it has received notice or has any other reason to believe that the relevant capital commitments will not be timely satisfied and (C) attaching a copy of the representative capital call notice (or, if the Final Close has occurred, an acknowledgment in the form of Exhibit C) issued to a limited partner and containing the aggregate amount of capital called from all limited partners; and

(iii) either (A) a written notice from the Guarantor that the Company is in compliance with Section 6.02(p)(i) and the financial statements delivered pursuant to Section 6.02(p)(i) fairly present, in accordance with GAAP, the financial condition of the Guarantor as of the date the Capital Call Confirmation Package is delivered is not materially different or (B) a copy of the most recent quarterly or annual financial statements for the Guarantor, together with a representation from the general partner of the Guarantor that such financial statements fairly present, in accordance with GAAP, the financial condition (as of the date thereof) of the Guarantor.

“Cash Equivalents” means, in respect of each USD-denominated Collateral Account, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least “A-1” from S&P or at least “P-1” from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than U.S.$1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than U.S.$5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (i) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) shall be deemed to have occurred after the date of this Agreement for purposes of this definition, regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means an event or series of events by which (A) the Guarantor or the Parent or their respective Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Company or to direct the management policies and decisions of the Company or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Company or (B) Apollo Origination Management, L.P. or its Affiliates shall cease to be the investment adviser of the Parent or the Guarantor.

“Charges” has the meaning set forth in Section 10.08.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning set forth in Section 8.02(a).

“Collateral Accounts” has the meaning set forth in Section 8.01(a).

“Collateral Administrator” has the meaning set forth in the introductory section of this Agreement.

“Collateral Agent” has the meaning set forth in the introductory section of this Agreement.

“Collateral Principal Amount” means on any date of determination (A) the aggregate principal balance of the Portfolio (including the unfunded balance on any Delayed Funding Term Loan or Revolving Loan) as of such date plus (B) the amounts on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds as of such date minus (C) the aggregate principal balance of all Ineligible Investments as of such date.

“Collection Accounts” means the USD Pass-Through Collection Account, the Interest Collection Accounts and the Principal Collection Accounts, collectively, in each case, as set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Commitment Increase Date” means the effective date (which shall be a Business Day) of an increase of the Financing Commitments in accordance with Section 2.06 pursuant to a Commitment Increase Request which the Administrative Agent (in its sole discretion) approves in writing (which may be by email).

“Commitment Increase Request” means, on any date during the Reinvestment Period, the request of the Company in writing (which may be by email) to the Administrative Agent and the Lenders for an increase of the Financing Commitments pursuant to Section 2.06.

“Company” has the meaning set forth in the introductory section of this Agreement.

“Concentration Limitation Excess” means, on any date of determination, without duplication, all or the portion of the principal amount of any Portfolio Investment (other than any Ineligible Investment) that exceeds any Concentration Limitation as of such date; provided that the Portfolio Manager shall select in its sole discretion which Portfolio Investment(s) constitute part of the Concentration Limitation Excess; provided further that, with respect to any Delayed Funding Term Loan or Revolving Loan, for the avoidance of doubt, the Portfolio Manager shall select any term Portfolio Investment from the same Portfolio Investment Obligor and/or any funded portion of the aggregate commitment amount of such Delayed Funding Term Loan or Revolving Loan, as applicable, before selecting any unfunded portion of such aggregate commitment amount; provided further that if the Portfolio Manager does not so select any Portfolio Investment(s), the applicable portion of the Portfolio Investment(s) determined by the Administrative Agent shall make up the Concentration Limitation Excess.

“Concentration Limitations” has the meaning set forth in Schedule 4.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Credit Risk Party” has the meaning set forth in Article VII.

“Currency Shortfall” has the meaning set forth in Section 4.06(b).

“Custodial Account” means, collectively, the USD Custodial Account and the Permitted Non-USD Custodial Account, in each case, as set forth on the Transaction Schedule, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Daily Simple SONIA” means, for each day during any Calculation Period, SONIA, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in consultation with the Company in accordance with the conventions for this rate selected or recommended by the SONIA Administrator for determining “Daily Simple SONIA” for business loans, as determined for such day at approximately 11:00 a.m., London time, on the immediately preceding Business Day. Notwithstanding anything in the foregoing to the contrary, if Daily Simple SONIA as calculated for any purpose under this Agreement is below zero percent, Daily Simple SONIA will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Debt Securities” means obligations (other than Loans) evidenced by bonds.

“Default” has the meaning set forth in Section 1.03.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the Portfolio Investment Obligor pursuant to the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Portfolio Investment Obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the Portfolio Investment Obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1) except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to this Agreement or an Account Control Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2) in the case of each general intangible, by notifying the Portfolio Investment Obligor thereunder of the security interest of the Collateral Agent;

(3) in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or another State of the United States that has adopted Articles 8 and 9 of the Uniform Commercial Code (the State of New York and any such other State, a “UCC State”) or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in a UCC State, and (II) to then authenticate a record acknowledging that it holds possession of such Possessory Collateral for the benefit of the Collateral Agent or (B)(I) to authenticate a record acknowledging that it will take possession of such Possessory Collateral for the benefit of the Collateral Agent and (II) to then acquire possession of such Possessory Collateral in a UCC State;

(4) in the case of any account which constitutes a “deposit account” under Article 9 of the UCC, by causing the Securities Intermediary to continuously identify in its books and records the security interest of the Collateral Agent in such account and, except as may be expressly provided herein to the contrary, establishing dominion and control over such account in favor of the Collateral Agent; and

(5) in all cases, by filing or causing the filing of a financing statement with respect to such Collateral with the Delaware Secretary of State.

“Designated Email Notification Address” means aopfinanceteam@apollo.com; provided that the Company may, upon at least five (5) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address; provided further that if an Event of Default shall have occurred and be continuing or a Market Value Event shall have occurred, the Company may, no more than once per calendar quarter upon at least thirty (30) days’ written notice to the Administrative Agent, each Lender, the Collateral Administrator and the Collateral Agent, designate any other email address as the Designated Email Notification Address.

“Designated Independent Dealer” means J.P. Morgan Securities LLC; provided that, so long as no Market Value Event shall have occurred and no Event of Default shall have occurred and be continuing, the Portfolio Manager may, upon at least five (5) Business Days’ written notice to the Administrative Agent, the Collateral Administrator and the Collateral Agent, designate another Independent Dealer as the Designated Independent Dealer.

“Disqualified Lender” means (i) any insurance company, (ii) (a) any person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) primarily engaged in the business of private investment management as a business development company, mezzanine fund, private debt fund, hedge fund or private equity fund, which is in direct competition with the Company or the Portfolio Manager, or any affiliate thereof that is an investment advisor, (b) any person controlled by, or controlling, or under common control with, or which is a sponsor of, a person referred to in clause (a) above, or (c) any person for which a person referred to in clause (a) above serves as an investment advisor with discretionary investment authority (in each case, excluding an affiliate of the related assignor, a broker-dealer or a bank) and (iii) each person identified on Schedule 7 hereto; provided that (x) if any Lender provides notice of its intention to assign its interest in all or a portion of its Financing Commitment, the Portfolio Manager may, within ten (10) Business Days following delivery of such notice, modify the identity of one or more of the Disqualified Lenders designated under this clause (iii) by written notice to the Administrative Agent (including via email) and such list will thereupon be deemed to be amended to reflect such modification without any further action by any party, (y) if any such modification is made as set forth in subclause (x) above, no further modification to the list of Disqualified Lenders under this clause (iii) may be made for a period of six (6) calendar months following the date of such notice from the Portfolio Manager (regardless of whether the same Lender or any other Lender provides notice of a subsequent assignment in whole or in part during such six (6) month period) and (z) the list of Disqualified Lenders under this clause (iii) shall not at any time be comprised of more than five (5) Disqualified Lenders.

“Dollar Equivalent” means, with respect to any Advance denominated in a Permitted Non-USD Currency, the amount of USD that would be required to purchase the amount of such Permitted Non-USD Currency of such Advance using the reciprocal foreign exchange rates obtained as described in the definition of the term Spot Rate.

“EBITDA” means with respect to any period and any Portfolio Investment, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Underlying Instruments for such Portfolio Investment; provided that in the event that such term is not so defined, an amount, for the related Portfolio Investment Obligor and any of its parents or subsidiaries that are obligated with respect to such Portfolio Investment pursuant to its Underlying Instruments (determined on a consolidated basis without duplication in accordance with GAAP or IFRS, as applicable), equal to earnings from continuing operations for such period plus (i) interest expense, (ii) income taxes, (iii) depreciation, (iv) amortization, (v) to the extent expressly approved by the Administrative Agent on a Portfolio Investment by Portfolio Investment basis, any other non-cash charges and organization costs, extraordinary losses in accordance with GAAP or IFRS, one-time, non-recurring non-cash charges and costs and expenses reducing earnings, other extraordinary non-recurring costs and expenses for such period (to the extent deducted in determining earnings from continuing operations for such period), and (vi) any reasonably identifiable and factually supportable “run rate” cost savings operating improvements, operating expense reductions and synergies that are projected by the borrower of such Portfolio Investment in good faith related to any applicable acquisition, merger or other corporate combinations, provided that such amounts added back under this clause (vi) shall not exceed 20% of EBITDA for any relevant period and are reasonably anticipated to result from actions taken or to be taken within 12 months after the consummation of any change resulting in such add backs.

“Effective Date” has the meaning set forth in Section 2.04.

“Eligibility Criteria” has the meaning set forth in Section 1.03.

“Eligible Currency” means USD and each Permitted Non-USD Currency.

“Eligible Investments” has the meaning set forth in Section 4.01.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary, as applicable, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, 430 or 431 of the Code).

“ERISA Event” means that (1) any of the assets of the Company or any Subsidiary are deemed to constitute “plan assets” within the meaning of the Plan Asset Rules, (2) any of the Company, any Subsidiary or any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to any Plan or any ERISA Affiliate has any material liability with respect to any Plan or (3) any of the Company or any Subsidiary has any material liability with respect to any Plan.

“EUR Collection Account” means the EUR Interest Collection Account and the EUR Principal Collection Account, collectively.

“EUR Interest Collection Account” means the EUR-denominated account designated as the “EUR Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in EUR and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“EUR Principal Collection Account” means the EUR-denominated account designated as the “EUR Principal Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Principal Proceeds denominated in EUR and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“EURIBOR” means, for each Calculation Period relating to an Advance in Euros, the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) displayed on Reuters Screen EURIBOR01 on the Bloomberg Financial Markets Commodities News (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the Euro in the Euro Zone) at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period, as the rate for Euro deposits with a maturity of three months. If such rate is not available at such time for any reason, then EURIBOR for such Calculation Period shall be the rate (which shall not be less than zero) at which Euro deposits in an amount corresponding to the amount of such Advance and for the applicable maturity are offered by the principal Brussels office of the Administrative Agent in immediately available funds in the Euro Zone interbank market at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Calculation Period. Notwithstanding anything in the foregoing to the contrary, if EURIBOR as calculated for any purpose under this Agreement is below zero percent, EURIBOR will be deemed to be zero percent for such purpose until such time as it exceeds zero percent again.

“Euro” or “€” means the lawful currency of Participating Member States.

“Event of Default” has the meaning set forth in Article VII.

“Excess Interest Proceeds” means, at any time of determination, the excess of (1) amounts then on deposit in the Collateral Accounts representing Interest Proceeds over (2) the projected amount required to be paid pursuant to Section 4.05(a) and (b) on the next Interest Payment Date, the next Additional Distribution Date or the Maturity Date, as applicable, in each case, as determined by the Company in good faith and in a commercially reasonable manner and verified by the Administrative Agent in the manner set forth in the definition of the term “Permitted Distribution”.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Financing Commitment or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Financing Commitment or Advance or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(f), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party’s failure to comply with Section 3.03(f) or (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extended Cure Period” has the meaning set forth in the definition of “Market Value Cure Period”.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, similar or related non-U.S. law that corresponds to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Final Close” means an event that shall occur upon the delivery of written notice (which may be by email) by the Portfolio Manager to the Administrative Agent that the “Final Close” has occurred and the BDC Entity has become a wholly owned subsidiary of the Ultimate Parent.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender’s name on the Transaction Schedule.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.

“GBP” and “£” mean British Pounds.

“GBP Collection Account” means the GBP Interest Collection Account and the GBP Principal Collection Account, collectively.

“GBP Interest Collection Account” means the GBP-denominated account designated as the “GBP Interest Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Interest Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“GBP Principal Collection Account” means the GBP-denominated account designated as the “GBP Principal Collection Account” established by the Securities Intermediary and set forth in the related Permitted Non-USD Currency Account Opening Notice for the deposit of Principal Proceeds denominated in GBP and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor Covenants” means the covenants specified in Section 10(k) of the Guaranty.

“Guarantor” means (i) prior to the Final Close, Apollo Origination Partnership II (Levered AIV), L.P. (the “Ultimate Parent”) and (ii) on and after the Final Close and subject to an assignment of the Ultimate Parent’s rights as Guarantor in accordance with Section 12 of the Guaranty, Apollo Origination II (L) Capital Trust (the “BDC Entity”).

“Guaranty” means the New York law governed Guaranty by and among the Guarantor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Administrative Agent.

“IFRS” means the international financial reporting standards of the International Accounting Standards Board (or any successor organization) in the effect from time to time.

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as contractual surety and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss. Notwithstanding the foregoing, “Indebtedness” shall not include a commitment arising in the ordinary course of business to purchase a future Portfolio Investment in accordance with the terms of this Agreement.

“Indemnified Person” has the meaning specified in Section 5.03.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under this Agreement and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Independent Dealer” means any of the following (as such list may be revised from time to time by mutual agreement of the Company and the Administrative Agent): Bank of America/BofA Securities, Inc., Barclays Bank, BNP Paribas, Citibank, Deutsche Bank, Goldman Sachs, Morgan Stanley, UBS and any Affiliate of any of the foregoing, but in no event including the Company or any Affiliate of the Company.

“Ineligible Investment” means any Portfolio Investment that fails, at any time, to satisfy the Eligibility Criteria; provided that with respect to any Portfolio Investment for which the Administrative Agent has waived one or more of the criteria set forth on Schedule 3, the Eligibility Criteria in respect of such Portfolio Investment shall be deemed not to include such waived criteria at any time after such waiver and such Portfolio Investment shall not be considered an “Ineligible Investment”

by reason of its failure to meet such waived criteria; provided further that any Portfolio Investment (other than an Initial Portfolio Investment) which has not been approved by the Administrative Agent pursuant to Section 1.02 on or prior to its Trade Date will be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved; provided further that any Participation Interest that has not been elevated to an absolute assignment on or prior to the 45th calendar day following the Effective Date (or, if the Company (or the Portfolio Manager on its behalf) has, in the reasonable judgement of the Administrative Agent, used commercially reasonable efforts to effect such elevation within such 45 calendar day period and has been unable to do so, the 60th calendar day following the Effective Date) shall constitute an Ineligible Investment until the date on which such elevation has occurred.

“Information” means all information received from the Company or any Affiliate thereof relating to the Company or its business or any Portfolio Investment Obligor in connection with the transactions contemplated by this Agreement.

“Initial Portfolio Investments” means the Portfolio Investments listed in Schedule 5.

“Interest Collection Account” means, collectively, the AUD Interest Collection Account, the GBP Interest Collection Account, the EUR Interest Collection Account and the USD Interest Collection Account, in each case, as set forth on the Transaction Schedule, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Interest Payment Date” means the fifth (5th) Business Day after the last day of each Calculation Period.

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account, the Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning set forth in the introductory section of this Agreement.

“Legal Reservations” means any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions supplied to the Administrative Agent as a condition precedent under this Agreement on or before the date of this Agreement.

“Lender Participant” has the meaning set forth in Section 10.06(c).

“Lenders” has the meaning set forth in the introductory section of this Agreement.

“Leverage Ratio” with respect to any Portfolio Investment other than a Recurring Revenue Loan, the meaning of “Leverage Ratio” (for such applicable lien or level within the capital structure) or any comparable definition relating to indebtedness in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments; provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Leverage Ratio will be calculated on a consolidated basis for the applicable Portfolio Investment Obligor and its consolidated affiliates, without duplication, as the ratio of (a) indebtedness for borrowed money (for such applicable lien or level within the capital structure) in accordance with GAAP or IFRS, as applicable, to (b) EBITDA as determined by the Administrative Agent in its commercially reasonable judgement (and notified to the Collateral Administrator).

“Liabilities” has the meaning set forth in Section 5.03.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any obligation for the payment or repayment of borrowed money that is documented by a term loan agreement or other similar credit agreement.

“Loan Documents” means this Agreement, the Sale Agreement, the Account Control Agreement, the Guaranty, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered in connection with the commercial lending facility made available hereunder and any additional documents delivered in connection with any such amendment, supplement or modification.

“LTV Ratio” means, on any date of determination, an amount (expressed as a percentage) equal to (A) Net Advances divided by (B) the Net Asset Value, in each case, as of such date.

“Margin Stock” has the meaning provided such term in Regulation U of the Board of Governors of the Federal Reserve Board.

“Market Value” means, on any date of determination, (i) with respect to any Senior Secured Loan or Second Lien Loan, the average indicative bid-side price (expressed as a percentage) determined by LoanX or Markit Group Limited (or, if the Administrative Agent determines in good faith and in a commercially reasonable manner that such bid price is not available or is not indicative of the actual current market value, the market value of such Senior Secured Loan or Second Lien Loan as determined by the Administrative Agent in good faith and in a commercially reasonable manner), (ii) with respect to any Debt Security, the average indicative bid-side price for such Debt Security as reported by TRACE (or, if the Administrative Agent determines in its sole discretion that such price is not available or is not indicative of the actual current market value, the market value of such Debt Security as determined by the Administrative Agent in good faith and in a commercially reasonable manner) and (iii) with respect to any other Portfolio Investment, the market value of such Portfolio Investment as determined by the Administrative Agent in good faith and in a commercially reasonable manner, in each case, expressed as a percentage of par.

So long as no Market Value Event has occurred or no Event of Default has occurred and is continuing, the Portfolio Manager shall have the right to initiate a dispute of the Market Value of certain Portfolio Investments as set forth below; provided that the Portfolio Manager provides the executable bid or valuation set forth below no later than 12:00 p.m. New York City time on the Business Day immediately following the related date of determination; provided, further, that with respect to each Portfolio Investment, the Portfolio Manager may not initiate a dispute of the Market Value thereof until the earlier of (x) the date that is six (6) months following the Trade Date of such Portfolio Investment and (y) the date on which the Administrative Agent provides a Market Value with respect to such Portfolio Investment that is lower than the Market Value of such Portfolio Investment on the Trade Date of such Portfolio Investment. Notwithstanding the immediately preceding proviso, the Portfolio Manager may provide a valuation of such Portfolio Investment and submit evidence of such valuation to the Administrative Agent, which the Administrative Agent will consider in its sole discretion.

If the Portfolio Manager disputes the determination of Market Value with respect to any Portfolio Investment whose Market Value is not determined by the Administrative Agent using Markit Group Limited or LoanX, Inc., the Portfolio Manager may, with respect to up to three such Portfolio Investments in each calendar quarter and subject to the limitations set forth in the immediately preceding paragraph, engage a Nationally Recognized Valuation Provider, at the expense of the Company, to provide a valuation of the applicable Portfolio Investments and submit evidence of such valuation to the Administrative Agent. With respect to any Portfolio Investment whose Market Value is determined by the Administrative Agent using Markit Group Limited or LoanX, Inc., the Portfolio Manager may, at the expense of the Company and subject to the limitations set forth in the immediately preceding paragraph, obtain a written executable bid from an Independent Dealer for the full principal amount (or, in the case of a Portfolio Investment with a par amount greater than $10,000,000, such executable bid shall be for at least two-thirds of the par amount of such Portfolio Investment) of such Portfolio Investment and submit evidence of such bid to the Administrative Agent.

The market value of any Portfolio Investment determined in accordance with the immediately preceding paragraph will be the Market Value for the applicable Portfolio Investment from and after (but not earlier than) the Business Day following receipt of notice of such executable bid or valuation is received by the Administrative Agent until the Administrative Agent has made a good faith and commercially reasonable determination that the Market Value of such Portfolio Investment has changed, in which case the Administrative Agent may determine another Market Value (in accordance with this definition of Market Value).

Notwithstanding anything to the contrary herein, (A) the Market Value for any Portfolio Investment shall not be greater than the par amount thereof, (B) the Market Value of any Ineligible Investment shall be deemed to be zero, (C) the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Portfolio Manager from any Independent Dealer if, in the Administrative Agent’s good faith judgment: (i) such Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investment or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for such Portfolio Investment, as reasonably determined by the Administrative Agent; or (ii) such firm bid or such firm offer is not bona fide, including due to the insolvency of the Independent Dealer and (D) no valuation provided by a Nationally Recognized Valuation Provider shall be effective unless it is in form and substance reasonably acceptable to the Administrative Agent and takes into account factors commonly used by market participants in conducting valuation processes, including without limitation (i) industry and comparable company analysis, (ii) market yield assumptions, (iii) credit fundamentals, cyclical nature, and outlook of the business of the Portfolio Investment Obligor; and (iv) historical material debt-financed acquisitions consummated by the Portfolio Investment Obligor; provided that, for purposes of determining whether a valuation provided by a Nationally Recognized Valuation Provider is reasonably acceptable to it, the Administrative Agent shall take into account the fact that such valuation includes the factors set forth in clauses (D)(i) through (iv) above. If a valuation provided by a Nationally Recognized Valuation Provider is comprised of a range of valuations, the valuation for purposes of this paragraph shall be equal to the mean of the highest and lowest valuations in such range.

The Administrative Agent shall notify the Company, the Portfolio Manager and the Collateral Administrator in writing of the then-current Market Value of each Portfolio Investment in the Portfolio on a monthly basis or upon the reasonable request of the Portfolio Manager (but no more frequently than 3 requests per calendar month). Any notification from the Administrative Agent to the Company that the events set forth in clause (A)(i) of the definition of the term Market Value Event have occurred and are continuing shall be accompanied by a written statement showing the then-current Market Value of each Portfolio Investment.

“Market Value Cure” means, on any date of determination, (i) with the consent of the Administrative Agent, the contribution by the Parent of additional Portfolio Investments and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof, (ii) the contribution by the Guarantor of cash to the Company and the Delivery thereof by the Company to the Collateral Agent pursuant to the terms hereof (which amounts shall be deposited in the MV Cure Account or deposited into the Principal Collection Account for application pursuant to clause (iv) below), (iii) the sale by the Company of one or more Portfolio Investments in accordance with the requirements of this Agreement, (iv) the prepayment by the Company of an aggregate principal amount of Advances (together with accrued and unpaid interest thereon) or (v) any combination of the foregoing clauses (i), (ii), (iii) and (iv), in each case during the Market Value Cure Period, at the option of the Portfolio Manager, and in an amount such that immediately after giving effect to all such actions the Net Advances are less than the product of (a) Net Asset Value and (b) the Market Value Cure Level; provided that, any Portfolio Investment contributed to the Company in connection with the foregoing must meet all of the applicable Eligibility Criteria (unless otherwise consented to by the Administrative Agent) and the Concentration Limitations shall be satisfied immediately after such contribution (or, if not satisfied, the level of non-compliance shall be maintained or improved). In connection with any Market Value Cure, a Portfolio Investment shall be deemed to have been contributed to the Company if there has been a valid, binding and enforceable contract for the assignment of such Portfolio Investment to the Company and, in the reasonable judgment of the Portfolio Manager, such assignment will settle within the Required Settlement Time. The Portfolio Manager shall use its commercially reasonable efforts to effect any such assignment within such time period.

“Market Value Cure Failure” means the failure by the Company to effect a Market Value Cure as set forth in the definition of such term.

“Market Value Cure Level” has the meaning set forth in the Transaction Schedule.

“Market Value Cure Period” means the period commencing on the Business Day on which the Portfolio Manager receives notice from the Administrative Agent (which if received after 2:00 p.m., New York City time, on any Business Day, shall be deemed to have been received on the next succeeding Business Day) of the occurrence of a Market Value Trigger Event and ending at the close of business in New York two (2) Business Days thereafter; provided that in the event the Company delivers a Capital Call Confirmation Package satisfactory to the Administrative Agent in its sole discretion within such two (2) Business Day period, then the Market Value Cure Period shall be extended to the close of business twelve (12) Business Days following the occurrence of such Market Value Trigger Event (each, an “Extended Cure Period”); provided, further, that if the Company, the Portfolio Manager or the Guarantor become aware that any portion of the requested capital contribution under such Capital Call Confirmation Package will not be timely made within the applicable Extended Cure Period, then the Company, the Portfolio Manager or the Guarantor, as applicable, shall provide the Administrative Agent notice thereof as soon as reasonably practical (but no later than one (1) Business Day) and the Market Value Cure Period shall end on the earlier of (i) two (2) Business Days following the date the Company becomes so aware and (ii) the conclusion of the applicable Extended Cure Period.

“Market Value Event” means (A) the occurrence of both of the following events (i) a Market Value Trigger Event and (ii) a Market Value Cure Failure or (B) if in connection with any Market Value Cure, a Portfolio Investment sold, contributed or deemed to have been contributed to the Company shall fail to settle within the Required Settlement Time.

“Market Value Trigger” has the meaning set forth in the Transaction Schedule.

“Market Value Trigger Event” means an event that shall have occurred if the Administrative Agent has determined and notified the Portfolio Manager in writing (which may be by email) as of any date that the Net Advances exceed the product of (a) the Net Asset Value and (b) the Market Value Trigger.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company, the Parent, the Seller, the Portfolio Manager or, to the extent the Guaranty is in effect, the Guarantor, (b) the ability of the Company, the Parent, the Seller, the Guarantor or the Portfolio Manager to perform its obligations under this Agreement or any of the other Loan Documents, as applicable, or (c) the rights of or benefits available to the Agents or the Lenders under this Agreement or any of the other Loan Documents.

“Material Amendment” means any amendment, modification or supplement to this Agreement that (i) increases the Financing Commitment of any Lender, (ii) reduces the principal amount of any Advance or reduces the rate of interest thereon, or reduces any fees payable to a Lender hereunder, (iii) postpones the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any other amounts payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the scheduled date of expiration of any Financing Commitment, (iv) changes any provision in a manner that would alter the pro rata sharing of payments required hereby or (v) changes any of the provisions of this definition or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder.

“Maturity Date” means the date that is the earliest of (1) the Scheduled Termination Date set forth on the Transaction Schedule, (2) the date on which the Secured Obligations become due and payable upon the occurrence of an Event of Default under Article VII and the acceleration of the Secured Obligations, (3) the date on which the principal amount of the Advances is irrevocably reduced to zero as a result of one or more prepayments and the Financing Commitments are irrevocably terminated and (4) the date after a Market Value Event on which all Portfolio Investments have been sold and the proceeds therefrom have been received by the Company.

“Maximum Rate” has the meaning set forth in Section 10.08.

“Mezzanine Obligation” means a Portfolio Investment which is unsecured, subordinated debt of the Portfolio Investment Obligor.

“Minimum Funding Amount” means, on any date of determination, the amount set forth in the table below; provided that, on and after any Commitment Increase Date, the Minimum Funding Amount shall be (x) for the period of three months following the date of such increase, the amount set forth in the last row below plus 50% of the increase in the Financing Commitment resulting from the Commitment Increase Request and (y) thereafter, the amount set forth in the last row below of the aggregate Financing Commitments (as determined after giving effect to such increase in the Financing Commitment):

Period Start Date	Period End Date	Minimum Funding Amount (% of Financing Commitment)
Effective Date	February 14, 2024	0
February 15, 2024	May 14, 2024	10
May 15, 2024	August 14, 2024	30
August 15, 2024	November 14, 2024	50
November 15, 2024	Last day of the Reinvestment Period	80

“MV Cure Account” means the account established by the Securities Intermediary in accordance with Section 8.01 and designated as the “MV Cure Account” and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Houlihan Lokey, (iv) Kroll, Inc., (v) Alvarez & Marsal and (vi) Citrin Cooperman; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent (with the consent of the Company and the Portfolio Manager); provided, further, that the Administrative Agent (with the consent of the Company and the Portfolio Manager) may remove any provider from this definition and the Company (with the consent of the Administrative Agent) may remove any provider from this definition, in either case, so long as, after giving effect to such removal, there are at least three providers designated pursuant to this definition.

“Net Advances” means, on any date of determination, the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product, for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan or a Revolving Loan of (x) the Market Value of such Portfolio Investment (both owned and in respect of which there is an outstanding Purchase Commitment that has traded but has not settled other than Portfolio Investments for which clause (2) of the proviso hereto is applicable)

multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account (each including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within the Required Settlement Time and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes.

“New York Collateral” has the meaning set forth in the definition of Deliver.

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on, the earlier to occur of (i) the date on which a Non-Call Termination Event occurs and (ii) November 14, 2025.

“Non-Call Termination Event” means an event that occurs at any time during the Non-Call Period if (a) JPMorgan Chase Bank, National Association or its Affiliate ceases to act as Administrative Agent, (b) the Company has properly delivered at least ten (10) Notices of Acquisition over the course of the prior twelve (12) calendar months (not including Notices of Acquisition for which final credit agreements and non-redacted investment committee memos pursuant to Schedule 2 were not provided), so long as (i) each such Notice of Acquisition relates to an asset that has credit characteristics that are substantially similar to the credit characteristics of the Initial Portfolio Investments and would satisfy the Eligibility Criteria, (ii) the Portfolio Investments would have satisfied the Concentration Limitations if such Portfolio Investments were approved, and (iii) the Administrative Agent has affirmatively rejected (or has failed to approve within 10 Business Days after such request) at least 50% of such approval requests or (c) the Administrative Agent or any Lender makes a claim for increased costs or indemnity pursuant to Section 3.01(f) or Section 3.03(e). For purposes of this definition, the Company shall be deemed to have delivered a Notice of Acquisition with respect to each individual Initial Portfolio Investment.

“Notice of Acquisition” has the meaning set forth in Section 1.02(a).

“Optional Termination Date” means the date of any voluntary termination of Financing Commitments (in whole or in part) by the Company in accordance with Section 4.07(a). For the avoidance of doubt, the date of a termination of Financing Commitments (in whole or in part) pursuant to any other clause of Section 4.07 shall not constitute an Optional Termination Date.

“Other Connection Taxes” means, with respect to any Secured Party, Taxes imposed as a result of a present or former connection between such Secured Party and the jurisdiction imposing such Tax (other than connections arising from such Secured Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.01(f)) and (ii) to the extent that such stamp, court or documentary, intangible, mortgage, recording, filing or similar Tax becomes payable upon a registration made by any party, including the Agent, any Lender or any Lender Agent, if such registration is not required to enforce the rights of such party or obligations of any party under a Loan Document.

“Parent” means AOP II Origination Holdings (L), LLC, a Delaware limited liability company.

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Participation Interest” means a participation interest in a Loan or a Debt Security.

“PATRIOT Act” has the meaning set forth in Section 2.04(f).

“Payment” has the meaning set forth in Section 9.03(a).

“Payment Notice” has the meaning set forth in Section 9.03(b).

“Permitted Distribution” means, on any Business Day, distributions of (x) Excess Interest Proceeds (at the discretion of the Company) to the Parent (or other permitted equity holders of the Company or the Portfolio Manager in respect of any fees and expenses payable to the Portfolio Manager by the Company) and/or (y) following the Ramp-Up Period and during the Reinvestment Period only, Principal Proceeds (at the discretion of the Company) to the Parent (or other permitted equity holders of the Company or the Portfolio Manager in respect of any fees and expenses payable to the Portfolio Manager by the Company); provided that amounts may be distributed pursuant to this definition only so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) no Market Value Event shall have occurred (or would occur after giving effect to such Permitted Distribution), (iii) the Borrowing Base Test is satisfied (and will be satisfied after giving effect to such Permitted Distribution), (iv) the Company gives at least two (2) Business Days’ prior written notice thereof to the Administrative Agent, the Collateral Agent and the Collateral Administrator, (v) not more than three Permitted Distributions are made in any single Calculation Period, (vi) the Company pays to the Lenders on the date of such Permitted Distribution all accrued and unpaid interest on the Advances as of the date of such Permitted Distribution, (vii) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account to pay outstanding amounts due or payable pursuant to Section 4.05(a) and (b) hereof on the next Interest Payment Date after giving effect to such distribution and (viii) the Company and the Administrative Agent confirm in writing (which may be by email) to the Collateral Agent and the Collateral Administrator that the conditions to a Permitted Distribution set forth herein are satisfied.

“Permitted Lien” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which adequate reserves in accordance with GAAP have been provided on the books of such Person so long as any such Lien could not reasonably be expected to subject the Collateral to forfeiture or material loss, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens granted pursuant to or by the Loan Documents, (d) judgement Liens not constituting an Event of Default hereunder, (e) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements, (f) with respect to collateral underlying any Portfolio Investment, the Lien in favor of the Company herein and Liens permitted under the underlying instruments related to such Portfolio Investment, (g) as to any agented Portfolio Investment, Liens in favor of the agent on behalf of all the lenders to the related obligor, (h) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (x) attach only to the securities (or proceeds) being purchased or sold and (y) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with financing and (i) as to any loan underlying a Participation Interest, Liens that will be released simultaneously with the execution and delivery of the applicable Sale Agreement pursuant to which such Participation Agreement is acquired by the Company.

“Permitted Non-USD Currency” means AUD, Euros and/or GBP.

“Permitted Non-USD Currency Account Opening Notice” has the meaning specified in Section 8.01(b).

“Permitted Non-USD Currency Accounts” means the Permitted Non-USD Currency Custodial Accounts, the Permitted Non-USD Currency Interest Collection Accounts and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Collection Accounts” means the Permitted Non-USD Currency Interest Collections Account and the Permitted Non-USD Currency Principal Collection Accounts, collectively.

“Permitted Non-USD Currency Custodial Account” means the account established by the Securities Intermediary to which Portfolio Investments, Eligible Investments and other financial assets denominated in any Permitted Non-USD Currency may be credited, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Equivalent” means, with respect to any amount in USD, the amount of any Permitted Non-USD Currency that could be purchased with such amount of USD using the reciprocal foreign exchange rate(s) obtained as described in the definition of the term Spot Rate.

“Permitted Non-USD Currency Interest Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Interest Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Non-USD Currency Principal Collection Accounts” means, collectively, the accounts established by the Securities Intermediary in respect of each Permitted Non-USD Currency for the deposit of Principal Proceeds denominated in such Permitted Non-USD Currency and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Permitted Working Capital Lien” has meaning set forth in the definition of “Senior Secured Loan”.

“Person” means any natural person, corporation, partnership, exempted limited partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA maintained or contributed to by the Company or any ERISA Affiliate.

“Plan Asset Rules” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA.

“Portfolio” means all Portfolio Investments Purchased hereunder and not otherwise sold or liquidated.

“Portfolio Investment Material Event” means (i) any default in respect of a Portfolio Investment as a result of (A) a failure to make any payment of principal or interest due thereunder, (B) a breach of any financial covenant applicable thereto, (C) a bankruptcy or insolvency event thereunder, (D) a failure to perfect or maintain the perfection of any security interest or lien granted thereunder with respect to a material portion of the collateral thereunder or (E) a change of control event thereunder; (ii) any acceleration of indebtedness under a Portfolio Investment in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in such Underlying Instruments) or (iii) any other event or circumstance with respect to a Portfolio Investment or the related Portfolio Investment Obligor that is (in the determination of the Company or the Portfolio Manager taking into account the circumstances at the time that the Company or the Portfolio Manager receives notice of such event or circumstance) material to the credit quality of the Portfolio Investment or the creditworthiness of the related Portfolio Investment Obligor.

“Portfolio Investment Obligor” means, with respect to any Portfolio Investment, the borrower or obligor thereof.

“Portfolio Investments” has the meaning set forth in the introductory section of this Agreement.

“Portfolio Manager” has the meaning set forth in the introductory section of this Agreement.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Collection Account” means, collectively, the AUD Principal Collection Account, the GBP Principal Collection Account, the EUR Principal Collection Account and the USD Principal Collection Account, in each case, set forth on the Transaction Schedule, and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account (other than amounts on deposit in the Unfunded Exposure Account in excess of the Unfunded Exposure Shortfall Amount, which shall constitute Principal Proceeds).

“Priority of Payments” has the meaning set forth in Section 4.05.

“Proceeding” has the meaning set forth in Section 10.07(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchase” means each acquisition of a Portfolio Investment hereunder, including, for the avoidance of doubt, by way of acquisition of a Participation Interest pursuant to any Sale Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Ramp-Up Period” means the period from and including the Effective Date to, but excluding, August 14, 2024.

“Recurring Revenue Loan” means a Loan underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues, including, without limitation, software as a service subscription revenue, and designated as a Recurring Revenue Loan by the Administrative Agent.

“Reference Rate” means (i) with respect to Advances denominated in USD and related calculations, the Term SOFR Rate, (ii) with respect to Advances denominated in AUD and related calculations, the AUD Screen Rate, (iii) with respect to Advances denominated in GBP and related calculations, Daily Simple SONIA and (iv) with respect to Advances denominated in Euros and related calculations, EURIBOR. The Reference Rate shall be determined by the Administrative Agent (and notified to the Collateral Administrator), and such determination shall be conclusive absent manifest error.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) November 16, 2026, (ii) the date on which a Market Value Event occurs, (iii) the date on which the Administrative Agent terminates the Financing Commitments and/or declares the Secured Obligations to be due and payable following the occurrence of an Event of Default occurs and (iv) if and when defined or otherwise provided for in the constituent documents of the Parent, the date of the termination of the “Reinvestment Period” (or other similar term and/or provision therein, if any) of the Parent.

“Related Parties” has the meaning set forth in Section 9.01.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means Lenders holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.

“Required Settlement Time” means, with respect to the acquisition (whether by purchase or contribution) or sale of any Portfolio Investment (i) in the case of a Loan, within twenty (20) Business Days from the related Trade Date thereof, (ii) in the case of a Debt Security, within three (3) Business Days (or such longer period of time agreed to by the Administrative Agent in its sole discretion) from the related Trade Date thereof and (iii) in the case of any other Portfolio Investment, within three (3) Business Days from the related Trade Date thereof (or, in each case, such later time as may be agreed by the Administrative Agent in its sole discretion).

“Responsible Officer” means (i) with respect to the Collateral Agent or the Securities Intermediary, any officer of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and in each case having direct responsibility for the administration of this Agreement, (ii) with respect to the Collateral Administrator, any officer thereof customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement, (iii) with respect to the Portfolio Manager, whether acting for itself, the Company or the Parent, the Chief Executive Officer, Chief Financial Officer, or any other director, officer or employee of the sole member of the general partner of the Portfolio Manager that is responsible for or otherwise materially involved in the administration or collection of the Portfolio Investments or having direct responsibility for the administration of this Agreement or (iv) with respect to the Company, any Responsible Officer of the Portfolio Manager set forth in clause (iii) above.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.

“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto.

“Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sale Agreement” has the meaning set forth in the introductory section of this Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority.

“Scheduled Termination Date” has the meaning set forth in the Transaction Schedule.

“Second Lien Loan” means a Loan that (i) is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the Loan (including based on enterprise value) on or about the time of origination or acquisition by the Company equals or exceeds the outstanding principal balance thereof plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by the same collateral.

“Secured Obligation” has the meaning set forth in Section 8.02(a).

“Secured Party” has the meaning set forth in Section 8.02(a).

“Securities Intermediary” has the meaning set forth in the introductory section of this Agreement.

“Seller” has the meaning set forth in the introductory section of this Agreement.

“Senior Secured Loan” means any Loan, that (i) is not (and is not expressly permitted by its terms to become) subordinate in right of payment to any obligation of the Portfolio Investment Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings (other than pursuant to a Permitted Working Capital Lien and customary waterfall provisions contained in the applicable Underlying Instruments), (ii) is secured by a pledge of collateral, which security interest is (a) validly perfected and first priority under Applicable Law (subject to liens permitted under the applicable Underlying Instruments that are reasonable for similar Loans, and liens accorded priority by law in favor of any Governmental Authority) or (b)(1) validly perfected and second priority in the accounts, documents, instruments, chattel paper, letter of credit rights, supporting obligations, deposit accounts, investments accounts (as such terms are defined in the UCC) and any other assets securing any Working Capital Revolver under Applicable Law and proceeds of any of the foregoing (a first priority lien on such assets a “Permitted Working Capital Lien”) and (2) validly perfected and first priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) in all other collateral under Applicable Law, and (iii) the Portfolio Manager determines in good faith that the value of the collateral for such Loan (including based on enterprise value) on or about the time of acquisition equals or exceeds the outstanding principal balance of the Loan plus the aggregate outstanding balances of all other Loans of equal or higher seniority secured by a first priority Lien over the same collateral.

“Settlement Date” has the meaning set forth in Section 1.03.

“SOFR” means the Secured Overnight Financing Rate.

“Solvent” means, with respect to any Person, that as of the date of determination, (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the date of this Agreement; and (c) such Person has not incurred debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website.

“SONIA Administrator” means The Bank of England (or a successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Spot Rate” means, as of any date of determination and with respect to any then-current Permitted Non-USD Currency, (x) with respect to actual currency exchange between USD and AUD, Euros or GBP and the calculations made pursuant to Section 1.06(b), the applicable currency-USD rate available through Security Intermediary’s banking facilities (or, if Security Intermediary has notified the Administrative Agent and the Company that it will no longer provide such services or if Security Intermediary or one of its Affiliates is no longer the Collateral Agent, through such other source agreed to by the Administrative Agent in writing) at the time of such exchange or calculation and (y) with respect to all other purposes between USD and AUD, Euros or GBP, the applicable currency-USD spot rate that appeared on the BFIX page of Bloomberg Professional Service (or any successor thereto) (or such other recognized service or publication used by the Administrative Agent for purposes of determining currency spot rates in the ordinary course of its business from time to time) for such currency at 5:00 p.m. New York City time on the immediately preceding Business Day, as determined by the Administrative Agent with notice to the Collateral Administrator. The determination of the Spot Rate shall be conclusive absent manifest error and neither the Collateral Agent nor the Collateral Administrator shall be liable for the conversion rate.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“TARGET2 Settlement Day” means any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) system is open.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Rate” means, for each Calculation Period relating to an Advance denominated in USD, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) Business Days prior to the commencement of such Calculation Period for rates with a tenor of three months, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), for each Calculation Period relating to an Advance denominated in USD, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR; provided that if the Term SOFR Reference Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. If by 5:00 pm (Central Standard time) on the fifth (5th) Business Day immediately following any Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“TRACE” means the Trade Reporting and Compliance Engine.

“Trade Date” has the meaning set forth in Section 1.03.

“Transaction Schedule” has the meaning set forth in the introductory section of this Agreement.

“UCC” means the Uniform Commercial Code in effect in the State of New York.

“Ultimate Parent” has the meaning set forth in the definition of “Guarantor”.

“Uncertificated Security” has the meaning set forth in the UCC.

“Underlying Instruments” means the loan agreement, credit agreement, indenture or other agreement pursuant to which a Portfolio Investment has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Portfolio Investment or of which the holders of such Portfolio Investment are the beneficiaries.

“Unfunded Exposure Account” means the account established by the Securities Intermediary and set forth on the Transaction Schedule for the deposit of funds used to cash collateralize the Unfunded Exposure Amount and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Delayed Funding Term Loan or Revolving Loan, an amount equal to the aggregate amount of all unfunded commitments associated with such Delayed Funding Term Loan or Revolving Loan, as applicable; provided that, on the last day of the Reinvestment Period, the Unfunded Exposure Amount of any Revolving Loan shall be an amount equal to the aggregate amount of all potential future funding commitments with respect thereto.

“Unfunded Exposure Shortfall Amount” means, on any date of determination, an amount equal to the greater of (i) 0 and (ii) the aggregate Unfunded Exposure Amount for all Portfolio Investments minus the sum of (x) the amounts on deposit in the Unfunded Exposure Account and (y) 5.0% of the Collateral Principal Amount.

“USD”, “U.S.$” and “U.S. Dollars” means United States dollars.

“USD Collateral Accounts” has the meaning set forth in Section 8.01(a).

“USD Collection Account” means the USD Pass-Through Collection Account, the USD Interest Collection Account and the USD Principal Collection Account, collectively.

“USD Custodial Account” means the USD-denominated account designated as the “USD Custodial Account” established by the Securities Intermediary and denominated in USD with the account number set forth on the Transaction Schedule to which Portfolio Investments and other financial assets denominated in USD may be credited and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“USD Interest Collection Account” means the USD-denominated account designated as the “USD Interest Collection Account” established by the Securities Intermediary and denominated in USD with the account number set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“USD Pass-Through Collection Account” means the USD-denominated account designated as the “USD Pass-Through Collection Account” established by the Securities Intermediary and denominated in USD with the account number set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“USD Principal Collection Account” means the USD-denominated account designated as the “USD Principal Collection Account” established by the Securities Intermediary and denominated in USD with the account number set forth on the Transaction Schedule and any successor accounts established in connection with the resignation or removal of the Securities Intermediary.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code; provided that, solely for purposes of Sections 6.01(r) and 6.02(z), for so long as the Company is a disregarded entity for U.S. federal income tax purposes, such term shall include any Person that is a partnership for U.S. federal income tax purposes if each of its partners is a U.S. Person.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.03(f).

“Working Capital Revolver” means a revolving lending facility secured on a first lien basis solely by all or a portion of the current assets of the related obligor, which current assets subject to such security interest do not constitute a material portion of the obligor’s total assets.

ARTICLE I

THE PORTFOLIO INVESTMENTS

SECTION 1.01. Purchases of Portfolio Investments. On the Effective Date, the Company may acquire the Initial Portfolio Investments from the Seller pursuant to the Sale Agreement, subject to the conditions specified in this Agreement and the other Loan Documents. From time to time during the Reinvestment Period, the Company may Purchase additional Portfolio Investments, or request that Portfolio Investments be Purchased for the Company’s account, all on and subject to the terms and conditions set forth herein and in the other Loan Documents.

SECTION 1.02. Procedures for Purchases and Related Advances.

(a) Timing of Notices of Acquisition. No later than five (5) Agent Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) before the date on which the Company proposes that a binding commitment to acquire any Portfolio Investment (other than an Initial Portfolio Investment) be made by it or for its account (a “Purchase Commitment”), the Portfolio Manager, on behalf of the Company, shall deliver to the Administrative Agent a notice of acquisition (a “Notice of Acquisition”). No Notice of Acquisition shall be required to be delivered in respect of any Initial Portfolio Investment, and the execution of the Sale Agreements shall constitute the “Purchase Commitment” in respect thereof.

(b) Contents of Notices of Acquisition. Each Notice of Acquisition shall consist of one or more electronic submissions to the Administrative Agent (in such format and transmitted in such a manner as the Administrative Agent, the Portfolio Manager and the Company may reasonably agree (which shall initially be the format and include the information regarding such Portfolio Investment identified on Schedule 2)), and shall be accompanied by such other information as the Administrative Agent may reasonably request.

(c) Eligibility of Portfolio Investments. The Administrative Agent shall have the right, on behalf of all Lenders, to request additional information regarding any proposed Portfolio Investment. The Administrative Agent shall notify the Portfolio Manager and the Company of its approval or failure to approve each Portfolio Investment proposed to be acquired pursuant to a Notice of Acquisition (and, if approved, an initial determination of the Market Value for such Portfolio Investment) no later than the fifth (5th) Agent Business Day succeeding the date on which it receives such Notice of Acquisition and any information requested in connection therewith); provided that (i) any Initial Portfolio Investment shall be deemed to be approved by the Administrative Agent and (ii) the failure of the Administrative Agent to notify the Portfolio Manager and the Company of its approval in accordance with this Section 1.02(c) shall be deemed to be a disapproval of such proposed acquisition. Each approval granted by the Administrative Agent for the purchase of a proposed Portfolio Investment shall remain effective for a period of thirty (30) days.

(d) The failure of the Administrative Agent to approve the acquisition of a Portfolio Investment will not prohibit the Company from acquiring such Portfolio Investment (subject to the conditions set forth in Section 1.03); provided that any Portfolio Investment not so approved prior to its Trade Date shall be deemed to be an Ineligible Investment until such later date (if any) on which such Portfolio Investment is so approved.

SECTION 1.03. Conditions to Purchases.

No Purchase Commitment or Purchase shall be entered into or made unless each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion) as of the date on which such Purchase Commitment is entered into or such Purchase would otherwise be made (such Portfolio Investment’s “Trade Date”):

(1) the information contained in the Notice of Acquisition accurately describes, in all material respects, such Portfolio Investment and such Portfolio Investment satisfies the eligibility criteria set forth in Schedule 3 (the “Eligibility Criteria”);

(2) with respect to a Purchase, the proposed Settlement Date for such Portfolio Investment is not later than the Required Settlement Time;

(3) no Market Value Event has occurred and no Event of Default or event that, with notice or lapse of time or both, would constitute an Event of Default (a “Default”), has occurred and is continuing, and the Reinvestment Period has not otherwise ended; and

(4) after giving pro forma effect to the Purchase of such Portfolio Investment and the related Advance, the Borrowing Base Test is satisfied.

If the above conditions to a Purchase Commitment or a Purchase are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders, the Collateral Agent and the Collateral Administrator, the date on which such Purchase (if any) shall settle (the “Settlement Date” for such Portfolio Investment). Promptly following the Settlement Date for a Portfolio Investment and its receipt thereof (and at other times thereafter promptly following the written request of the Administrative Agent (including via email)), the Collateral Agent shall provide to the Administrative Agent a copy of the executed assignment agreement pursuant to which such Portfolio Investment was assigned, sold or otherwise transferred to the Company.

SECTION 1.04. Sales of Portfolio Investments. The Company will not sell, transfer or otherwise dispose of any Portfolio Investment or any other asset without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), except that, subject to Section 6.02(w), the Company may sell any Portfolio Investment (including any Ineligible Investment) or other asset without such consent so long as (v) if the date of such sale is during the Reinvestment Period, the Borrowing Base Test is satisfied after giving effect to such sale, (w) if the date of such sale is after the Reinvestment Period, the LTV Ratio is maintained or improved after giving effect to such sale, (x) immediately prior to such sale or other disposition, no Market Value Event has occurred and no Default or Event of Default has occurred and is continuing, (y) after giving effect thereto no Market Value Trigger Event and no Default or Event of Default will occur and the LTV Ratio is maintained or improved after giving effect to such sale and (z) the sale of such asset by the Company shall be on an arm’s-length basis at not less than the fair market value of such Portfolio Investment and in accordance with the Portfolio Manager’s standard market practices. In addition, upon the request of the Administrative Agent, within two (2) Business Days of any Delayed Funding Term Loan or Revolving Loan with an unfunded commitment becoming an Ineligible Investment, the Company shall, subject to clauses (x) and (y) in the immediately preceding sentence, sell such Delayed Funding Term Loan or Revolving Loan and shall pay any amount payable in connection with such sale. In addition and without limitation to the foregoing restrictions, but without limiting sales permitted pursuant to clause (B) of the second immediately preceding sentence, the sum of the principal balance of (i) all Affiliate Portfolio Investments (other than Defaulted Obligations) sold by the Company to the Parent, or any Affiliate thereof, or released to the Parent as a dividend, shall not exceed twenty percent (20%) of the Affiliate Purchased Investment Balance and (ii) all Affiliate Portfolio Investments which are Defaulted Obligations sold by the Company to the Parent, or any Affiliate thereof, or released to the Parent as a dividend, shall not exceed ten percent (10%) of the Affiliate Purchased Investment Balance.

Notwithstanding anything in this Agreement to the contrary (but subject to this Section 1.04): (i) following the occurrence and during the continuance of an Event of Default, neither the Company nor the Portfolio Manager on its behalf shall have any right to cause the sale, transfer or other disposition of a Portfolio Investment or any other asset (including, without limitation, the transfer of amounts on deposit in the Collateral Accounts) without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), (ii) following the occurrence of a Market Value Event, the Company shall use commercially reasonable efforts to sell Portfolio Investments (individually or in lots, including a lot comprised of all of the Portfolio Investments) at the sole direction of, and in the manner (including, without limitation, the time of sale, sale price, principal amount to be sold and purchaser) required by the Administrative Agent (provided that the Administrative Agent shall only require sales at the direction of the Required Lenders and at least equal to the then-current fair market value and in accordance with the Administrative Agent’s standard market practices) and the proceeds from such sales shall be used to prepay the Advances outstanding hereunder and (iii) following the occurrence of a Market Value Event, the Portfolio Manager shall have no right to act on behalf of, or otherwise direct, the Company, the Administrative Agent, the Collateral Agent or any other Person in connection with a sale of Portfolio Investments pursuant to any provision of this Agreement except with the prior written consent of the Administrative Agent. With respect to any sale of a Portfolio Investment the trade date of which was prior to the occurrence of an Event of Default or Market Value Event, as applicable, and the settlement date is scheduled to occur on a date following such Event of Default or Market Value Event, the Administrative Agent shall consent to such sale so long as all applicable criteria set forth in the immediately preceding paragraph were satisfied as of the trade date for such sale. Following the occurrence of a Market Value Event and in connection with the sale of any Portfolio Investment by or at the direction of the Administrative Agent, the Portfolio Manager shall take such actions as the Administrative Agent may reasonably request in writing (including via email) to facilitate the consummation of such sale.

Any prepayments made pursuant to the immediately preceding paragraph shall automatically reduce the Financing Commitments as provided in Section 4.07(c).

In connection with any sale of Portfolio Investments required by the Administrative Agent following the occurrence of a Market Value Event, the Administrative Agent or a designee of the Administrative Agent shall:

(i) notify the Company at the Designated Email Notification Address promptly upon distribution of bid solicitations regarding the sale of such Portfolio Investments; and

(ii) direct the Company to sell such Portfolio Investments to the Designated Independent Dealer if the Designated Independent Dealer provides the highest bid in the case where bids are received in respect of the sale of such Portfolio Investments, it being understood that if the Designated Independent Dealer provides a bid to the Administrative Agent that is the highest bona fide bid to purchase a Portfolio Investment on a line-item basis where such Portfolio Investment is part of a pool of Portfolio Investments for which there is a bona fide bid on a pool basis proposed to be accepted by the Administrative Agent (in its sole discretion), then the Administrative Agent shall accept any such line-item bid only if such line-item bid (together with any other line-item bids by the Designated Independent Dealer or any other bidder for other Portfolio Investments in such pool) is greater than the bid on a pool basis.

For purposes of this paragraph, the Administrative Agent shall be entitled to disregard as invalid any bid submitted by the Designated Independent Dealer if, in the Administrative Agent’s judgment (acting reasonably):

(A) either:

(x) the Designated Independent Dealer is ineligible to accept assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the relevant Portfolio Investments; or

(y) the Designated Independent Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the relevant Portfolio Investments to the assignment or transfer of the relevant Portfolio Investments or any portion thereof, as applicable, to it; or

(B) such bid is not bona fide, including, without limitation, due to (x) the insolvency of the Designated Independent Dealer or (y) the inability, failure or refusal of the Designated Independent Dealer to settle the purchase of the relevant Portfolio Investments or any portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally.

In connection with any sale of a Portfolio Investment directed by the Administrative Agent pursuant to this Section 1.04 and the application of the net proceeds thereof, the Company hereby appoints the Administrative Agent as the Company’s attorney-in-fact (it being understood that the Administrative Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company to effectuate the provisions of this Section 1.04 (including, without limitation, the power to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Section 1.04 or any direction or notice to the Collateral Agent in respect of the application of net proceeds of any such sales). None of the Administrative Agent, the Lenders, the Collateral Administrator, the Securities Intermediary, the Collateral Agent or any Affiliate of any thereof shall incur any liability to the Company, the Portfolio Manager, any Lender or any other Person in connection with any sale effected at the direction of the Administrative Agent in accordance with this Section 1.04, including, without limitation, as a result of the price obtained for any Portfolio Investment, the timing of any sale or sales of Portfolio Investments or the notice or lack of notice provided to any Person in connection with any such sale, so long as, in the case of the Administrative Agent only, any such sale does not violate Applicable Law.

SECTION 1.05. Certain Assumptions relating to Portfolio Investments. For purposes of all calculations hereunder, any Portfolio Investment for which the trade date in respect of a sale thereof by the Company has occurred, but the settlement date for such sale has not occurred, shall be considered to be owned by the Company until such settlement date.

SECTION 1.06. Currency Equivalents. (a) Except as set forth in clause (b) and Section 4.06(b), for purposes of all valuations and calculations under the Loan Documents, (i) the principal amount of all Portfolio Investments denominated in a Permitted Non-USD Currency, (ii) proceeds denominated in a Permitted Non-USD Currency on deposit in any Permitted Non-USD Currency Account and (iii) for the purposes of Net Advances and the Borrowing Base Test, the outstanding aggregate principal amount of Advances denominated in a Permitted Non-USD Currency shall be calculated into the USD equivalent at the Spot Rate in accordance with the definition of such term in consultation with the Administrative Agent on the applicable date of valuation or calculation, as applicable.

(b) Except as provided in Section 4.06(b), for purposes of determining (i) whether the amount of any Advance, together with all other Advances then outstanding or to be made at the same time as such Advances, would exceed the aggregate amount of the Financing Commitments, (ii) the aggregate unutilized amount of the Financing Commitments and (iii) the limitations on the portion of the Financing Limit and the Financing Commitment that may be utilized in a Permitted Non-USD Currency shall be deemed to be the Dollar Equivalent of the amount of the Permitted Non-USD Currency of such Advances determined as of the date such Advances were made. Wherever in this Agreement in connection with an Advance, an amount, such as a required minimum or multiple amount, is expressed in USD, but such Advance is denominated in a Permitted Non-USD Currency, such amount shall be the Permitted Non-USD Currency Equivalent of such USD amount (rounded to the nearest 1,000 units of the applicable Permitted Non-USD Currency).

ARTICLE II

THE ADVANCES

SECTION 2.01. Financing Commitments. Subject to the terms and conditions set forth herein, only during the Reinvestment Period, each Lender hereby severally agrees to make available to the Company Advances, in an Eligible Currency, in an aggregate amount outstanding not exceeding the amount of such Lender’s Financing Commitment (or such Lender’s Financing Commitment relating to the applicable Permitted Non-USD Currency; provided that such Lender’s Financing Commitment relating to the applicable Permitted Non-USD Currency shall not be made available until the applicable Permitted Non-USD Currency Account has been opened pursuant to Section 8.01(a)). The Financing Commitments shall terminate on the earliest of (a) the Maturity Date and (b) the occurrence of a Market Value Event. Any unused Financing Commitments shall be terminated on the last day of the Reinvestment Period as provided in Section 4.07(d).

SECTION 2.02. [Reserved].

SECTION 2.03. Advances; Use of Proceeds.

(a) Subject to the satisfaction or waiver of the conditions to the Purchase of a Portfolio Investment set forth in Section 1.03 and/or an Advance set forth in Section 2.05 as of (i) both the related Trade Date and Settlement Date and/or (ii) the Advance date, as applicable, the Lenders will (ratably in accordance with their respective Financing Commitments) make the applicable Advance available to the Company on the related Settlement Date (or otherwise on the related Advance date if no Portfolio Investment is being acquired on such date) as provided herein.

(b) Except as expressly provided herein, the failure of any Lender to make any Advance required hereunder shall not relieve any other Lender of its obligations hereunder. If any Lender shall fail to provide any Advance to the Company required hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid.

(c) Subject to Section 2.03(f), the Company shall use the proceeds of the Advances received by it hereunder to purchase the Portfolio Investments identified in the related Notice of Acquisition or to make advances to the Portfolio Investment Obligor of Delayed Funding Term Loans or Revolving Loan in accordance with the Underlying Instruments relating thereto; provided that, if the proceeds of an Advance are deposited in the Principal Collection Account or a Permitted Non-USD Currency Principal Collection Account as provided in Section 3.01 prior to or on the Settlement Date for any Portfolio Investment but the Company is unable to Purchase such Portfolio Investment on the related Settlement Date, or if there are proceeds of such Advance remaining after such Purchase, then, subject to Section 3.01(a), upon written notice from the Portfolio Manager the Collateral Agent shall apply such proceeds as provided in Section 4.05. The proceeds of the Advances shall not be used for any other purpose.

(d) With respect to any Advance, the Portfolio Manager shall, on behalf of the Company, submit a request substantially in the form of Exhibit A (a “Request for Advance”) to the Lenders and the Administrative Agent, with a copy to the Collateral Agent and the Collateral Administrator, not later than 2:00 p.m. New York City time, one (1) Business Day (or, in the case of an Advance denominated in AUD, two (2) Business Days) prior to the Business Day specified as the date on which such Advance shall be made and, upon receipt of such request, the Lenders shall make such Advances in accordance with the terms set forth in Section 3.01. Any requested Advance shall be in an amount such that, immediately after giving effect thereto and the related purchase (if any) of the applicable Portfolio Investment(s), the Borrowing Base Test is satisfied.

(e) [Reserved]

(f) If, on any date of determination prior to the second Business Day before the last day of the Reinvestment Period, there exists an Unfunded Exposure Shortfall Amount, the Company shall (i) request an Advance and, if the conditions to such Advance are satisfied and such Advance is made in accordance with this Agreement, deposit the proceeds thereof in the Unfunded Exposure Account and/or (ii) deposit cash from other sources into the Unfunded Exposure Account in an aggregate amount at least equal to the aggregate Unfunded Exposure Shortfall Amount. If two Business Days prior to the end of the Reinvestment Period there exists any Unfunded Exposure Amount, then the Portfolio Manager, on behalf of the Company, shall be deemed to have requested an Advance on such date, and the Lenders shall make a corresponding Advance on the last day of the Reinvestment Period (with written notice to the Collateral Administrator by the Administrative Agent) in accordance with Article III in an amount, to be deposited in the Unfunded Exposure Account, equal to the least of (i) the aggregate Unfunded Exposure Amount, (ii) the Financing Commitments in excess of the aggregate principal amount of the outstanding Advances and (iii) an amount such that the Borrowing Base Test is satisfied after giving effect to such Advance; provided that, if the Company provides evidence to the Administrative Agent that it has cash from other sources that is available in accordance with the terms of this Agreement to make any such future advances in respect of any Delayed Funding Term Loan or Revolving Loan, then so long as such cash is deposited in accordance with the succeeding sentence, the amount of any such Advance shall be reduced by the amount of such funds. The Company shall cause (x) the proceeds of such Advance to be deposited into the Unfunded Exposure Account, on the last day of the Reinvestment Period and (y) cash from other sources that are available in accordance with the terms of this Agreement referred to in the immediately preceding sentence to be deposited into the Unfunded Exposure Account not later than one Business Day prior to the last day of the Reinvestment Period, such that the aggregate amounts under clauses (x) and (y) above together with amounts already on deposit in the Unfunded Exposure Account equal or exceed the aggregate Unfunded Exposure Amount.

SECTION 2.04. Conditions to Effective Date. Notwithstanding anything to the contrary herein, this Agreement shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived by the Administrative Agent in its sole discretion):(a) Executed Counterparts. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Loan Documents. The Administrative Agent (or its counsel) shall have received reasonably satisfactory evidence that the Loan Documents have been executed and are in full force and effect, and that the initial sales (or grant of Participation Interests, as applicable) contemplated by the Sale Agreement shall have been consummated in accordance with the terms thereof.

(c) Opinions. The Administrative Agent (or its counsel) shall have received one or more reasonably satisfactory written opinions of counsel for the Company, the Portfolio Manager, the Parent, the Seller and the Guarantor, covering such matters relating to the transactions contemplated hereby and by the other Loan Documents as the Administrative Agent shall reasonably request in writing.

(d) Corporate Documents. The Administrative Agent (or its counsel) shall have received such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Company, the Guarantor, the Parent, the Seller and the Portfolio Manager as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer or manager, as applicable, thereof or other Person authorized to act in connection with this Agreement and the other Loan Documents, and such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Company, the Guarantor, the Parent, the Seller and the Portfolio Manager and any other legal matters relating to the Company, the Guarantor, Parent, the Portfolio Manager, this Agreement or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent and its counsel.

(e) Payment of Fees, Etc. The Administrative Agent, the Lenders, the Collateral Agent and the Collateral Administrator shall have received all fees and other amounts due and payable by the Company in connection herewith on or prior to the Effective Date, including the fee payable pursuant to Section 4.03(e) and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Company hereunder.

(f) PATRIOT Act, Etc. (i) To the extent requested by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received all documentation and other information required by regulatory authorities under the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and other applicable “know your customer” and anti-money laundering rules and regulations and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification.

(g) Filings. Copies of proper financing statements, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the security interest of the Collateral Agent on behalf of the Secured Parties in all Collateral in which an interest may be pledged hereunder and the backup security interest of the Company in the Portfolio Investments acquired by it pursuant to the Sale Agreement.

(h) Certain Acknowledgements. The Administrative Agent shall have received (i) UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches indicating that there are no effective lien notices or comparable documents that name the Company as debtor and that are filed in the jurisdiction in which the Company is organized, (ii) a UCC lien search indicating that there are no effective lien notices or comparable documents that name the Seller as debtor which cover any of the Portfolio Investments and (iii) such other searches that the Administrative Agent deems necessary or appropriate.

(i) Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of an officer of the Company, certifying that the conditions set forth in Sections 2.05(4) and 2.05(6) have been satisfied on and as of the Effective Date.

(j) Other Documents. Such other documents as the Administrative Agent may reasonably require.

SECTION 2.05. Conditions to Advances. No Advance shall be made unless each of the following conditions is satisfied (or waived by the Administrative Agent in writing (including via email) in its sole discretion) as of the proposed date of such Advance:

(1) the Effective Date shall have occurred;

(2) the Company shall have delivered a Request for Advance in accordance with Section 2.03(d);

(3) no Market Value Event has occurred

(4) no Event of Default or Default has occurred and is continuing;

(5) the Reinvestment Period has not ended;

(6) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the date of such Advance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date; and

(7) immediately after giving pro forma effect to such Advance (and any related Purchase) hereunder:

(w) the Borrowing Base Test is satisfied;

(x) the aggregate principal balance of Advances then outstanding will not exceed the aggregate limit for Advances set forth in the Transaction Schedule; and

(y) if such Advance is denominated in a Permitted Non-USD Currency, the Dollar Equivalent of the outstanding principal amount of Advances denominated in such Permitted Non-USD Currency does not exceed (1) prior to the end of the Ramp-Up Period, the lesser of (x) the greater of (i) the product of (A) the Applicable Non-USD Currency Cap and (B) the Financing Commitments then in effect and (ii) $30,000,000 and (y) the Collateral Principal Amount of Portfolio Investments denominated in such currency and (2) following the end of the Ramp-Up Period, the lesser of (x) the product of (i) the Applicable Non-USD Currency Cap and (ii) the Financing Commitments then in effect and (y) the Collateral Principal Amount of Portfolio Investments denominated in such currency; and

(z) in the case of an Advance made in connection with a Purchase, the amount of such Advance shall be not less than U.S.$2,000,000.

If the above conditions to an Advance are satisfied or waived by the Administrative Agent, the Portfolio Manager shall determine, in consultation with the Administrative Agent and with notice to the Lenders and the Collateral Administrator, the date on which any Advance shall be provided.

SECTION 2.06. Commitment Increase Option. The Company may, at any time during the Reinvestment Period, submit a Commitment Increase Request for an increase in the Financing Commitment; provided that (x) the aggregate amount of all such increases shall not exceed $650,000,000 and, for the avoidance of doubt, the aggregate amount of the Financing Commitment including all such increases shall not exceed $1,000,000,000 and (y) each such Commitment Increase Request shall be subject to satisfaction of the following conditions precedent:

(a) each of the Administrative Agent and the Lenders (in their respective sole discretion) approve in writing (which may be by email) such Commitment Increase Request;

(b) no Market Value Event shall have occurred and no Default or Event of Default shall have occurred and be continuing, in each case on and as of the Commitment Increase Date;

(c) the Borrowing Base Test is satisfied on and as of the Commitment Increase Date;

(d) all of the representations and warranties contained in Article VI and in any other Loan Document shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct), in each case on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date;

(e) no commitment reduction shall have occurred pursuant to Section 4.07(a) due to JPMorgan Chase Bank, National Association ceasing to act as Administrative Agent prior to the Commitment Increase Date;

(f) the Company shall have paid to the Administrative Agent on the Commitment Increase Date for the account of each Lender an upfront fee in an amount agreed by the Company and the Administrative Agent in connection with such Commitment Increase Request;

(g) any Commitment Increase Request shall be in an amount not less than $100,000,000 (or such lesser amount agreed to by the Administrative Agent in its sole discretion);

(h) as of the date of the Commitment Increase Request, the aggregate outstanding principal amount of the Advances is at least 80% of the then current Financing Commitment; and

(i) receipt by the Administrative Agent of such other documentation as the Administrative Agent may reasonably request, including without limitation, documentation similar to that provided pursuant to Sections 2.04(c), (d) and (f)(ii) on the Effective Date.

ARTICLE III

ADDITIONAL TERMS APPLICABLE TO THE ADVANCES

SECTION 3.01. The Advances.

(a) Making the Advances. If the Lenders are required to make an Advance to the Company as provided in Section 2.03, then each Lender shall make such Advance in the applicable Eligible Currency on the proposed date thereof by wire transfer of immediately available funds to the Collateral Agent for deposit to the Principal Collection Account (or, in the case of Advances denominated in an Eligible Currency that is a Permitted Non-USD Currency, the applicable Permitted Non-USD Currency Principal Collection Account). Each Lender at its option may make any Advance by causing any domestic or foreign branch or Affiliate of such Lender to make such Advance; provided that any exercise of such option shall not affect the obligation of the Company to repay such Advance in accordance with the terms of this Agreement. Subject to the terms and conditions set forth herein, the Company may borrow and prepay Advances. The Company may, during the Reinvestment Period, repay and reborrow Advances in an amount up to (x) the aggregate Financing Commitments of the Lenders on such date minus (y) the Minimum Funding Amount, subject to the terms and conditions set forth herein. Except as set forth in the immediately preceding sentence, once prepaid, Advances may not be reborrowed.

(b) Interest on the Advances. Subject to Section 3.02, all outstanding Advances shall bear interest (from and including the date on which such Advance is made to but excluding the Maturity Date or, if earlier, the date on which such Advance is repaid) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus the Applicable Margin for Advances set forth on the Transaction Schedule; provided that, following the occurrence and during the continuance of an Event of Default, all outstanding Advances and any accrued and unpaid interest thereon shall bear interest (from and including the date of such Event of Default) at a per annum rate equal to the applicable Reference Rate for each Calculation Period in effect plus the Adjusted Applicable Margin; provided further that, if on any date the aggregate principal amount of the outstanding Advances is less than the Minimum Funding Amount specified in the definition of the term Minimum Funding Amount, then the Company shall pay the Lenders interest on such shortfall at a per annum rate equal to (x)(i) the Applicable Margin set forth on the Transaction Schedule minus (ii) the per annum rate payable in respect of commitment fees pursuant to Section 4.03(d); multiplied by (y) the amount equal to (i) the Minimum Funding Amount minus (ii) the aggregate principal amount of the outstanding Advances. For purposes of the foregoing, the Reference Rate for each Calculation Period with respect to Daily Simple SONIA shall be the weighted average of such Reference Rate as determined on each day during such Calculation Period in respect of Advances denominated in GBP.

(c) Evidence of the Advances. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the applicable Eligible Currency thereof. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register (the “Register”) in which it shall record (1) the amount of each Advance made hereunder, (2) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (3) the amount of any sum received by the Lenders and each Lender’s share thereof. The entries made in the Register maintained pursuant to this paragraph (c) shall be conclusive absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such Register or any error therein shall not in any manner affect the obligation of the Company to repay the Advances in accordance with the terms of this Agreement.

Any Lender may request that Advances made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if a registered note is requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed). Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

(d) Pro Rata Treatment. Except as otherwise provided herein, all borrowings of, and payments in respect of, the Advances shall be made on a pro rata basis by or to the Lenders in accordance with their respective portions of the Financing Commitments in respect of Advances held by them.

(e) Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Administrative Agent shall notify the Company that the adoption of any law, rule or regulation, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, makes it unlawful, or any Governmental Authority asserts that it is unlawful, for a Lender or the Administrative Agent to perform its obligations hereunder to fund or maintain Advances hereunder (in the aggregate or in any applicable Eligible Currency), then (1) the obligation of such Lender or the Administrative Agent hereunder shall immediately be suspended (in the aggregate or with respect to the applicable Eligible Currency) until such time as such Lender or the Administrative Agent determines (in its sole discretion) that such performance is again lawful, (2) at the request of the Company, such Lender or the Administrative Agent, as applicable, shall use reasonable efforts (which will not require such party to incur a loss, other than immaterial, incidental expenses), until such time as the Advances are required to be prepaid as required under clause (3) below, to transfer all of its rights and obligations under this Agreement (in the aggregate or with respect to the applicable Eligible Currency) to another of its offices, branches or Affiliates with respect to which such performance would not be unlawful, and (3) if such Lender or the Administrative Agent is unable to effect a transfer under clause (2), then any outstanding Advances of such Lender (in the aggregate or with respect to such Eligible Currency, as applicable) shall be promptly paid in full by the Company (together with all accrued interest and other amounts owing hereunder) but not later than the earlier of (x) if the Company requests such Lender or the Administrative Agent to take the actions set forth in clause (2) above, 20 calendar days after the date on which such Lender or the Administrative Agent notifies the Company in writing that it is unable to transfer its rights and obligations under this Agreement as specified in such clause (2) and (y) such date as shall be mandated by law; provided that, to the extent that any such adoption or change makes it unlawful for the Advances to bear interest by reference to any Reference Rate, then the foregoing clauses (1) through (3) shall not apply and the related Advances shall bear interest (from and after the last day of the Calculation Period ending immediately after such adoption or change) at a per annum rate equal to the applicable Base Rate plus the Applicable Margin for Advances set forth on the Transaction Schedule (or the Adjusted Applicable Margin, if applicable).

(f) Increased Costs.

(i) If any Change in Law shall:

(A) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(B) impose on any Lender or the applicable interest rate market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender; or

(C) subject any Lender or the Administrative Agent to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Advance or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then, upon request by such Lender or the Administrative Agent, the Company will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(ii) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount reasonably deemed by such Lender to be material, then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) A certificate of a Lender setting forth the amount or amounts necessary to compensate, and the basis for such compensation of, such Lender or its holding company, as the case may be, as specified in paragraph (i) or (ii) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(v) Each of the Lenders and the Administrative Agent agrees that it will take such commercially reasonable actions as the Company may reasonably request that will avoid the need to pay, or reduce the amount of, any increased amounts referred to in this Section 3.01(f) (including, without limitation, the transfer all of its rights and obligations under this Agreement to another of its offices, branches or Affiliates if such transfer would so avoid the need to pay, or reduce the amount of, such increased amounts); provided that no Lender or the Administrative Agent shall be obligated to take any actions that would, in the reasonable opinion of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent (including, without limitation, due to a loss of money). In no event will the Company be responsible for increased amounts referred to in this Section 3.01(f) which relates to any other entities to which any Lender provides financing.

(vi) If any Lender requests compensation under Section 3.01(e) above or this Section 3.01(f), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01(e) above or this Section 3.01(f) or Section 3.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(vii) If any Lender (A) provides notice of unlawfulness or requests compensation under Section 3.01(e) above or this Section 3.01(f), or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.03, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (vi) above, (B) defaults in its obligation to make Advances hereunder or (C) becomes subject to a Bail-In Action, then the Company may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related transaction documents to an assignee identified by the Company that shall assume such obligations (whereupon such Lender shall be obligated to so assign), provided that, (x) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder through the date of such assignment and (y) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. No prepayment fee that may otherwise be due hereunder shall be payable to such Lender in connection with any such assignment.

(viii) A Lender shall not be entitled to any compensation pursuant to this Section 3.01(f) to the extent such Lender is not imposing such charges or compensation on other borrowers similarly situated to the Company hereunder under comparable credit facilities.

(g) No Set-off or counterclaim. Subject to Section 3.03, all payments to be made hereunder by the Company in respect of the Advances shall be made without set-off or counterclaim and in such amounts as may be necessary in order that every such payment (after deduction or withholding for or on account of any present or future Taxes imposed by the jurisdiction in which the Company is organized or any political subdivision or taxing authority therein or thereof) shall not be less than the amounts otherwise specified to be paid under this Agreement.

SECTION 3.02. Interest Rate Unascertainable, Inadequate or Unfair. If prior to the commencement of any Calculation Period for an Advance, (x) the Administrative Agent (in its commercially reasonable judgment) determines that adequate and reasonable means do not exist for ascertaining a Reference Rate (including, without limitation, because such Reference Rate is not available or published on a current basis) for the applicable Eligible Currency and such Calculation Period or (y) the Administrative Agent is advised by the Required Lenders that the applicable Reference Rate for the applicable Eligible Currency and such Calculation Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Advance for such Calculation Period (determined in their commercially reasonable judgment), then the Administrative Agent shall give notice thereof to the Company, the Collateral Administrator and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Company, the Collateral Administrator and the Lenders that the circumstances giving rise to such notice no longer exist, any Advance denominated in such Eligible Currency made by the Lenders or requested to be made by the Lenders or is then outstanding, it shall thereupon (i) if such Advance is denominated in USD, (x) if adequate and reasonable means exist

(determined by the Administrative Agent in its commercially reasonable judgment) for ascertaining whether Daily Simple SOFR adequately and fairly reflects the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance), bear interest at a per annum rate equal to Daily Simple SOFR and (y) if adequate and reasonable means does not exist (determined by the Administrative Agent in its commercially reasonable judgment) for ascertaining whether Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance), constitute a Base Rate Advance or (ii) if such Advance is denominated in a Permitted Non-USD Currency, constitute a Base Rate Advance.

SECTION 3.03. Taxes.

(a) Payments Free of Taxes. All payments to be made hereunder by the Company in respect of the Advances shall be made without deduction or withholding for any Taxes, except as required by Applicable Law (including FATCA). If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Company or the Administrative Agent, then the Company or the Administrative Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Company. The Company shall indemnify each Lender and Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on a Lender’s behalf, or by an Agent on its own behalf, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of 10.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 3.03, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Secured Parties. (i) Any Secured Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f) (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an IRS Form W-8BEN or IRS Form W-8BEN-E or any applicable successor form establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed copy of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the

Code, is not a “10 percent shareholder” of the Company or the Parent within the meaning of Section 881(c)(3)(B) of the Code, and is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form; or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E or applicable successor form, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(E) The Administrative Agent shall deliver to the Company an electronic copy of an IRS Form W-9 upon becoming a party under this Agreement. The Administrative Agent represents to the Company that it is a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1 and a “U.S. financial institution” within the meaning of Treasury Regulations Section 1.1471-3T and that it will comply with its obligations to withhold under Section 1441 and FATCA. The parties acknowledge that in no event shall the Collateral Agent be responsible for the calculation or withholding of any taxes.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Financing Commitments, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV

COLLECTIONS AND PAYMENTS

SECTION 4.01. Interest Proceeds. The Company shall notify the Portfolio Investment Obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment to remit all amounts that constitute Interest Proceeds to (x) in the case of Interest Proceeds denominated in Dollars, the USD Pass-Through Collection Account and (y) otherwise, the Interest Collection Account; provided that Interest Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Interest Collection Account. To the extent Interest Proceeds are received other than by deposit into the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account, the Company shall cause all Interest Proceeds on the Portfolio Investments to be deposited in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account all Interest Proceeds received by it promptly upon (and, in any event, within two (2) Business Days following) receipt thereof in accordance with the written direction of the Portfolio Manager.

Interest Proceeds received into the USD Pass-Through Collection Account shall, upon identification, be withdrawn from the USD Pass-Through Collection Account and deposited into the USD Interest Collection Account. Interest Proceeds shall be retained in the applicable Interest Collection Account and held in cash and/or, with respect to Interest Proceeds denominated in USD only, invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Cash Equivalents denominated in USD selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent) (“Eligible Investments”). Eligible Investments shall mature no later than the end of the then-current Calculation Period. For the avoidance of doubt, any amounts on deposit in the USD Pass-Through Collection Account and any Permitted Non-USD Currency Interest Collection Account shall remain uninvested.

Interest Proceeds on deposit in the Interest Collection Account or the applicable Permitted Non-USD Currency Interest Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement or (ii) to make Permitted Distributions in accordance with this Agreement.

SECTION 4.02. Principal Proceeds. The Company shall notify the Portfolio Investment Obligor (or the relevant agent under the applicable Underlying Instruments) with respect to each Portfolio Investment to remit all amounts that constitute Principal Proceeds to (x) in the case of Principal Proceeds denominated in Dollars, the USD Pass-Through Collection Account and (y) otherwise, the Principal Collection Account; provided that Principal Proceeds denominated in a Permitted Non-USD Currency shall be deposited into the applicable Permitted Non-USD Currency Principal Collection Account. To the extent Principal Proceeds are received other than by deposit into the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account, the Company shall cause all Principal Proceeds received on the Portfolio Investments to be deposited in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account or remitted to the Collateral Agent, and the Collateral Agent shall credit (or cause to be credited) to the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account all Principal Proceeds received by it immediately upon receipt thereof in accordance with the written direction of the Portfolio Manager .

Principal Proceeds received into the USD Pass-Through Collection Account shall, upon identification, be withdrawn from the USD Pass-Through Collection Account and deposited into the USD Principal Collection Account. All Principal Proceeds shall be retained in the Principal Collection Account and held in cash and/or, with respect to Principal Proceeds denominated in USD only, invested (and reinvested) at the written direction of the Administrative Agent in Eligible Investments selected by the Portfolio Manager (unless an Event of Default has occurred and is continuing or a Market Value Event has occurred, in which case, selected by the Administrative Agent). All investment income on such Eligible Investments shall constitute Interest Proceeds. For the avoidance of doubt, any amounts on deposit in the USD Pass-Through Collection Account and any Permitted Non-USD Currency Principal Collection Account shall remain uninvested.

Principal Proceeds on deposit in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account shall be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and applied (i) to make payments in accordance with this Agreement, (ii) towards the purchase price of Portfolio Investments purchased in accordance with this Agreement or (iii) to make Permitted Distributions in accordance with this Agreement, in each case with prior notice to the Administrative Agent.

For the avoidance of doubt, Principal Proceeds received in connection with the sale of any Portfolio Investment pursuant to Section 1.04 following a Market Value Event shall be used to prepay Advances as set forth therein at the written direction of the Administrative Agent.

SECTION 4.03. Principal and Interest Payments; Prepayments; Commitment Fee.

(a) The Company shall pay the unpaid principal amount of the Advances (together with accrued interest thereon) to the Administrative Agent for the account of each Lender on the Maturity Date in accordance with the Priority of Payments and any and all cash in the Collateral Accounts shall be applied to the satisfaction of the Secured Obligations on the Maturity Date and on each Additional Distribution Date in accordance with the Priority of Payments.

(b) Accrued and unpaid interest on the Advances shall be payable by the Company in arrears on each Interest Payment Date, each Additional Distribution Date, (without duplication) on the date of any Permitted Distribution and on the Maturity Date in accordance with the Priority of Payments; provided that (i) interest accrued pursuant to the first proviso to Section 3.01(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Advances, accrued interest on the principal amount so repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c) (i) Subject to the requirements of this Section 4.03(c), the Company shall have the right from time to time to prepay outstanding Advances (which prepayment shall result in a termination of Financing Commitments only to the extent required pursuant to Section 4.07) in whole or in part (A) upon the occurrence of a Non-Call Termination Event, (B) in connection with a Market Value Cure or (C) on any Business Day without regard to clauses (A) and (B); provided that the Company may not prepay Advances more than three times during any Calculation Period pursuant to this clause (C). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any prepayment pursuant to this Section 4.03(c)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of prepayment; provided, that to the extent any currency exchange is required to make such prepayment, such notice shall be delivered not later than 2:00 p.m., New York City time, three (3) Business Days before the date of such. Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the prepayment date and the principal amount of the Advances to be prepaid and, if applicable, contain an instruction to the Collateral Agent to perform a currency exchange. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Except in connection with a Market Value Cure, each partial prepayment of outstanding Advances shall be in an amount not less than U.S.$2,000,000 (or, if less, the aggregate outstanding amount thereof). Prepayments shall be accompanied by accrued and unpaid interest.

(ii) At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the applicable Reference Rate for the related Calculation Period.

(d) The Company agrees to pay to the Administrative Agent for the account of the Lenders a commitment fee in accordance with the Priority of Payments which shall accrue at 0.75% per annum (or, during the Ramp-Up Period and, during the period of three (3) months from a Commitment Increase Date with respect to the amount by which the Financing Commitments are increased on such Commitment Increase Date, 0.50% per annum) on the average daily unused amount of the Financing Commitment of such Lender during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued and unpaid commitment fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e) The Company agrees to pay the Administrative Agent for the account of the Lenders on the date of this Agreement an upfront fee on the date hereof in the aggregate amount equal to 1.0% of the Financing Commitment as of the Effective Date. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f) Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest; provided that, if a prepayment does not occur on an Interest Payment Date, such prepayment shall be subject to the payment of administrative expenses due and payable on the next succeeding Interest Payment Date.

(g) Notwithstanding any other provision of this Agreement, each optional repayment by the Company of an Advance hereunder may only be made if, after giving effect to such repayment, (i) the aggregate outstanding principal amount of Advances denominated in any Permitted Non-USD Currency does not exceed an amount equal to the lesser of (A) the product of (x) 10% and (y) the Financing Commitments then in effect and (B) the Collateral Principal Amount of all Portfolio Investments denominated in any Permitted Non-USD Currency and (ii) the outstanding principal amount of Advances denominated in each Permitted Non-USD Currency does not exceed an amount equal to the lesser of (A) the product of (x) the Applicable Non-USD Currency Cap and (y) the Financing Commitments then in effect and (B) the Collateral Principal Amount of Portfolio Investments denominated in such currency.

SECTION 4.04. MV Cure Account.

(a) The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Company by the Guarantor in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b) Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, to the Lenders for prepayment of Advances and reduction of Financing Commitment); provided that the Company may not direct any withdrawal from the MV Cure Account if the Borrowing Base Test is not satisfied (or would not be satisfied after such withdrawal).

SECTION 4.05. Priority of Payments. On (w) each Interest Payment Date, (x) the Maturity Date, (y) each Agent Business Day after the occurrence of a Market Value Event and (z) each Agent Business Day after the occurrence of an Event of Default and the declaration of the Secured Obligations as due and payable (each date set forth in clauses (y) and (z) above, an “Additional Distribution Date”), the Collateral Agent shall distribute all amounts in the Collection Accounts and the Permitted Non-USD Currency Collection Accounts in the following order of priority (the “Priority of Payments”):

(a) to pay (i) first, amounts due or payable to the Collateral Agent, the Collateral Administrator and the Securities Intermediary hereunder and under the Account Control Agreement (including fees, out-of-pocket expenses and indemnities) up to a maximum amount under this subclause (i) of U.S.$50,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter) and (ii) second, any other accrued and unpaid fees and out-of-pocket expenses (other than the commitment fee payable to the Lenders, but including Lender indemnities) due hereunder and under the Account Control Agreement, up to a maximum amount under this clause (a) of U.S.$200,000 on each Interest Payment Date, the Maturity Date and each Additional Distribution Date (in the case of any Additional Distribution Date or the Maturity Date, after giving effect to all payments of such amounts on any other Additional Distribution Date or Interest Payment Date occurring in the same calendar quarter);

(b) to pay accrued and unpaid interest due and payable hereunder in respect of the Advances and any increased costs and accrued and unpaid commitment fees payable to the Lenders (pro rata based on amounts due);

(c) to pay (i) on each Interest Payment Date, all prepayments of the Advances permitted or required under this Agreement (including any applicable premium) and (ii) on the Maturity Date (and, if applicable, any Additional Distribution Date), outstanding principal of the Advances until the Advances are paid in full;

(d) (i) prior to the end of the Reinvestment Period, at the direction of the Portfolio Manager, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amounts and (ii) after the Reinvestment Period, to fund the Unfunded Exposure Account up to the Unfunded Exposure Amount (without the requirement for any direction by the Portfolio Manager);

(e) to pay all amounts set forth in clause (a) above not paid due to the limitation set forth therein and in the same order of priority;

(f) to make any Permitted Distributions directed pursuant to this Agreement; and

(g) (i) on any Interest Payment Date, to deposit any remaining amounts in the Principal Collection Account or the applicable Permitted Non-USD Currency Principal Collection Account as Principal Proceeds and (ii) on the Maturity Date and any Additional Distribution Date, any remaining amounts to the Company as directed by the Company.

Subject to Section 4.06(b), with respect to any amounts payable under Sections 4.05(a) through (g) above resulting from an Advance denominated in an Eligible Currency that is a Permitted Non-USD Currency, such amounts shall be paid using Interest Proceeds and/or Principal Proceeds denominated in such Eligible Currency from the applicable Permitted Non-USD Currency Collection Account.

With respect to each distribution pursuant to this Section 4.05, the Company (or the Portfolio Manager on behalf of the Company) shall provide the Administrative Agent and the Collateral Agent no later than two (2) Business days (or, if a currency exchange is required in connection with such payment, three (3) Business Days) prior to the date of distribution, a detailed reporting setting forth the proposed application of funds to be made pursuant to the forgoing Priority of Payments, including, if applicable, any required currency conversion (the “Payment Date Report”). Upon approval by the Administrative Agent, the Payment Date Report shall constitute instructions to the Collateral Agent to make such distributions on the Payment Date pursuant to the Payment Date report and any required currency conversions in advance thereof.

SECTION 4.06. Payments Generally. (a) All payments to the Administrative Agent or any Lender shall be made to the Administrative Agent at the account designated in writing to the Company and the Collateral Agent for further distribution by the Administrative Agent (if applicable). All payments made to the Portfolio Manager, the Company, the Securities Intermediary or the Collateral

Administrator (in the case of the Securities Intermediary and the Collateral Agent, to the extent such Person is not the Collateral Agent) shall be made to such Person at the account designated by such person in writing to the Collateral Agent. The Administrative Agent shall give written notice to the Collateral Agent and the Collateral Administrator (on which the Collateral Agent and the Collateral Administrator may conclusively rely) and the Portfolio Manager of the calculation of amounts payable to the Lenders in respect of the Advances and the amounts payable to the Portfolio Manager. At least two (2) Business Days prior to each Interest Payment Date, the Administrative Agent shall deliver an invoice to the Portfolio Manager, the Collateral Agent and the Collateral Administrator in respect of the interest due on such Interest Payment Date. All payments not made directly to a Person specified above shall be made as directed in writing by the Administrative Agent to the account designated by the Administrative Agent, the Company or the applicable recipient to the Collateral Agent in writing. Subject to Section 3.03 hereof, all payments by the Company hereunder shall be made without setoff or counterclaim. All interest calculated using the Reference Rate hereunder shall be computed on the basis of a year of 360 days and all interest calculated using the Base Rate hereunder shall be computed on the basis of a year of 365 days in each case, payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) If, at least three (3) Business Days prior to any Interest Payment Date or the Maturity Date or an Additional Distribution Date, the Collateral Administrator shall have notified the Company, the Collateral Agent and the Administrative Agent that the Company does not have a sufficient amount of funds in an Eligible Currency on deposit in the Collection Accounts or the Permitted Non-USD Currency Collection Accounts in respect of the applicable Eligible Currency, as applicable, that will be needed (1) to pay to the Lenders all of the amounts required to be paid on such date and/or (2) to pay any expenses required to be paid in accordance with the Priority of Payments, in each case, in such Eligible Currency as required for such payment (a “Currency Shortfall”), then, so long as no Event of Default shall have occurred and is continuing and no Market Value Event has occurred, the Company shall exchange (or shall direct the Collateral Agent to exchange) amounts in another Eligible Currency in any applicable Permitted Non-USD Currency Collection Account or Collection Account for the Currency in respect of which there is a Currency Shortfall in an amount necessary to cure such Currency Shortfall; provided, that the obligation of the Collateral Administrator to provide such notification shall be deemed satisfied by providing the Payment Date Report. Each such exchange shall occur no later than one Business Day prior to such Interest Payment Date or Additional Distribution Date or the Maturity Date, as applicable, and shall be made at the Spot Rate at the time of conversion. If for any reason the Company shall have failed to effect any such currency exchange by the Business Day prior to such date, then the Administrative Agent shall be entitled to (but shall not be obligated to) direct such currency exchange on behalf of the Company.

(c) At any time following the occurrence of a Market Value Event or if an Event of Default has occurred and is continuing, the Administrative Agent may in its sole discretion direct the Collateral Agent to exchange amounts attributable to the Company held in any Permitted Non-USD Currency Account for USD, or exchange amounts in the Collection Account for any Permitted Non-USD Currency, in each case, at the Spot Rate for application hereunder.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day after the Non-Call Period, to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a) not later than 2:00 p.m., New York City time, two (2) Business Days (or, if a currency exchange is required in connection with such payment, three (3) Business Days) before the date of termination or reduction, as applicable. Each such notice shall be irrevocable and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$2,000,000.

(b) The Financing Commitments shall be automatically and irrevocably reduced on the date of any prepayment made in accordance with the definition of “Market Value Cure” in an amount equal to the amount of such prepayment.

(c) The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.

(d) All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(e) The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

ARTICLE V

THE PORTFOLIO MANAGER

SECTION 5.01. Appointment and Duties of the Portfolio Manager.

The Company hereby appoints the Portfolio Manager as its portfolio manager under this Agreement and to perform the investment management functions of the Company set forth herein, and the Portfolio Manager hereby accepts such appointment. For so long as no Market Value Event has occurred and no Event of Default has occurred and is continuing and subject to Section 1.04, the services to be provided by the Portfolio Manager shall consist of (x) selecting, purchasing, managing and directing the investment, reinvestment and disposition of Portfolio Investments, delivering Notices of Acquisition on behalf of and in the name of the Company and (y) acting on behalf of the Company for all other purposes hereof and the transactions contemplated hereby. The Portfolio Manager agrees, in acting on behalf of the Company, to cause the Company to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document (in each case, subject to all qualifications relating to materiality and all applicable grace periods set forth herein or in the applicable Loan Document). The Company hereby irrevocably appoints the Portfolio Manager its true and lawful agent and attorney-in-fact (with full power of substitution) in its name, place and stead and at its expense, in connection with the performance of its duties provided for herein. Without limiting the foregoing:

(a) The Portfolio Manager shall perform its obligations hereunder with reasonable care, using a degree of skill not less than that which the Portfolio Manager exercises with respect to assets of the nature of the Portfolio Investments that it manages for itself and others having similar investment objectives and restrictions and consistent with practices and procedures it reasonably believes are followed by institutional managers of national standing relating to assets of the nature and character of the Portfolio and, to the extent not inconsistent with the foregoing, the Portfolio Manager’s customary standards, policies and procedures; and

(b) The Portfolio Manager shall not (and shall not cause the Company to) take any action that it knows or reasonably should know would (1) violate the constituent documents of the Company, (2) violate any law, rule or regulation applicable to the Company in any material respect, (3) require registration of the Company as an “investment company” under the Investment Company Act of 1940, or (4) cause the Company to violate in any material respect the terms of this Agreement, any other Loan Document or any instruments relating to the Portfolio Investments.

The Portfolio Manager may employ third parties (including its Affiliates) to render advice (including investment advice) and assistance to the Company and to perform any of the Portfolio Manager’s duties hereunder, provided that the Portfolio Manager shall not be relieved of any of its duties or liabilities hereunder regardless of the performance of any services by third parties. For the avoidance of doubt, neither the Administrative Agent nor any Lender shall have the right to remove or replace the Portfolio Manager as investment adviser or portfolio manager hereunder.

The Company has appointed the Portfolio Manager as its portfolio manager under this Agreement and the Portfolio Manager has accepted such appointment. The Portfolio Manager shall perform the investment management functions of the Company set forth herein and therein. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Company herein and in each other Loan Document.

SECTION 5.02. Portfolio Manager Representations as to Eligibility Criteria; Etc. The Portfolio Manager agrees to comply with all covenants and restrictions imposed on the Company hereunder in connection with the performance of its duties on behalf of the Company under this Agreement and the other Loan Documents and not to act in contravention of this Agreement. The Portfolio Manager represents to the other parties hereto that all of the information contained in the related Notice of Acquisition is true, correct and complete in all material respects; provided that, to the extent any such information was furnished (directly or indirectly) to the Company by any third party, such information is as of its delivery date true, complete and correct in all material respects to the knowledge of the Portfolio Manager.

SECTION 5.03. Indemnification. The Portfolio Manager and the Parent, jointly and severally, shall indemnify and hold harmless the Company, the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders and their respective affiliates, directors, officers, stockholders, partners, agents, employees and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, demands, damages or liabilities of any kind, including legal fees and disbursements (collectively, “Liabilities”), and shall jointly and severally reimburse each such Indemnified Person on a current basis for all reasonable and documented expenses (including fees and disbursements of counsel), incurred by such Indemnified Person in connection with investigating, preparing, responding to or defending any investigative, administrative, judicial or regulatory action, suit, claim or proceeding, determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from actions of the Portfolio Manager in performing its duties under this Agreement, strictly in its capacity as Portfolio Manager, constituting fraud, bad faith or willful misconduct, except to the extent that such Liabilities or expenses (x) result from the performance or non-performance of the Portfolio Investments or (y) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, fraud, bad faith, reckless disregard or willful misconduct of the applicable Indemnified Person.

This Section 5.03 shall survive the termination of this Agreement and the repayment of all amounts owing to the Secured Parties hereunder.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 6.01. Representations and Warranties. The Company (and (i) with respect to clauses (a) through (e), (l), (n), (o), (t) through (w) and (aa), the Portfolio Manager and (ii) with respect to clauses (a) through (e), the Parent) represents to the other parties hereto that as of the date hereof and each Trade Date (or as of such other date on which such representations and warranties are required to be made hereunder):

(a) it is duly organized, registered or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization, registration or incorporation and has all requisite power and authority to execute, deliver and perform this Agreement and each other Loan Document to which it is or may become a party and to consummate the transactions herein and therein contemplated;

(b) the execution, delivery and performance of this Agreement and each such other Loan Document, and the consummation of the transactions contemplated herein and therein have been duly authorized by it and this Agreement and each other Loan Document to which it is or may become a party constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms (subject to (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) any other Legal Reservations);

(c) the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party and the consummation of the transactions contemplated herein and therein do not conflict with the provisions of its governing instruments and will not violate in any material way any provisions of Applicable Law or regulation or any applicable order of any court or regulatory body and will not result in the material breach of, or constitute a default, or require any consent, under any material agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected;

(d) it is not subject to any Adverse Proceeding;

(e) it has obtained all consents and authorizations (including all required consents and authorizations of any Governmental Authority) that are necessary to be obtained by it in connection with the execution, delivery and performance of this Agreement and each other Loan Document to which it is a party and each such consent and authorization is in full force and effect except where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(f) it is not required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended;

(g) it has not issued any securities that are or are required to be registered under the Securities Act of 1933, as amended, and it is not a reporting company under the Securities Exchange Act of 1934, as amended;

(h) it has no Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan;

(i) (x) its assets do not constitute “plan assets” within the meaning of the Plan Asset Rules; (y) except as would not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate has within the last six years sponsored, maintained, contributed to, or been required to contribute to any Plan and no ERISA Affiliate has any liability with respect to any Plan and (z) it does not have any material liability with respect to any Plan;

(j) as of the date of this Agreement it is, and immediately after giving effect to any Advance it will be, Solvent and it is not entering into this Agreement or any other Loan Document or consummating any transaction contemplated hereby or thereby with any intent to hinder, delay or defraud any of its creditors;

(k) it is not in default under any other contract to which it is a party except where such default would not reasonably be expected to have a Material Adverse Effect;

(l) it has complied in all material respects with all Applicable Laws, judgments, agreements with governmental authorities, decrees and orders with respect to its business and properties and the Portfolio;

(m) it does not have any Subsidiaries or own any Investments in any Person other than the Portfolio Investments or Investments (i) constituting Eligible Investments (as measured at their time of acquisition), (ii) acquired by the Company with the approval of the Administrative Agent, or (iii) the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(n) (x) it has disclosed to the Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters actually known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (y) no information (other than projections, forward-looking information, general economic data or industry information) heretofore furnished by or on behalf of the Company in writing to the Administrative Agent or any Lender in connection with this Agreement or any transaction contemplated hereby (after taking into account all updates, modifications and supplements to such information) contains (or, to the extent any such information was furnished (directly or indirectly) by a third party, to the Company’s knowledge contains), when taken as a whole, as of its delivery date, any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (z) as of the Effective Date, to the best knowledge of the Company, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects;

(o) all of the conditions to the acquisition of the Portfolio Investments specified in Section 1.03 have been satisfied or waived;

(p) the Company has timely filed all material Tax returns required by Applicable Law to have been filed by it; all such Tax returns are true and correct in all material respects; and the Company has paid or withheld (as applicable) all material Taxes owing or required to be withheld by it (if any) shown on such Tax returns, except any such Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside in accordance with GAAP on its books and records; provided that the contest, if adversely determined, could not reasonably be expected to subject the Collateral to forfeiture or material loss;

(q) the Company is and will be treated as a disregarded entity for U.S. federal income tax purposes;

(r) the Company is and will be wholly owned by the Parent, which is a U.S. Person;

(s) prior to the date hereof, it has not engaged in any business operations or activities other than as an ownership entity for Portfolio Investments and similar Loan or debt obligations and activities incidental thereto;

(t) neither it nor any of its Affiliates is (i) a Sanctioned Person; (ii) a Person that resides or has a place of business in a Sanctioned Country or a country or territory that is designated as a “Non-Cooperative Jurisdiction” by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (iii) a “Foreign Shell Bank” within the meaning of the PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (iv) a Person that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Sections 311 of the PATRIOT Act as warranting special measures due to money laundering concerns. It is in compliance with all applicable Sanctions and also in compliance with all applicable provisions of the PATRIOT Act;

(u) it is subject to policies and procedures designed to ensure compliance by it, its respective directors, managers, officers, employees and agents (as applicable) with Anti-Corruption Laws and Sanctions, and it and its officers and directors and, to its knowledge, its employees, members and agents are in compliance with Anti-Corruption Laws and applicable Sanctions and are not knowingly engaged in any activity that would reasonably be expected to result in it being designated as a Sanctioned Person. None of (i) the Company or its directors, officers, managers or employees or (ii) to the knowledge of the Company, any director, manager or agent of the Company that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person;

(v) the Loan Documents, together with the constituent documents of the Company and the applicable Underlying Instruments and agreements involving the purchase, sale or participation with respect to Portfolio Investments, represent all of the material agreements among the Portfolio Manager, the Parent and the Seller, on the one hand, and the Company, on the other. The Company has good and marketable title to all Portfolio Investments and other Collateral free of any Liens (other than Permitted Liens) and no effective financing statement (other than with respect to Permitted Liens) or other instrument similar in effect naming or purportedly naming the Company or any of its Affiliates as debtor and covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of the Collateral Agent as “Secured Party” pursuant hereto, as necessary or advisable in connection with the Sale Agreement or which has been terminated;

(w) the Company is not relying on any advice (whether written or oral) of any Lender, Agent or any of their respective Affiliates in connection with its entering into and performing its obligations under this Agreement;

(x) there are no judgments for Taxes with respect to the Company and no claim is being asserted with respect to the Taxes of the Company;

(y) upon the making of each Advance, the Collateral Agent, for the benefit of the Secured Parties, will have acquired a perfected, first priority and valid security interest (except, as to priority, for any Permitted Liens) in the Collateral acquired with the proceeds of such Advance, free and clear of any adverse claim (other than Permitted Liens) or restrictions on transferability;

(z) the Parent is not required to register as an investment company under the Investment Company Act of 1940, as amended;

(aa) the Portfolio Manager is a relying adviser of a Person that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

(bb) no ERISA Event has occurred; and

(cc) all proceeds of the Advances will be used by the Company only in accordance with the provisions of this Agreement. No part of the proceeds of any Advance will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock. Neither the making of any Advance nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve Board. No Advance is secured, directly or indirectly, by Margin Stock, and the Collateral does not include Margin Stock.

SECTION 6.02. Covenants of the Company and the Portfolio Manager. The Company (and with respect to clauses (e), (g), (k), (o), (r), (hh) and (ii), the Portfolio Manager):

(a) shall at all times: (i) maintain at least one independent manager, director or member (who is in the business of serving as an independent manager or director); (ii) maintain its own separate books and records and bank accounts; (iii) hold itself out to the public and all other Persons as a legal entity separate from any other Person (without limiting the foregoing, it is acknowledged that for accounting purposes, the Company may be consolidated as required by GAAP and included in such Person’s consolidated financial statements); (iv) [reserved]; (v) file its own Tax returns, except to the extent that the Company is treated as a “disregarded entity” for Tax purposes and is not required to file any Tax returns under Applicable Law, and pay any Taxes so required to be paid under Applicable Law, except for those Taxes being contested in good faith by appropriate proceedings and in respect of which the Company has established proper reserves on its books in accordance with GAAP; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name (except as may be required for U.S. federal income and applicable state and local tax purposes) and comply with all organizational formalities necessary to maintain its separate existence; (viii) maintain separate financial statements; (ix) pay its own liabilities only out of its own funds; (x) except as permitted hereunder and under the other Loan Documents, maintain an arm’s length relationship with the Parent and each of its other Affiliates; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for shared office space; (xiii) use separate stationery, invoices and checks; (xiv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity; (xvi) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) not acquire the obligations or any securities of its Affiliates except as permitted under the Loan Documents; (xviii) cause the managers, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and (xix) maintain at least one special member, who, upon the dissolution of the sole member or the withdrawal or the disassociation of the sole member from the Company, shall immediately become the member of the Company in accordance with its organizational documents;

(b) shall not (i) engage, directly or indirectly, in any business, other than the actions permitted pursuant to its constituent documents and actions required or permitted to be performed under the preceding clause (a); (ii) fail to be Solvent; (iii) release, sell, transfer, convey or assign any Portfolio Investment to the extent otherwise prohibited by the Loan Documents; (iv) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Company, enter into any transaction with an Affiliate of the Company except on commercially reasonable terms not materially less favorable to the Company (taken as a whole) than those available to unaffiliated parties in an arm’s-length transaction; (v) identify itself as a department or division of any other Person; or (vi) own any material asset or property other than the Collateral and other assets as permitted hereunder, the Sale Agreement and the other Loan Documents, and the related assets and incidental personal property necessary for the ownership or operation of these assets and the operation of the Company;

(c) (i) shall, no later than three days following the Guarantee End Date (solely pursuant to clause (x) of the definition of “Guarantee End Date”), deliver opinions of Dechert LLP relating to certain true sale and non-consolidation and bankruptcy matters as the Administrative Agent shall reasonably request and (ii) shall take all actions consistent with and shall not take any action contrary to the “Facts and Assumptions” sections in such opinions of Dechert LLP relating to such true sale and non-consolidation and bankruptcy matters;

(d) shall not create, incur, assume or suffer to exist any Indebtedness other than (i) Indebtedness incurred under the terms of the Loan Documents, (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Loan Documents and (iii) if applicable, the obligation to make future payments under any Delayed Funding Term Loan or Revolving Loan; provided that the Company shall not acquire any Delayed Funding Term Loan or Revolving Loan if such acquisition would cause the Unfunded Exposure Amount, collateralized or uncollateralized, to exceed 10.0% of the Collateral Principal Amount;

(e) shall comply with all Anti-Corruption Laws and applicable Sanctions and the Portfolio Manager shall maintain in effect and enforce policies and procedures designed to ensure compliance by the Company and its directors, managers, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions;

(f) shall not amend (1) any of its constituent documents or (2) any Loan Document in any manner that would reasonably be expected to adversely affect the Lenders in any material respect, without, in each case, the prior written consent of the Administrative Agent;

(g) shall not (A) permit the validity or effectiveness of this Agreement or any grant hereunder to be impaired, or permit the Lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, any other Loan Document or the Advances, except as may be expressly permitted hereby, (B) permit any Lien to be created on or extend to or otherwise arise upon or burden the Collateral or any part thereof, any interest therein or the proceeds thereof, in each case, other than Permitted Liens or (C) take any action that would cause the Lien of this Agreement not to constitute a valid perfected security interest in the Collateral that is of first priority, free and clear of any Lien, except for Permitted Liens;

(h) shall not, without the prior consent of the Administrative Agent (acting at the direction of the Required Lenders), which consent may be withheld in the sole and absolute discretion of the Required Lenders, enter into any hedge agreement;

(i) shall not change its name, identity or corporate structure in any manner that would make any financing statement or continuation statement filed by the Company (or by the Collateral Agent on behalf of the Company) in accordance with subsection (a) above materially misleading or change its jurisdiction of organization, unless the Company shall have given the Administrative Agent and the Collateral Agent at least ten (10) Business Days (or such shorter period as agreed to by the Administrative Agent in its sole discretion) prior written notice thereof, and shall promptly file, or authorize the filing of, appropriate amendments to all previously filed financing statements and continuation statements (and shall provide a copy of such amendments to the Collateral Agent and Administrative Agent together with written confirmation to the effect that all appropriate amendments or other documents in respect of previously filed statements have been filed);

(j) shall do or cause to be done all things reasonably necessary to (i) preserve and keep in full force and effect its existence as a limited liability company and take all reasonable action to maintain its rights, franchises, licenses and permits material to its business in the jurisdiction of its formation and (ii) qualify and remain qualified as a limited liability company in good standing in each jurisdiction in which such qualification is necessary to protect the validity and enforceability of the Loan Documents or any of the Collateral;

(k) shall comply with all Applicable Law (whether statutory, regulatory or otherwise), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(l) shall not merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, in each case, without the prior written consent of the Administrative Agent;

(m) except for Investments permitted by Section 6.02(u)(C) and without the prior written consent of the Administrative Agent, shall not form, or cause to be formed, any Subsidiaries; or make or suffer to exist any Loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Affiliate or any other Person except investments as otherwise permitted herein and pursuant to the other Loan Documents;

(n) shall ensure that (i) its affairs are conducted so that its assets do not constitute “plan assets” within the meaning of the Plan Asset Rules, (ii) except as would not reasonably be expected to have a Material Adverse Effect, neither it nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan and no ERISA Affiliate has any liability with respect to any Plan and (iii) it does not incur any material liability with respect to a Plan;

(o) except for the security interest granted hereunder and as otherwise permitted hereunder, shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein (other than Permitted Liens), and the Company shall defend the right, title, and interest of the Collateral Agent (for the benefit of the Secured Parties) and the Lenders in and to the Collateral against all claims of third parties claiming through or under the Company (other than Permitted Liens);

(p)

(i) shall promptly furnish to the Administrative Agent, and the Administrative Agent shall furnish to the Lenders, copies of the following financial statements, reports and information: (i) as soon as available, but in any event within 120 days after the end of each fiscal year of the Guarantor, a copy of the audited consolidated and consolidating balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such year, the related consolidated and consolidating statements of income for such year and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year; provided, that the financial statements required to be delivered pursuant to this clause (i) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in the Guarantor’s annual report on Form 10-K, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; (ii) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year (other than the last fiscal quarter of each fiscal year), an unaudited consolidated and consolidating balance sheet of the Guarantor and its consolidated Subsidiaries as of the end of such fiscal quarter and including the prior comparable period (if any), and the unaudited consolidated and consolidating statements of income of the Guarantor and its consolidated Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, and the unaudited consolidated statements of cash flows of the Guarantor and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter; provided, that the financial statements required to be delivered pursuant to this clause (ii) which are made available via EDGAR, or any successor system of the Securities Exchange Commission, in Guarantor’s quarterly report on Form 10-Q, shall be deemed delivered to the Administrative Agent on the date such documents are made so available; and (iii) from time to time, such other information or documents (financial or otherwise) as the Administrative Agent or the Required Lenders may reasonably request (to the extent reasonably available to the Company and not subject to applicable obligations of confidentiality; provided that the Portfolio Manager shall use commercially reasonable efforts to obtain any necessary consents to providing to the Administrative Agent and/or the Required Lenders any such information or documents reasonably requested by them that are subject to an obligation of confidentiality);

(ii) shall promptly furnish to the Administrative Agent as soon as available, but no later than the date any financial statements are due pursuant to Section 6.02(p)(i) or (ii), a compliance certificate, certified by a Responsible Officer of the Company to be true and correct (in the case of subclauses (B) and (C) below, subject to any applicable knowledge qualifications set forth in any covenant, representation or warranty), (A) stating whether any Default or Event of Default exists; (B) stating that the Company is in compliance with the covenants set forth in this Agreement and in the Guaranty (including the Guarantor Covenant), and, with respect to the Guarantor Covenant, providing the amounts of Unfunded Capital Commitments and Net Asset Value (as defined in the Guaranty) of the Guarantor and a reasonably detailed calculation evidencing compliance with the Guarantor Covenant), including a certification that the Collateral has been Delivered to the Collateral Agent; (C) stating whether the representations and warranties of the Company contained in Article IV, or in any other Loan Document, or which are contained in any document furnished at any time or in connection herewith or therewith, are true and correct in all material respects on and as of the date thereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date (or in the event that any such representations or warranties are not then true and correct, setting forth the nature of any such deficiency); provided that the Administrative Agent’s or any Lender’s failure to exercise any rights, privileges, powers and remedies in connection with any breach of any representation or warranty noticed in accordance with this clause (C) shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances; and (D) certifying that such consolidated financial statements fairly present in all material respects, the financial condition and the results of operations of the Company on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim financial statements, to year-end audit adjustments permitted under GAAP and the absence of footnotes;

(q) shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or upon the income, profits or property of the Company; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax (i) the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which disputed amounts adequate reserves in accordance with GAAP have been made and (ii) the contest, if adversely determined, could not reasonably be expected to subject the Collateral to forfeiture or material loss, and (iii) the failure of which to pay or discharge could not reasonably be expected to have a Material Adverse Effect;

(r) shall permit representatives of the Administrative Agent at any time and from time to time as the Administrative Agent shall reasonably request, and at the Company’s expense, (A) to inspect and make copies of and abstracts from its records relating to the Portfolio Investments and (B) to visit its properties in connection with the collection, processing or managing of the Portfolio Investments for the purpose of examining such records, and to discuss matters relating to the Portfolio Investments or such Person’s performance under this Agreement and the other Loan Documents with any officer or employee or auditor (if any) of such Person having knowledge of such matters (including, if requested by the Administrative Agent, quarterly telephone conferences with representatives of the Company with respect to review of the Portfolio Investments). The Company agrees to render to the Administrative Agent such clerical and other assistance as may be reasonably requested with regard to the foregoing; provided that such assistance shall not interfere in any material respect with the Company’s or the Portfolio Manager’s business and operations. So long as no Event of Default has occurred and is continuing and no Market Value Event has occurred, such visits and inspections shall occur only (i) upon five (5) Business Days’ prior written notice, (ii) during normal business hours and (iii) no more than once in any calendar year. Following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, there shall be no limit on the timing or number of such inspections and only one (1) Business Day prior notice will be required before any inspection. Notwithstanding anything to the contrary in this clause (r), neither the Company nor any Affiliate thereof will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (x) constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or (z) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that the Company shall make reasonable efforts to respond to the requests of the Administrative Agent without providing information subject to the restrictions of this sentence;

(s) shall not use any part of the proceeds of any Advance, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations T, U and X;

(t) shall not make any Restricted Payments without the prior written consent of the Administrative Agent; provided that the Company may make Permitted Distributions subject to the other requirements of this Agreement;

(u) shall not make or hold any Investments, except (A) the Portfolio Investments or Investments constituting Eligible Investments (measured at the time of acquisition), (B) those that have been consented to by the Administrative Agent or (C) those the Company shall have acquired or received as a distribution in connection with a workout, bankruptcy, foreclosure, restructuring or similar process or proceeding involving a Portfolio Investment or any issuer thereof;

(v) shall not request any Advance, and the Company shall not directly or indirectly, use, and shall procure that its directors, officers, employees and agents shall not directly or indirectly use, the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto;

(w) other than (i) with the written consent of the Administrative Agent (including via email), (ii) pursuant to the Sale Agreement or (iii) in a required sale directed by the Administrative Agent under Section 1.04 following the occurrence of a Market Value Event, shall not transfer to any of its Affiliates any Portfolio Investment purchased from any of its Affiliates (other than sales to Affiliates conducted on terms and conditions consistent with those of an arm’s length transaction and at fair market value);

(x) shall post on a password protected website maintained by the Administrative Agent to which the Portfolio Manager will have access or deliver via email to the Administrative Agent, with respect to each Portfolio Investment, without duplication of any other reporting requirements set forth in this Agreement or any other Loan Document, (A) to the extent reasonably available to the Portfolio Manager and subject to applicable obligations of confidentiality, any management discussion and analysis received by the Company or the Portfolio Manager, (B) any periodic financial reporting packages provided by the related Portfolio Investment Obligor and (C) any written notifications of Portfolio Investment Material Events with respect to such Portfolio Investment or the related Portfolio Investment Obligor received by the Company or the Portfolio Manager (including, in each case, any attached or included information, statements and calculations). The Company (or the Portfolio Manager on its behalf) shall post or deliver via email all information and notices set forth in the immediately preceding sentence (1) in the case of notifications of Portfolio Investment Material Events, promptly following receipt thereof by the Company or the Portfolio Manager (and, in any case, not later than 5:00 p.m. New York City time within two (2) Business Days of the date of receipt thereof by the Company or the Portfolio Manager) and (2) in all other cases, within five (5) Business Days of the receipt thereof by the Company or the Portfolio Manager. The Company shall cause the Portfolio Manager to provide such other information as the Administrative Agent may reasonably request with respect to any Portfolio Investment or Portfolio Investment Obligor (to the extent reasonably available to the Portfolio Manager and subject to applicable obligations of confidentiality; provided that the Portfolio Manager shall use commercially reasonable efforts to obtain any necessary consents to providing to the Administrative Agent any such information reasonably requested by the Administrative Agent that is subject to an obligation of confidentiality);

(y) shall not elect to be classified as other than a disregarded entity or partnership for U.S. federal income tax purposes, nor shall the Company take any other action or actions that would cause it to be classified, taxed or treated as a corporation or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes (including transferring interests in the Company on or through an established securities market or secondary market (or the substantial equivalent thereof), within the meaning of Section 7704(b) of the Code (and Treasury regulations thereunder);

(z) shall only have partners or owners that are treated as U.S. Persons or that are disregarded entities owned by a U.S. Person and shall not recognize the transfer of any interest in the Company that constitutes equity for U.S. federal income tax purposes to a Person that is not a U.S. Person;

(aa) shall from time to time execute and deliver all such supplements and amendments hereto and all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be reasonably necessary to secure the rights and remedies of the Secured Parties hereunder and to grant more effectively all or any portion of the Collateral, maintain or preserve the security interest (and the priority thereof) of this Agreement or to carry out more effectively the purposes hereof, perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement, preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the Secured Parties in the Collateral and the Collateral Agent against the claims of all Persons and parties, pay any and all Taxes levied or assessed upon all or any part of the Collateral and use its commercially reasonable efforts to minimize Taxes and any other costs arising in connection with its activities or give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable to create, preserve, perfect or validate the security interest granted pursuant to this Agreement or to enable the Collateral Agent to exercise and enforce its rights hereunder with respect to such pledge and security interest, and hereby authorizes the Collateral Agent to file a UCC financing statement listing ‘all assets of the debtor’ (or substantially similar language) in the collateral description of such financing statement;

(bb) shall use all commercially reasonable efforts to elevate all Participation Interests to absolute assignments within the applicable then-current standard settlement timeframes set forth in LSTA guidelines;

(cc) shall not hire any employees;

(dd) shall not maintain any bank accounts or securities accounts other than the Collateral Accounts;

(ee) except as otherwise expressly permitted herein (including, without limitation, in connection with any workout, bankruptcy or restructuring consented to by the Portfolio Manager), shall not cancel or terminate the outstanding principal amount under any of the Underlying Instruments in respect of a Portfolio Investment to which the Company is party or beneficiary (in any capacity), or consent to or accept any cancellation or termination other than by the terms of such Underlying Instruments of any of such agreements (in each case) without payment in full of such Portfolio Investment or the applicable portion thereof so cancelled or terminated unless (in each case) the Administrative Agent shall have consented thereto in writing in its sole discretion;

(ff) shall not make or incur any capital expenditures except as reasonably required to perform its functions in accordance with this Agreement;

(gg) [reserved];

(hh) shall not act on behalf of a Sanctioned Person or in a Sanctioned Country, and none of the Company, the Portfolio Manager or any of their respective Affiliates, owners, directors, officers or agents is a Sanctioned Person. The Company does not own and will not acquire, and the Portfolio Manager will not cause the Company to own or acquire, any security issued by, or interest in, Sanctioned Person or Sanctioned country, except to the extent permitted for a Person required to comply with Sanctions;

(ii) shall give notice in writing (which may be by electronic mail) to the Administrative Agent (with a copy to the Collateral Agent) promptly upon (and in no event later than (x) in the case of clause (5) listed below, two (2) Business Days after and (y) in the case of any other circumstance listed below, one (1) Business Day after) the occurrence of any of the following:

(1) any Adverse Proceeding;

(2) any Default or Event of Default;

(3) any adverse claim asserted against any of the Portfolio Investments, the Collateral Accounts or any other Collateral;

(4) any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(5) any Portfolio Investment becoming an Ineligible Investment.

SECTION 6.03. Amendments of Portfolio Investments, Etc. If the Company or the Portfolio Manager receives any notice or other formal written communication (including via email) concerning any amendment, supplement, consent, waiver or other modification of any Portfolio Investment or any related Underlying Instrument or rights thereunder which in the commercial reasonable judgement of the Portfolio Manager is not solely ministerial and clerical in nature (each, an “Amendment”) with respect to any Portfolio Investment or any related Underlying Instrument, or notifies in writing any Portfolio Investment Obligor of any affirmative determination to exercise or refrain from exercising any rights or remedies thereunder, it will give prompt (and in any event, not later than three (3) Business Days’) notice thereof to the Administrative Agent. In any such event, the Company shall exercise all voting and other powers of ownership relating to such Amendment or the exercise of such rights or remedies as the Portfolio Manager shall deem appropriate under the circumstances; provided that if an Event of Default has occurred and is continuing or a Market Value Event has occurred, the Company will exercise all voting and other powers of ownership as the Administrative Agent (acting at the direction of the Required Lenders) shall instruct (it being understood that if the terms of the related Underlying Instrument expressly prohibit or restrict any such rights given to the Administrative Agent, then such right shall be limited to the extent necessary so that such prohibition or restriction is not violated). In any such case, following the Company’s receipt thereof, the Company shall promptly provide to the Administrative Agent copies of all executed amendments to Underlying Instruments, executed waiver or consent forms or other documents executed or delivered in connection with any Amendment.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a) the Company shall fail to pay any amount owing by it in respect of the Secured Obligations (whether for principal, interest, fees or other amounts) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and, solely in the case of amounts other than principal and interest, such failure continues for a period of one (1) Business Day following such failure;

(b) any representation or warranty made or deemed made by or on behalf of the Company, the Portfolio Manager, the Parent, the Guarantor or the Seller (collectively, the “Credit Risk Parties”) herein or in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, or other document (other than projections, forward-looking information, general economic data or industry information) furnished pursuant hereto or in connection herewith or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if such failure is capable of being remedied, such failure shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by the Company of written notice of such failure from the Administrative Agent and (ii) a Responsible Officer of the Company becoming aware of such failure (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute a failure);

(c) (A) the Company shall fail to observe or perform any covenant, condition or agreement contained in Section 6.02(a)(i) through (vii), (xi), (xiv) or (xix), (b)(i) through (iv), (c)(i), (d), (f), (h), (i), (l), (m), (o), (t), (v), (w), (cc), (hh) or (ii), Section 8.02(b) or the last sentence of the first paragraph of Section 1.04, (B) prior to the Guarantee End Date (as defined in the Guaranty), the Guarantor shall fail to observe or perform the Guarantor Covenant or (C) any Credit Risk Party shall fail to observe or perform any other covenant, condition or agreement contained herein (it being understood that the failure of a Portfolio Investment to satisfy the Eligibility Criteria after the date of its purchase shall not constitute such a failure) or in any other Loan Document and, in the case of this clause (C), if such failure is capable of being remedied, such failure shall continue for a period of thirty (30) days following the earlier of (i) receipt by such Credit Risk Party of written notice of such failure from the Administrative Agent and (ii) a Responsible Officer of such Credit Risk Party becoming aware of such failure;

(d) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Risk Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Risk Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for forty-five (45) days or an order or decree approving or ordering any of the foregoing shall be entered;

(e) any Credit Risk Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (d) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Credit Risk Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(f) any Credit Risk Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(g) the passing of a resolution by the equity holders of the Company in respect of the winding up on a voluntary basis of the Company, the Parent or, prior to the Guarantee End Date (as defined in the Guaranty), the Guarantor;

(h) any final judgments or orders (not subject to appeal or otherwise non-appealable) by one or more courts of competent jurisdiction for the payment of money in an aggregate amount in excess of U.S.$1,000,000 (after giving effect to insurance, if any, available with respect thereto) shall be rendered against the Company, the Parent or, prior to the Guarantee End Date (as defined in the Guaranty), the Guarantor, and the same shall remain unsatisfied, unvacated, unbonded or unstayed for a period of forty-five (45) days after the date on which the right to appeal has expired;

(i) an ERISA Event occurs except, with respect to clause (2) of the definition thereof, where such ERISA Event would not reasonably be expected to have a Material Adverse Effect;

(j) a Change of Control occurs;

(k) the Company or the pool of Collateral shall become required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(l) the Portfolio Manager (i) resigns as Portfolio Manager under this Agreement, (ii) assigns any of its obligations or duties as Portfolio Manager in contravention of the terms of this Agreement or (iii) otherwise ceases to act as Portfolio Manager in accordance with the terms of this Agreement and, in each case, an Affiliate of the Portfolio Manager is not appointed (and has accepted such appointment) in accordance with this Agreement;

(m) the Administrative Agent has determined and notified the Portfolio Manager in writing that the Net Advances are greater than the product of (1) the Net Asset Value multiplied by 70.0%, and such excess is not remedied within one (1) Business Day (or, if such Event of Default occurs contemporaneously with a Market Value Event and an Extended Cure Period is in effect, within the Extended Cure Period);

(n) (i) failure of the Company to fund the Unfunded Exposure Account when required in accordance with Section 2.03(f) other than in the case that any Lender fails to make the Advance required in accordance with Section 2.03(f) or (ii) failure of the Company to satisfy its obligations in respect of unfunded obligations with respect to any Delayed Funding Term Loan or Revolving Loan (including the payment of any amount in connection with the sale thereof to the extent required under this Agreement); provided that the failure of the Company to undertake any action set forth in this clause (n) is not remedied within two (2) Business Days; or

(o) the expiration or termination of the Guaranty or the failing or ceasing of the Guaranty to be in full force and effect for the purpose of this Agreement, in each case, prior to the Guarantee End Date (as defined in the Guaranty) (other than with the prior written consent of the Administrative Agent), or the Guarantor disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, the Guaranty (in each case, in writing);

then, and in every such event (other than an event with respect to the Company described in clause (d) or (e) of this Article), and at any time thereafter in each case during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Financing Commitments, and thereupon the Financing Commitments shall terminate immediately, and (ii) declare all of the Secured Obligations then outstanding to be due and payable in whole (or in part, in which case any Secured Obligations not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the Secured Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; and in case of any event with respect to the Company described in clause (d) or (e) of this Article, the Financing Commitments shall automatically terminate and all Secured Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE VIII

COLLATERAL ACCOUNTS; COLLATERAL SECURITY

SECTION 8.01. The Collateral Accounts; Agreement as to Control.

(a) Establishment and Maintenance of Collateral Accounts. The Company has appointed the Securities Intermediary to establish, and (i) in the case of the USD Collateral Accounts, the Securities Intermediary has established pursuant to the Account Control Agreement on or prior to the date hereof or (ii) in the case of the Permitted Non-USD Collateral Accounts, shall be established on or after the date hereof and pursuant to the terms of the Account Control Agreement, each of (1) the Custodial Account, (2) the Interest Collection Account, (3) the Principal Collection Account, (4) the MV Cure Account, (5) the USD Pass-Through Collection Account and (6) the Unfunded Exposure Account (collectively, the “Collateral Accounts”). The Securities Intermediary agrees to maintain the Collateral Accounts in accordance with the Account Control Agreement as a “securities intermediary” (within the meaning of Section 8-102(a)(14) of the UCC), in the name of the Company subject to the lien of the Collateral Agent.

Notwithstanding the foregoing, it is understood and agreed that the Permitted Non-USD Currency Accounts shall not be established until such time as the Securities Intermediary notifies the Company and the Collateral Agent that it has received the information from the Company required for the establishment of such accounts and that such accounts are established, operational and available to receive cash and Portfolio Investments (and neither the Securities Intermediary nor the Collateral Agent shall have any liability for any failure or delay in the establishment of such accounts or the receipt of such cash or Portfolio Investments) (each such notice, a “Permitted Non-USD Currency Account Opening Notice”).

(b) Investment of Funds on Deposit in the Unfunded Exposure Account. All amounts on deposit in the Unfunded Exposure Account shall be invested (and reinvested) at the written direction of the Company (or the Portfolio Manager on its behalf) delivered to the Collateral Agent in Eligible Investments; provided that, following the occurrence and during the continuance of an Event of Default or following a Market Value Event, all amounts on deposit in the Unfunded Exposure Account shall be invested, reinvested and otherwise disposed of at the written direction of the Administrative Agent delivered to the Collateral Agent.

(c) Unfunded Exposure Account.

(i) Amounts may be deposited into the Unfunded Exposure Account from time to time in accordance with Section 4.05. Amounts shall also be deposited into the Unfunded Exposure Account as set forth in Section 2.03(f).

(ii) While no Event of Default has occurred and is continuing and no Market Value Event has occurred and subject to satisfaction of the Borrowing Base Test (after giving effect to such release), the Portfolio Manager may direct, by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator), the release of funds on deposit in the Unfunded Exposure Account (i) for the purpose of funding the Company’s unfunded commitments with respect to Delayed Funding Term Loans or Revolving Loan, for deposit into the Principal Collection Account and (ii) so long as no Unfunded Exposure Shortfall Amount exists or would exist after giving effect to the withdrawal. Following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, at the written direction of the Administrative Agent (at the direction of the Required Lenders) (with a copy to the Collateral Administrator and the Collateral Agent), the Securities

Intermediary shall transfer all amounts in the Unfunded Exposure Account to the Principal Collection Account to be applied pursuant to Section 4.05. Upon the direction of the Company by means of an instruction in writing to the Securities Intermediary (with a copy to the Collateral Administrator, the Collateral Agent and the Administrative Agent), any amounts on deposit in the applicable Unfunded Exposure Account in excess of outstanding funding obligations of the Company shall be released to the Principal Collection Account to prepay the outstanding Advances; provided that any such prepayment does not cause the aggregate outstanding principal amount of the Advances to be less than the Minimum Funding Amount.

SECTION 8.02. Collateral Security; Pledge; Delivery.

(a) Grant of Security Interest. As collateral security for the prompt payment in full when due of all the Company’s obligations to the Agents, the Securities Intermediary, the Collateral Administrator and the Lenders (collectively, the “Secured Parties”) under this Agreement and the other Loan Documents (collectively, the “Secured Obligations”), the Company hereby pledges to the Collateral Agent and grants a continuing security interest in favor of the Collateral Agent in all of the Company’s right, title and interest in, to and under (in each case, whether now owned or existing, or hereafter acquired or arising) all accounts, payment intangibles, general intangibles, chattel paper, electronic chattel paper, instruments, deposit accounts, letter of credit rights, investment property, and any and all other property of any type or nature owned by it (all of the property described in this clause (a) being collectively referred to herein as “Collateral”), including, without limitation: (1) each Portfolio Investment, (2) all of the Company’s interests in the Collateral Accounts and all investments, obligations and other property from time to time credited thereto, (3) the Sale Agreement, any other Loan Document and all rights related to each such agreement, (4) all other property of the Company and (5) all proceeds thereof, all accessions to and substitutions and replacements for, any of the foregoing, and all rents, profits and products of any thereof.

(b) Delivery and Other Perfection. In furtherance of the collateral arrangements contemplated herein, the Company shall (1) Deliver to the Collateral Agent the Collateral hereunder as and when acquired by the Company; (2) if any of the securities, monies or other property pledged by the Company hereunder are received by the Company, forthwith take such action as is necessary to ensure the Collateral Agent’s continuing perfected security interest in such Collateral (including Delivering such securities, monies or other property to the Collateral Agent); and (3) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent, the Lenders and the Collateral Agent, at the expense of the Company for one such opinion per calendar year, legal opinions from Dechert LLP or other counsel reasonably acceptable to the Administrative Agent and the Lenders, as to the perfection and priority of the Collateral Agent’s security interest in any of the Collateral.

(c) Remedies, Etc. During the period in which an Event of Default shall have occurred and be continuing, the Collateral Agent shall (but only if and to the extent directed in writing by the Required Lenders) do any of the following:

(i) Exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s or its designee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent or a designee of the Collateral Agent (acting at the direction of the Required Lenders) may deem commercially reasonable. The Company agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days’ prior notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Collateral Agent or its designee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned;

(ii) Transfer all or any part of the Collateral into the name of the Collateral Agent or a nominee thereof;

(iii) Enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(iv) Endorse any checks, drafts, or other writings in the Company’s name to allow collection of the Collateral;

(v) Take control of any proceeds of the Collateral;

(vi) Execute (in the name, place and stead of any of the Company) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral; and/or

(vii) Perform such other acts as may be reasonably required to do to protect the Collateral Agent’s rights and interest hereunder.

(d) Compliance with Restrictions. The Company and the Portfolio Manager agree that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing, the Collateral Agent or its designee are hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel in writing is necessary in order to avoid any violation of Applicable Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official, and the Company and the Portfolio Manager further agree that such compliance shall not, in and of itself, result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to the Company or the Portfolio Manager for any discount allowed by the reason of the fact that such Collateral is sold in good faith compliance with any such limitation or restriction.

(e) Private Sale. The Collateral Agent shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to clause (c) above conducted in a commercially reasonable manner. The Company and the Portfolio Manager hereby waive any claims against each Agent and Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

(f) Collateral Agent Appointed Attorney-in-Fact. The Company hereby appoints the Collateral Agent as the Company’s attorney-in-fact (it being understood that the Collateral Agent shall not be deemed to have assumed any of the obligations of the Company by this appointment), with full authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent’s discretion (exercised at the written direction of the Administrative Agent or the Required Lenders, as the case may be), after the occurrence and during the continuation of an Event of Default, to take any action and to execute any instrument which the Administrative Agent or the Required Lenders may deem necessary or advisable to accomplish the purposes of this Agreement. The Company hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this clause is irrevocable during the term of this Agreement and is coupled with an interest.

(g) Further Assurances. The Company covenants and agrees that, from time to time upon the request of the Collateral Agent (as directed by the Administrative Agent), the Company will execute and deliver such further documents, and do such other acts and things as the Collateral Agent (as directed by the Administrative Agent) may reasonably request in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interest granted hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral; provided that no such document may alter the rights and protections afforded to the Company or the Portfolio Manager herein.

(h) Termination. Upon the payment in full of all Secured Obligations and termination of the Financing Commitments, the security interest granted herein shall automatically (and without further action by any party) terminate and all rights to the Collateral shall revert to the Company. In addition, with respect to any sale or other disposition of a Portfolio Investment permitted by this Agreement, upon the settlement date of such sale or other disposition, the security interest granted herein with respect to such Portfolio Investment shall automatically (and without further action by any party) terminate and all rights to such Portfolio Investment shall revert to the Company. Upon any such termination, the Collateral Agent will, at the Company’s sole expense, deliver to the Company, or cause the Securities Intermediary to deliver, without any representations, warranties or recourse of any kind whatsoever, all certificates and instruments representing or evidencing all of the Collateral held by the Securities Intermediary hereunder (or, in the case of a sale of a Portfolio Investment, all certificates and instruments representing or evidencing such Portfolio Investment held by the Securities Intermediary hereunder), and execute and deliver to the Company or its nominee such documents as the Company shall reasonably request to evidence such termination.

SECTION 8.03. Capital Contributions. The Parent may, from time to time in its sole discretion, (x) deposit amounts into the Principal Collection Account or a Permitted Non-USD Currency Account, as applicable, and/or (y) transfer Eligible Investments or Portfolio Investments, in each case, as equity contributions to the Company, subject to compliance with the factual assumptions and statements set forth in the “Facts and Assumptions” sections in the opinions of Dechert LLP, dated the Effective Date, relating to certain true sale and non-consolidation matters. All such amounts will be included in each applicable compliance calculation under this Agreement, including, without limitation, calculation of the Net Asset Value and the Advance Rate.

ARTICLE IX

THE AGENTS

SECTION 9.01. Appointment of Administrative Agent and Collateral Agent. Each of the Lenders hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent (each, an “Agent” and collectively, the “Agents”) as its agent and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Anything contained herein to the contrary notwithstanding, each Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral hereunder, it being understood and agreed that all powers, rights and remedies hereunder with respect to the Collateral shall be exercised solely by the Collateral Agent for the benefit of the Secured Parties at the direction of the Administrative Agent.

Each financial institution serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not an Agent, and such financial institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company as if it were not an Agent hereunder.

None of the Agents, the Securities Intermediary nor the Collateral Administrator shall have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) none of the Agents, Securities Intermediary nor the Collateral Administrator shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) none of the Agents, Securities Intermediary nor the Collateral Administrator shall have any duty to take any discretionary action or exercise any discretionary powers, except that the foregoing shall not limit any duty expressly set forth in this Agreement to include such rights and powers expressly contemplated hereby or that such Agent is required to exercise as directed in writing by (i) in the case of the Collateral Agent (A) in respect of the exercise of remedies under Section 8.02(c), the Required Lenders, or (B) in all other cases, the Administrative Agent or (ii) in the case of the Administrative Agent, the Required Lenders (or such other number or percentage of Lenders as shall be necessary under the circumstances as provided herein), and (c) except as expressly set forth herein, none of the Agents, Securities Intermediary nor the Collateral Administrator shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company that is communicated to or obtained by the financial institution serving in the capacity of such Agent (except insofar as provided to it as Agent hereunder) or any of its Affiliates in any capacity. None of the Agents, Securities Intermediary nor the Collateral Administrator shall be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct or with the consent or at the request or direction of the Administrative Agent (in the case of the Collateral Administrator and the Collateral Agent only) or the Required Lenders (or such other number or percentage of Lenders that shall be permitted herein to direct such action or forbearance). None of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be deemed to have knowledge of any Default, Event of Default, Market Value Event or failure of the Borrowing Base Test unless and until a Responsible Officer has received written notice thereof from the Company, a Lender or the Administrative Agent (and following the occurrence of an Event of Default, the Collateral Agent shall not be deemed to have knowledge of the curing or waiver of any such Event of Default until it receives written notice thereof from the Administrative Agent). None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness, genuineness, value or sufficiency of this Agreement, any other agreement, instrument or document or the Collateral, or (v) the satisfaction of any condition set forth herein, other than in the case of the Administrative Agent to confirm receipt of items expressly required to be delivered to such Agent. None of the Collateral Agent, the Collateral Administrator, the Securities Intermediary or the Administrative Agent shall be required to risk or expend its own funds in connection with the performance of its obligations hereunder if it reasonably believes it will not receive reimbursement therefor hereunder. Without limitation to the immediately preceding sentence, none of the Collateral Agent, the Collateral Administrator, the Securities Intermediary nor the Administrative Agent shall be required to take any action under this Agreement or any other Loan Document if taking such action would require such person to qualify to do business in any jurisdiction where it is not then so qualified. The motivations of the Agents and the Collateral Administrator are commercial in nature and do not invest in the general performance or operations of the Company.

Each Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, document, electronic communication or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent, the Collateral Administrator and the Securities Intermediary also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent, the Collateral Administrator and the Securities Intermediary may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

In the event the Collateral Agent or the Collateral Administrator shall receive conflicting instruction from the Administrative Agent and the Required Lenders, the instruction of the Required Lenders shall govern. None of the Collateral Administrator, the Securities Intermediary nor the Collateral Agent shall have any duties or obligations under or in respect of any other agreement (including any agreement that may be referenced herein) to which it is not a party. The grant of any permissive right or power to the Collateral Agent hereunder shall not be construed to impose a duty to act. The Collateral Agent may rely upon instructions, electronic communications and information provided by (i) the Administrative Agent as if provided by the Required Lenders directly and (ii) the Portfolio Manager as if provided by the Company directly.

It is expressly acknowledged and agreed that none of the Collateral Administrator, the Securities Intermediary nor the Collateral Agent shall be responsible for, and shall not be under any duty to monitor or determine, compliance with the Eligibility Criteria or the Concentration Limitations in any instance, to determine if the conditions of “Deliver” have been satisfied or otherwise to monitor or determine compliance by any other Person with the requirements of this Agreement.

Each of the Collateral Administrator, the Securities Intermediary and each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents, sub-custodians or bailees appointed by it. None of the Collateral Administrator, the Securities Intermediary or any Agent shall be responsible for any misconduct or negligence on the part of any sub-agent, sub-custodians, bailee or attorney appointed by such Person with due care. Each of the Collateral Administrator, the Securities Intermediary and each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates and the respective directors, officers, employees, agents and advisors of such Person and its Affiliates (the “Related Parties”) for such Person. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent, sub-custodian or bailee and to the Related Parties of the Collateral Administrator, the Securities Intermediary and each Agent and any such sub-agent, sub-custodian or bailee and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent (or such other Person), as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent, the Securities Intermediary and the Administrative Agent may resign at any time upon 30 days’ notice to each other agent, the Lenders, the Portfolio Manager and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Collateral Administrator, Collateral Agent, Securities Intermediary or Administrative Agent, as applicable, gives notice of its resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor shall have been so appointed by the Administrative Agent and shall have accepted such appointment within sixty (60) days after the retiring Agent, Collateral Administrator or Securities Intermediary gives notice of its resignation, such Agent, Collateral Administrator or Securities Intermediary may petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be, hereunder (and, if applicable, under the Account Control Agreement) by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring agent hereunder and under the Account Control Agreement, and the retiring agent shall be discharged from its duties and obligations hereunder and under the Account Control Agreement. After the retiring agent’s resignation hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such retiring agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary, Administrative Agent or Collateral Agent, as the case may be.

Subject to the appointment and acceptance of a successor as provided in this paragraph, each of the Collateral Administrator, the Collateral Agent and the Securities Intermediary may be removed at any time with 30 days’ notice by the Company (with the written consent of the Administrative Agent), with notice to the Collateral Administrator, the Collateral Agent, the Securities Intermediary, the Lenders and the Portfolio Manager (which removal of the Collateral Agent or the Securities Intermediary will also be effective as removal under the Account Control Agreement). Upon any such removal, the Company shall have the right (with the written consent of the Administrative Agent) to appoint a successor to the Collateral Agent, the Collateral Administrator and/or the Securities Intermediary, as applicable. If no successor to any such Person shall have been so appointed by the Company and shall have accepted such appointment within thirty (30) days after such notice of removal, then the Administrative Agent may appoint a successor which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. Upon the acceptance of its appointment as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be, hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed agent hereunder and under the Account Control Agreement, and the removed agent shall be discharged from its duties and obligations hereunder (and, if applicable, under the Account Control Agreement). After the removed agent’s removal hereunder, the provisions of this Article and Sections 5.03 and 10.04 shall continue in effect for the benefit of such removed agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Collateral Administrator, Securities Intermediary or Collateral Agent, as the case may be.

Upon the request of the Company or the Administrative Agent or the successor agent, such retiring or removed agent shall, upon payment of its charges then unpaid, execute and deliver an instrument transferring to such successor agent all the rights, powers and trusts of the retiring or removed agent, and shall duly assign, transfer and deliver to such successor agent all property and money held by such retiring or removed agent hereunder (and under the Account Control Agreement, if applicable). Upon request of any such successor agent, the Company and the Administrative Agent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor agent all such rights, powers and trusts.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, any corporation into which the Collateral Agent, the Securities Intermediary or the Collateral Administrator may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be a party, or any corporation succeeding to the business of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be the successor of the Collateral Agent, the Securities Intermediary or the Collateral Administrator hereunder (and, if applicable, under the Account Control Agreement) without the execution or filing of any paper with any Person or any further act on the part of any Person.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Collateral Administrator, the Securities Intermediary or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender represents and warrants that in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Company, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws).

Anything in this Agreement notwithstanding, in no event shall any Agent, the Collateral Administrator or the Securities Intermediary be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if such Agent, the Collateral Administrator or the Securities Intermediary, as the case may be, has been advised of such loss or damage and regardless of the form of action.

Each Agent, the Securities Intermediary and the Collateral Administrator shall not be liable for any error of judgment made in good faith by an officer or officers of such Agent, the Collateral Administrator or the Securities Intermediary, unless it shall be conclusively determined by a court of competent jurisdiction that such Agent, the Collateral Administrator or the Securities Intermediary was grossly negligent in ascertaining the pertinent facts.

Each Agent, the Securities Intermediary and the Collateral Administrator shall not be responsible for the accuracy or content of any certificate, statement, direction or opinion furnished to it in connection with this Agreement.

Each Agent, the Securities Intermediary and the Collateral Administrator shall not be bound to make any investigation into the facts stated in any resolution, certificate, statement, instrument, opinion, report, consent, order, approval, bond, electronic communication or other document or have any responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

In the absence of gross negligence, willful misconduct or bad faith on its part, each Agent, the Collateral Administrator and the Securities Intermediary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion, electronic communication or other document furnished to it, reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement but, in the case of a request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to it, such Agent, the Collateral Administrator or the Securities Intermediary, as applicable, shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that it conforms to the form required by such provision.

None of the Agents, the Collateral Administrator nor the Securities Intermediary shall be responsible for delays or failures in performance resulting from acts beyond its control. Such acts include but are not limited to acts of God, strikes, lockouts, riots and acts of war. In connection with any payment, the Collateral Agent and the Collateral Administrator are entitled to rely conclusively on any instructions provided to them by the Administrative Agent.

Before the Collateral Agent or Collateral Administrator acts or refrains from acting, it may require, and may conclusively rely on, a certificate (which may be constituted by written directions provided in accordance with this Agreement) of a Responsible Officer of the Company, the Portfolio Manager or Administrative Agent. The Collateral Agent or Collateral Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate.

The Collateral Agent or Collateral Administrator may, from time to time, reasonably request that the parties hereto deliver a certificate (upon which the Collateral Agent or Collateral Administrator may conclusively rely) setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement or any related document together with a specimen signature of such authorized officers and the Collateral Agent or Collateral Administrator shall be entitled to conclusively rely on the then current certificate until receipt of a superseding certificate.

In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Bank Law”), the entity serving as Collateral Agent, Securities Intermediary or Collateral Administrator is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with such entity. Accordingly, each of the parties agrees to provide to the Collateral Agent, the Securities Intermediary or the Collateral Administrator upon its reasonable request from time to time such identifying information and documentation as may be available for such party in order to enable the Collateral Agent, the Securities Intermediary or the Collateral Administrator to comply with Applicable Bank Law.

Any transfers or payments made pursuant to this Agreement shall be made the Collateral Agent by wire transfer in immediately available funds as directed in writing pursuant to the terms of the Agreement and in no event shall the Collateral Agent be required to disburse any funds via check; provided, that the Collateral Agent may require certain information for verification purposes prior to processing any such wire transfer.

The rights, protections and immunities given to the Collateral Agent in this Section 9.01 and the second paragraph of Section 9.02(a), the last sentence of Section 9.02(b), Section 9.02(c) and Section 9.02(h) shall likewise be available and applicable in all respects to the Securities Intermediary and the Collateral Administrator regardless of whether such Person is expressly mentioned in such provision.

SECTION 9.02. Additional Provisions Relating to the Collateral Agent and the Collateral Administrator.

(a) Collateral Agent May Perform. The Collateral Agent shall from time to time take such action (at the written direction of the Administrative Agent or the Required Lenders) for the maintenance, preservation or protection of any of the Collateral or of its security interest therein and the Administrative Agent may direct the Collateral Agent in writing to take any action incidental thereto;

provided that in each case the Collateral Agent shall have no obligation to take any such action in the absence of such direction and shall have no obligation to comply with any such direction if it reasonably believes that the same (1) is contrary to Applicable Law or (2) is reasonably likely to subject the Collateral Agent to any loss, liability, cost or expense, unless the Administrative Agent or the Required Lenders, as the case may be, issuing such instruction provides indemnification or otherwise makes provision reasonably satisfactory to the Collateral Agent for payment of same (which provision may be payment of such cost or expense by the Company in accordance with the Priority of Payments if such arrangement is reasonably satisfactory to the Collateral Agent). With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the written direction of the Administrative Agent.

If, in performing any duties under this Agreement, the Collateral Agent or the Collateral Administrator are required to decide between alternative courses of action due to any ambiguity in the interpretation of any definition or term contained in this Agreement or to the extent more than one methodology can be used to make any of the determinations or calculations set forth there, the Collateral Agent or the Collateral Administrator shall request written instructions from the Administrative Agent as to the course of action desired by it (including the interpretation and/or methodology to be used) and shall not be liable for any action taken or omitted to be taken prior to receipt of such instruction. If the Collateral Agent or the Collateral Administrator (as applicable) does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Agent or the Collateral Administrator (as applicable) may, but shall be under no duty to, take or refrain from taking any such courses of action and shall have no liability in connection therewith except as otherwise provided in this Agreement; provided that following the request of written instructions the Collateral Agent or the Collateral Administrator (as applicable) shall not follow a direction of the Company or the Portfolio Manager which contradicts an alternative course of action without prior direction of the Administrative Agent. The Collateral Agent or the Collateral Administrator (as applicable) shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already, in good faith, taken or committed itself to take action inconsistent with such instructions. The Collateral Agent and/or the Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice in the absence of its own gross negligence or willful misconduct.

(b) Custody and Preservation. The Collateral Agent is required to hold in custody and preserve any of the Collateral in its possession pursuant to the terms of this Agreement and the standard of care set forth herein, provided that the Collateral Agent shall be deemed to have complied with the terms of this Agreement with respect to the custody and preservation of any of the Collateral if it takes such action for that purpose as the Company reasonably requests (or, following the occurrence of a Market Value Event or following the occurrence and during the continuance of an Event of Default, as the Administrative Agent reasonably requests), but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to comply with the terms of this Agreement. The Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any liens thereon.

(c) Collateral Agent Not Liable. Except to the extent arising from the gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent, the Collateral Agent shall not be liable by reason of its compliance with the terms of this Agreement with respect to (1) the investment of funds held thereunder in Eligible Investments (other than for losses attributable to the Collateral Agent’s failure to make payments on investments issued by the Collateral

Agent, in its commercial capacity as principal obligor and not as collateral agent, in accordance with their terms) or (2) losses incurred as a result of the liquidation of any Eligible Investment prior to its stated maturity. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Portfolio Investments or other Collateral.

(d) Certain Rights and Obligations of the Collateral Agent. Without further consent or authorization from any Lenders, the Collateral Agent may execute any documents or instruments necessary to release any lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as otherwise permitted or required hereunder or to which the Required Lenders have otherwise consented. Anything contained herein to the contrary notwithstanding, in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, any Agent or Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of the Lenders (but not any Lender in its individual capacity unless the Required Lenders shall otherwise agree), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the purchaser at such sale.

(e) Collateral Agent, Securities Intermediary and Collateral Administrator Fees and Expenses. The Company agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator such fees as the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator and the Portfolio Manager, may agree in writing, subject to the Priority of Payments. The Company further agrees to pay to the Collateral Agent, the Securities Intermediary and the Collateral Administrator, or reimburse the Collateral Agent, the Securities Intermediary and the Collateral Administrator for paying, reasonable and documented out-of-pocket expenses, including attorney’s fees, in connection with this Agreement and the transactions contemplated hereby, subject to the Priority of Payments.

(f) Execution by the Collateral Agent, the Securities Intermediary and the Collateral Administrator. The Collateral Agent, the Securities Intermediary and the Collateral Administrator are executing this Agreement solely in their capacity as Collateral Agent, Securities Intermediary and Collateral Administrator, respectively, hereunder and in no event shall have any obligation to make any Advance, provide any Advance or perform any obligation of the Administrative Agent hereunder.

(g) Reports by the Collateral Administrator. The Company hereby appoints VIRTUS GROUP, LP as Collateral Administrator and directs the Collateral Administrator to prepare the reports (including the Payment Date Report) substantially in the form reasonably agreed by the Company, the Collateral Administrator and the Administrative Agent. The Company and the Portfolio Manager shall cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to the reports contemplated herein or as otherwise reasonably requested hereunder. Without limiting the generality of the foregoing, the Portfolio Manager shall supply in a timely fashion any determinations, designations, classifications or selections made by it relating to a Portfolio Investment, including in connection with the acquisition or disposition thereof, and any information maintained by it relating thereto, in each case that the Collateral Administrator may reasonably need to complete the reports required to be prepared by the Collateral Administrator hereunder or reasonably require to permit the Collateral Administrator to perform its obligations hereunder. The Collateral Administrator shall deliver a draft of each such report to the Portfolio Manager and the Portfolio Manager shall review, verify and approve the contents of the aforesaid reports. To the extent any of the information in such reports conflicts with data or calculations in the records of the Portfolio Manager, the Portfolio Manager shall notify the Collateral Administrator of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator, the Portfolio Manager further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information relating to the Portfolio Investments and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder. The Portfolio Manager further agrees to verify to the Administrative Agent in writing (which may be by email) the accuracy of the reports produced by the Collateral Administrator within five (5) Business Days following (i) the last day of each calendar month or (ii) a request in writing (which may be by email) by the Administrative Agent.

(h) Information Provided to Collateral Agent and Collateral Administrator. Without limiting the generality of any terms of this Section, neither the Collateral Agent nor the Collateral Administrator shall have liability for any failure, inability or unwillingness on the part of the Portfolio Manager, the Administrative Agent, the Company or the Required Lenders to provide accurate and complete information on a timely basis to the Collateral Agent or the Collateral Administrator, as applicable, or otherwise on the part of any such party to comply with the terms of this Agreement, and, absent gross negligence, willful misconduct, criminal conduct, fraud or reckless disregard of the Collateral Agent or the Collateral Administrator, as applicable, shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s or Collateral Administrator’s, as applicable, part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof. Neither the Collateral Agent nor the Collateral Administrator shall have any obligation to determine or calculate any Net Asset Value, the Borrowing Base Test or any Market Value, and shall be entitled to conclusively rely upon such amounts as reported by the Portfolio Manager or the Administrative Agent. The Collateral Agent and the Collateral Administrator shall be entitled to conclusively rely upon information provided by the Administrative Agent with respect to the determination of all interest, fees, expenses and other amounts due and payable to the Lenders and the calculation of any Reference Rate and any applicable Base Rate.

(i) None of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be under any obligation to monitor, determine or verify the unavailability or cessation of any Reference Rate (or any applicable Base Rate). None of the Collateral Agent, the Securities Intermediary or the Collateral Administrator shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of any Reference Rate (or any Base Rate), including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties.

(j) Concurrently herewith, the Administrative Agent and the Lenders direct the Collateral Agent to, and the Collateral Agent is authorized to, enter into the Guaranty and any other related agreements, notices or documents, each as delivered and in form satisfactory the Collateral Agent. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Guaranty and any other related agreements in such capacity. The Collateral Agent shall not be required to execute the Guaranty or any other related agreements, notices or documents that affects its rights, duties, protections or immunities without its prior written consent.

SECTION 9.03. Acknowledgements of the Lenders.

(a) Each Secured Party hereby agrees that (i) if the Administrative Agent notifies such Secured Party that the Administrative Agent has determined in its sole discretion that any funds received by such Secured Party from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Secured Party (whether or not known to such Secured Party), and demands the return of such Payment (or a portion thereof), such Secured Party shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Secured Party to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (ii) to the extent permitted by applicable law, such Secured Party shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Secured Party under this Section 9.03 shall be conclusive, absent manifest error.

(b) Each Secured Party hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (ii) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Secured Party agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Secured Party shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Secured Party to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The parties hereto hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Secured Party that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Secured Party with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Company, except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Payment.

(d) Each party’s obligations under this Section 9.03 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, any Secured Party, the termination of the Financing Commitments or the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 9.04. Notices. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which the

Company is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent or the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.05 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 9.05. Certain ERISA Matters(a) . (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, the Parent or the Portfolio Manager, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Rules) of one or more Plans in connection with the Advances or the Financing Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Financing Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Financing Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of each Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company, the Parent or the Portfolio Manager, that none of the Agents, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) Each Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Financing Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Advances or the Financing Commitments for an amount less than the amount being paid for an interest in the Advances or the Financing Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Non-Petition; Limited Recourse. Each of the Collateral Agent, the Securities Intermediary, the Collateral Administrator, the Portfolio Manager and the other parties hereto (other than the Administrative Agent acting at the direction of the Required Lenders) hereby agrees not to commence, or join in the commencement of, any proceedings in any jurisdiction for the bankruptcy, winding-up or liquidation of the Company or any similar proceedings, in each case prior to the date that is one year and one day (or if longer, any applicable preference period plus one day) after the payment in full of all amounts owing to the parties hereto. The foregoing restrictions are a material inducement for the parties hereto to enter into this Agreement and are an essential term of this Agreement. The Administrative Agent or the Company may seek and obtain specific performance of such restrictions (including injunctive relief), including, without limitation, in any bankruptcy, winding-up, liquidation or similar proceedings. The Company shall promptly object to the institution of any bankruptcy, winding-up, liquidation or similar proceedings against it and take all necessary or advisable steps to cause the dismissal of any such proceeding; provided that such obligation shall be subject to the availability of funds therefor. Nothing in this Section 10.01 shall limit the right of any party hereto to file any claim or otherwise take any action with respect to any proceeding of the type described in this Section that was instituted by the Company or against the Company by any Person other than a party hereto.

Notwithstanding any other provision of this Agreement or any other Loan Document, but without derogation of Section 5.03 hereof, no recourse under any obligation, covenant or agreement of the Company or the Portfolio Manager contained in this Agreement shall be had against any incorporator, stockholder, partner, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that, subject to Section 5.03 hereof, (x) this Agreement is solely a corporate obligation of the Company and (with respect to the express obligations of the Portfolio Manager under the Loan Documents) the Portfolio Manager , (y) no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of the Company, the Portfolio Manager or any of their respective Affiliates (solely by virtue of such capacity) or any of them under or by reason of any of the obligations, covenants or agreements of the Company or the Portfolio Manager contained in this Agreement or any other Loan Document, or implied therefrom, and (z) any and all personal liability for breaches by the Company or the Portfolio Manager of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. Without limiting the foregoing, no recourse shall be had for the payment of any amount owing in respect of the Advances against the Portfolio Manager, the Parent or any Affiliate, shareholder, manager, officer, director, employee or member of the Portfolio Manager, the Parent or their respective successors or assigns or, except as specifically set forth in this Agreement and in the other Loan Documents, for any other amounts payable in respect of the Loan Documents.

SECTION 10.02. Notices. All notices and other communications in respect hereof (including, without limitation, any modifications hereof, or requests, waivers or consents hereunder) to be given or made by a party hereto shall be in writing (including by electronic mail or other electronic messaging system of .pdf or other similar files) to the other parties hereto at the addresses for notices specified on the Transaction Schedule (or, as to any such party, at such other address as shall be designated by such party in a notice to each other party hereto). All such notices and other communications shall be deemed to have been duly given when (a) transmitted by facsimile, (b) personally delivered, (c) in the case of a mailed notice, upon receipt, or (d) in the case of notices and communications transmitted by electronic mail or any other electronic messaging system, upon delivery, in each case given or addressed as aforesaid.

Each of the Collateral Agent, Collateral Administrator and Securities Intermediary shall be entitled to accept and act upon instructions or directions pursuant to this Agreement and other Loan Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, that each party providing such instructions or directions shall provide to the Collateral Agent, Collateral Administrator or Securities Intermediary written notice of persons designated to provide instructions or directions. The Collateral Agent, Collateral Administrator and Securities Intermediary shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Agent’s, Collateral Administrator’s and Securities Intermediary’s reliance upon and compliance with such instructions from such designated persons. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Agent, Collateral Administrator and Securities Intermediary, including without limitation the risk of the Collateral Agent, Collateral Administrator and Securities Intermediary acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any party providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

SECTION 10.03. No Waiver. No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Expenses; Indemnity; Damage Waiver; Right of Setoff.

(a) Subject to the Priority of Payments, the Company shall pay (1) all fees and reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and their Related Parties, including the fees, charges and disbursements of outside counsel for each Agent, the Securities Intermediary and the Collateral Administrator, and such other local counsel as required for the Agent, the Securities Intermediary and the Collateral Administrator, collectively, in connection with the preparation and administration of this Agreement, the Account Control Agreement or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (2) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Collateral Administrator, the Securities Intermediary and the Lenders, including the fees, charges and disbursements of outside counsel for each Agent, the Lenders, the Collateral Administrator and the Securities Intermediary and such other local counsel as required for all of them, in connection herewith, including the enforcement or protection of their rights in connection with this Agreement and the Account Control Agreement, including their rights under this Section, or in connection with the Advances provided by them hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Subject to the Priority of Payments, the Company shall indemnify the Agents, the Collateral Administrator, the Securities Intermediary, the Lenders and their Related Parties (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of one firm of outside counsel for each affiliated group of Indemnitees and such other local counsel as required for any Indemnitees, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (1) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations (including, without limitation, any breach of any representation or warranty made by the Company or the Portfolio Manager hereunder (for the avoidance of doubt, after giving effect to any limitation included in any such representation or warranty relating to materiality or causing a Material Adverse Effect)) or the exercise of the parties thereto of their respective rights (including, without limitation, the approval or disapproval by the Administrative Agent of the acquisition of any Portfolio Investment in accordance with the terms of this Agreement) or the consummation of the transactions contemplated hereby, (2) any Advance or the use of the proceeds therefrom, or (3) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto or is pursuing or defending any such action; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the gross negligence, fraud, bad faith, reckless disregard or willful misconduct of such Indemnitee, (ii) with respect to indemnification obligations owed to the Administrative Agent or any Lender, a claim brought against such Indemnitee for breach of such Indemnitee’s obligations under this Agreement or the other Loan Documents, (iii) the performance of the Portfolio Investments or (iv) a claim arising as a result of a dispute between Indemnitees (other than any dispute involving claims against the Administrative Agent, the Collateral Agent, the Securities Intermediary, the Collateral Administrator or the Lenders, in each case in their respective capacities as such). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by Applicable Law, neither the Company nor any Indemnitee shall assert, and each hereby waives, any claim against the Company or any Indemnitee, as applicable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement, instrument or transaction contemplated hereby or thereby, any Advance or the use of the proceeds thereof.

(d) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this clause (d) are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.05. Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including, without limitation, a writing evidenced by a facsimile transmission or electronic mail) and executed by each of the Agents, the Collateral Administrator, the Required Lenders, the Company, the Portfolio Manager and, solely to the extent it affects its rights, duties, protections or immunities, the Securities Intermediary; provided, however, that any amendment or waiver to this Agreement that the Administrative Agent determines in its commercially reasonable judgment is necessary to effectuate the purposes of Section 1.04 hereof following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event and which would not result in an increase or decrease in the rights, duties or liabilities of the Portfolio Manager, the Company, the Parent or any of their respective Affiliates under this Agreement or any other Loan Document shall not be required to be executed by the Portfolio Manager, the Company or the Parent; provided further that the Administrative Agent may waive (x) any of the Eligibility Criteria and the requirements set forth in Schedule 3 or Schedule 4 and (y) any time frames set forth in the definition of “Ineligible Investment” or “Market Value Cure” in each case, in its sole discretion; provided further that none of the Collateral Agent, the Collateral Administrator or the Securities Intermediary shall be required to execute any amendment that affects its rights, duties, protections or immunities; provided further that any Material Amendment shall require the prior written consent of each Lender affected thereby; provided further that (i) this Agreement may be amended without the consent of any party at the request of the Administrative Agent if any Advance bears interest at Daily Simple SOFR to reflect the conventions for Daily Simple SOFR determined in accordance with the definition thereof and to reflect related changes necessary to effectuate such conventions and (ii) the Administrative Agent may, with the consent of the Company only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice (which may be by electronic mail) thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice (which may be by electronic mail) from the Required Lenders stating that the Required Lenders object to such amendment.

SECTION 10.06. Successors; Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Portfolio Manager, the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and the Portfolio Manager may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed). Except as expressly set forth herein, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Subject to the conditions set forth below, any Lender may assign to any other Person, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances at the time owing to it) with the prior written consent of the Administrative Agent upon not less than ten (10) Business Days’ prior written notice (including via email) to the Administrative Agent, the Company, the Collateral Agent and the Portfolio Manager; provided that an assignment to any Disqualified Lender shall require the written consent of the Company (including via email) unless an Event of Default has occurred and is continuing or a Market Value Event has occurred; provided, further, that (x) no consent of the Administrative Agent or the Company shall be required for an assignment of any Financing Commitment to an assignee that is a Lender (or any Affiliate thereof) immediately prior to giving effect to such assignment and (y) for the avoidance of doubt, no consent of the Company shall be required for any assignment by a Lender (in whole or in part) following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event.

Assignments shall be subject to the following additional conditions: (A) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and (B) the parties to each assignment shall execute and deliver to the Administrative Agent an assignment and assumption agreement in form and substance acceptable to the Administrative Agent.

Subject to acceptance and recording thereof below, from and after the effective date specified in each assignment and assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement (and, in the case of an assignment and assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto as a Lender but shall continue to be entitled to the benefits of Sections 5.03 and 10.04).

The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a copy of each assignment and assumption delivered to it and the Register. The entries in the Register shall be conclusive absent manifest error, and the parties hereto shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Lender and the Portfolio Manager, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed assignment and assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such assignment and assumption and record the information contained therein in the Register.

(c) Any Lender may sell participations to one or more banks or other entities (a “Lender Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Financing Commitment and the Advances owing to it); provided that (1) such Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (3) the Company, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any Material Amendment that affects such Lender Participant.

(d) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts (and stated interest) of each Lender Participant’s interest in the Advances or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. The Company agrees that each Lender Participant shall be entitled to the benefits of Sections 3.01(e) and 3.03 (subject to the requirements and limitations therein, including the requirements under Section 3.03(f) (it being understood that the documentation required under Section 3.03(f) shall be delivered to the Lender that sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Section 3.01(f) relating to replacement of Lenders as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01(e) and 3.03, with respect to any participation, than the Lender that sells the participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’ request and expense, to use reasonable efforts to cooperate with the Company to effectuate the replacement of Lenders provisions set forth in Section 3.01(f) with respect to any Lender Participant.

SECTION 10.07. Governing Law; Submission to Jurisdiction; Etc.

(a) Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York.

(b) Submission to Jurisdiction. Any suit, action or proceedings relating to this Agreement (collectively, “Proceedings”) shall be tried and litigated in the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City. With respect to any Proceedings, each party hereto irrevocably (i) submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes any party hereto from bringing Proceedings to enforce any judgment against any such party arising out of or relating to this Agreement in the courts of any place where such party or any of its assets may be found or located, nor will the bringing of such Proceedings in any one or more jurisdictions preclude the bringing of such Proceedings in any other jurisdiction.

(c) Waiver of Jury Trial. EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.08. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 10.08 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.09. PATRIOT Act. Each Lender and Agent that is subject to the requirements of the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or Agent to identify the Company in accordance with the PATRIOT Act.

SECTION 10.10. Counterparts. This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed in any number of counterparts by facsimile or other written form of communication or electronic transmission (including ..pdf file, .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Collateral Agent or Collateral Administrator), each of which shall be deemed to be an original as against the party whose signature appears thereon, and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by facsimile or any such electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. None of the Collateral Agent, Collateral Administrator nor Securities Intermediary shall have a duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under this Agreement may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

As used herein:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 10.13. Confidentiality.

Each Agent, the Collateral Administrator, the Securities Intermediary and each Lender agrees to maintain the confidentiality of the Information until the date that is two (2) years after receipt of such Information (or, with respect to Information relating to the financial and other material terms of this Agreement, until the date that is one (1) year after the Maturity Date), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder, the sale of any Portfolio Investment following the occurrence of a Market Value Event or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (x) any assignee of or Participant in or any prospective permitted assignee of or permitted Participant in, any of its rights or obligations under this Agreement, or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (vii) with the consent of the Company, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.13 by the delivering party or its Affiliates or (y) becomes available to any Agent, the Collateral Administrator, the Securities Intermediary or any Lender on a nonconfidential basis from a source other than the Company or (ix) to the extent permitted or required under this Agreement or the Account Control Agreement. For the purposes of this Section 10.13, any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.14. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in USD into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction USD could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than USD, be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase USD with the Judgment Currency; if the amount of USD so purchased is less than the sum originally due to the Applicable Creditor in USD, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency. The obligations of the parties contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AOP II INVESTMENT HOLDINGS (L), LLC, as Company

By
Name:
Title:

APOLLO CREDIT MANAGEMENT, LLC, as Portfolio Manager

By
Name:
Title:

CITIBANK, N.A.,
as Collateral Agent

By
Name:
Title:

CITIBANK, N.A.,
as Securities Intermediary

By
Name:
Title:

VIRTUS GROUP, LP,
as Collateral Administrator

By:	Rocket Partners Holdings, LLC, its general partner

By
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

The Lenders

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By
Name:
Title:

Acknowledged and agreed,

solely for purposes of Section 5.03 and 6.01 of this Agreement

AOP II ORIGINATION HOLDINGS (L), LLC

By
Name:
Title:

SCHEDULE 1

Transaction Schedule

1.	Types of Financing	Available	Financing Limit
	Advances	yes	Prior to a Commitment Increase Date: U.S.$450,000,000; After a Commitment Increase Date, if any, U.S.$450,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests; provided that such increases shall not exceed U.S.$650,000,000 in the aggregate (including, for the avoidance of doubt, all prior increases hereunder), in each case, as reduced from time to time pursuant to Section 4.07.

2.	Lenders	Financing Commitment

	JPMorgan Chase Bank, National Association	Prior to a Commitment Increase Date: U.S.$450,000,000; After a Commitment Increase Date, if any, U.S.$450,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests; provided that such increases shall not exceed $650,000,000 in the aggregate (including, for the avoidance of doubt, all prior increases hereunder), in each case, as reduced from time to time pursuant to Section 4.07.

3.	Scheduled Termination Date:	November 14, 2028.

4.	Interest Rates

Applicable Margin for Advances:

With respect to interest based on the applicable Reference Rate, 2.35% per annum (subject to increase in accordance with Section 3.01(b)).

With respect to interest based on the Base Rate, 2.35% per annum (subject to increase in accordance with Section 3.01(b)).

5.	Account Numbers

	Custodial Account:	13780900
	USD Pass-Through Collection Account:	13781500
	USD Interest Collection Account:	13781100
	USD Principal Collection Account:	13781300
	MV Cure Account:	13781200
	Unfunded Exposure Account:	13781400

	Permitted Non-USD Currency Accounts:
	Permitted Non-USD Custodial Account	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice

	AUD:

	AUD Interest Collection Account:	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice
	AUD Principal Collection Account:	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice

	GBP:

	GBP Interest Collection Account:	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice
	GBP Principal Collection Account:	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice

	Euro:

	Euro Interest Collection Account:	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice
	Euro Principal Collection Account:	As set forth in the applicable Permitted Non-USD Currency Account Opening Notice]

6.	Market Value Trigger:	AR plus 7.5%

7.	Market Value Cure Level:	AR

8.	Purchases of Restricted Securities

	Notwithstanding anything herein to the contrary, no Portfolio Investment may constitute, to the knowledge of the Portfolio Manager, at the time of initial purchase, a Restricted Security. As used herein, “Restricted Security” means any security that forms part of a new issue of publicly issued securities (a) with respect to which an Affiliate of any Lender that is a “broker” or a “dealer”, within the meaning of the Securities Exchange Act of 1934, participated in the distribution as a member of a selling syndicate or group within 30 days of the proposed purchase by the Company and (b) which the Company proposes to purchase from any such Affiliate of any Lender.

Addresses for Notices

The Company:	AOP II Investment Holdings (L), LLC 100 West Putnam Avenue Greenwich, CT 06830	Attn: Bill Kuesel Telephone: (212) 515-3200 Email: bkuesel@apollo.com

The Portfolio Manager:	APOLLO CREDIT MANAGEMENT, LLC 9 West 57th Street, 42nd Floor New York, NY	Attn: Bill Kuesel Telephone: (212) 515-3200 Email: bkuesel@apollo.com

The Administrative Agent:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Nicholas Rapak Telephone: (302) 634-4663

with a copy to

	JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: James Greenfield Telephone: 212-834-9340 Email: james.r.greenfield@jpmorgan.com With a copy to: de_custom_business@jpmorgan.com

The Collateral Agent:	CITIBANK, N.A. 388 Greenwich Street New York, New York 10013

Attention: Agency & Trust – AOP II Investment Holdings (L), LLC

Email: azeneth.olverabravo@citi.com

Address for delivery of any

physical securities:

Citibank, N.A.

399 Park Avenue

Level “C” – Securities Vault

New York, NY 10022

Attention: Mr. Keith Whyte – AOP II Investment Holdings (L), LLC

The Securities Intermediary:	CITIBANK, N.A. 388 Greenwich Street New York, New York 10013	Attention: Agency & Trust – AOP II Investment Holdings (L), LLC Email: azeneth.olverabravo@citi.com

The Collateral Administrator:

With respect to all matters

related to the Portfolio

Investments:

VIRTUS GROUP, LP

Virtus Group, LP

347 Riverside Avenue

Jacksonville, Florida 32202

And, otherwise, to the above address with a copy to:

FIS

347 Riverside Avenue

Jacksonville, Florida 32202

Attention: Chief Legal Officer

Attention: AOP II Investment Holdings (L), LLC Email:AOPIIInvestmentHoldingsLLLC@fisglobal.com

JPMCB:	JPMorgan Chase Bank, National Association c/o JPMorgan Services Inc. 500 Stanton Christiana Rd., 3rd Floor Newark, Delaware 19713	Attention: Nicholas Rapak Telephone: (302) 634-4663

with a copy to:

	JPMorgan Chase Bank, National Association 383 Madison Ave. New York, New York 10179	Attention: James Greenfield Telephone: 212-834-9340

Each other Lender:	The address (or facsimile number or electronic mail address) provided by it to the Administrative Agent.

SCHEDULE 2

Contents of Notices of Acquisition

Each Notice of Acquisition shall include the following information for the related Portfolio Investment(s):

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Nicholas Rapak

Email: de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Christopher Cestaro

Email: NA_Private_Financing_Diligence@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak

cc:

CITIBANK, N.A.

388 Greenwich Street

New York, NY 10013

Attention: Agency & Trust – AOP II Investment Holdings (L), LLC

Email: azeneth.olverabravo@citi.com

VIRTUS GROUP, LP

347 Riverside Avenue

Jacksonville, Florida 32202

Attention: AOP II Investment Holdings (L), LLC

Email: AOPIIInvestmentHoldingsLLLC@fisglobal.com

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of November 14, 2023 (as amended, the “Agreement”), among AOP II Investment Holdings (L), LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), Apollo Credit Management, LLC, as portfolio manager (the “Portfolio Manager”), the lenders party thereto and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, the Portfolio Manager hereby [requests approval for the Company to acquire][notifies the Administrative Agent of the Company’s intention to acquire] the following Portfolio Investment(s):1

Fund

Issuer / Obligor

Jurisdiction

Identifier (LoanX; CUSIP)

Requested Notional Amount

Currency

Asset Class

Current Pay (Y/N)

Syndication Type

Lien

Tranche Size

Price

Spread / Coupon

Reference Rate

Reference Rate Floor

Maturity

Industry and Sector

LTM EBITDA (In Millions)

[1]	Company to complete as applicable.

LTM Capital Expenditures (in Millions)

Leverage Through Tranche (Net)[2]

Recurring Revenue Loan (Y/N)

Interest Coverage

Financial Covenants

Security Identifier

Security Description

Quantity

To the extent available, we have included herewith (1) the material Underlying Instruments (including, in the case of a Loan, the final credit agreement and collateral and security documents) relating to each such Portfolio Investment, (2) to the extent available, an audited financial statement for the previous most recently ended three years of the applicable Portfolio Investment Obligor or a quality of earnings report prepared by an accredited accounting or financial advisory firm, (3) to the extent available, quarterly statements for the previous most recently ended four fiscal quarters of the Portfolio Investment Obligor of each such Portfolio Investment, (4) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company, (5) applicable “proof of existence” details (if requested by the Administrative Agent), (6) forecasted financials for one year and longer if prepared, in each case solely to the extent available, and (7) investment committee memo (which may be subject to appropriate redactions). The Portfolio Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.

We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement are satisfied.

Very truly yours,

APOLLO CREDIT MANAGEMENT, LLC, as Portfolio Manager

By
Name:
Title:

[2]	Include for Portfolio Investments other than Recurring Revenue Loans

SCHEDULE 3

Eligibility Criteria

1.

Such obligation is a Loan or a Debt Security secured on a first lien basis and is not a Synthetic Security, a Zero-Coupon Security, a Structured Finance Obligation, a Participation Interest (other than a Participation Interest that is an Initial Investment), a letter of credit or an interest therein or a Mezzanine Obligation (or, for the avoidance of doubt, any other unsecured obligation of a Portfolio Investment Obligor).

2.

Such obligation does not require the making of any future advance or payment by the Company to the issuer thereof or any related counterparty except in connection with a Delayed Funding Term Loan or a Revolving Loan.

3.

Such obligation is (i) eligible to be entered into by, sold or assigned to such Company and pledged to the Collateral Agent and (ii) able to be sold by the Administrative Agent, the Collateral Agent or their respective designees, including following the occurrence of an Event of Default or Market Value Event and, to the extent there is an express prohibition (other than customary transfer restrictions, including (a) obtaining the consent of the Portfolio Investment Obligor or any agent and (b) a prohibition on assignment to disqualified institutions and competitors of the related Portfolio Investment Obligor or any direct or indirect equity owner of the Portfolio Investment Obligor (in each case, in a manner consistent with market practice in the relevant market as notified by the Company to the Administrative Agent; provided that the delivery of the Underlying Instruments to the Administrative Agent will constitute adequate notice of any requirements to obtain consent of the Portfolio Investment Obligor or any agent set forth therein)) on the pledging or transfer of such obligation, a consent from the applicable general partner, managing member, board of directors or any similar governing body of the Portfolio Investment Obligor authorizing and consenting to the pledge or transfer of such obligation shall have been obtained.

4.

Such obligation is denominated and payable in USD or a Permitted Non-USD Currency and purchased at a price that is at least 80% of the par amount of such obligation; provided that such obligation denominated and payable in a Permitted Non-USD Currency shall not be considered eligible hereunder until the applicable Permitted Non-USD Currency Account has been opened pursuant to Section 8.01(a)).

5.	Such obligation is issued by a Portfolio Investment Obligor organized in an Eligible Jurisdiction.

6.

It is an obligation upon which no payments are subject to deduction or withholding for or on account of any withholding Taxes imposed by any jurisdiction unless the related Portfolio Investment Obligor is required to make “gross-up” payments that cover the full amount of any such withholding Taxes (subject to customary conditions to such payments which the Company (or the Portfolio Manager on behalf of the Company) in its good faith reasonable judgment expects to be satisfied).

7.

Such obligation is not subject to an event of default (as defined in the Underlying Instruments for such obligation) in accordance with its terms (including the terms of its Underlying Instruments after giving effect to any grace and/or cure period set forth in the Underlying Instruments for such obligation, but not to exceed five (5) days) and no Indebtedness of the Portfolio Investment Obligor thereon ranking pari passu with or senior to such obligation is in default with respect to the payment of principal or interest or is subject to any other event of default that would trigger a default under the related Underlying Instruments (after giving effect to any grace and/or cure period set forth in such Underlying Instruments, but not to exceed five (5) days) (a “Defaulted Obligation”).

8.	The timely repayment of such obligation is not subject to non-credit-related risk as determined by the Portfolio Manager in its good faith and reasonable judgment.

9.

It is not at the time of purchase or commitment to purchase the subject of an offer other than an offer pursuant to the terms of which the offeror offers to acquire a debt obligation in exchange for consideration consisting solely of cash in an amount equal to or greater than the full face amount of such debt obligation plus any accrued and unpaid interest.

10.	Such obligation is not an equity security and does not provide, on the date of acquisition, for conversion or exchange at any time over its life into an equity security.

11.	[Reserved.]

12.	Such obligation will not cause the Company or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended.

13.	The Portfolio Investment has been Delivered to the Collateral Agent.

14.

(i) The Administrative Agent is an “Eligible Assignee” (as such term, or comparable term, is defined in the Underlying Instruments in respect of such Portfolio Investment) and such Portfolio Investment is otherwise permitted to be entered into by, sold or assigned to the Administrative Agent and (ii) if the Company or the Portfolio Manager (or in each case, an affiliate thereof) acts as the administrative agent in respect of such Portfolio Investment, the Company has delivered to the Collateral Agent to hold in custody in accordance with this Agreement (to be provided to the Administrative Agent following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event) an assignment agreement duly executed by the administrative agent and/or Portfolio Investment Obligor (as required to effect an assignment pursuant to such Underlying Instruments) in respect of such Portfolio Investment, naming the Administrative Agent as assignee not later than five (5) Business Days following the Settlement Date for such Portfolio Investment.

15.

Following the relevant Trade Date, such Portfolio Investment has not been amended to (a) reduce the principal amount of such Portfolio Investment, (b) postpone the maturity date or any scheduled prepayment date in respect of such Portfolio Investment, (c) alter the pro rata allocation or sharing of payments or distributions required by any related Underlying Instruments in a manner adverse to the Company, (d) release any material guarantor of such Portfolio Investment from its obligations, or (e) terminate or release any lien on a material portion on the collateral securing such Portfolio Investment, in each case without the prior written consent of the Administrative Agent (at the direction of the Required Lenders); provided that this clause 15 shall not be applicable for purposes of Section 1.03 of the Agreement.

The following capitalized terms used in this Schedule 3 shall have the meanings set forth below:

“Eligible Jurisdictions” means the United States and any State therein, Australia, Canada, Guernsey, Jersey, Switzerland, the United Kingdom and any Euro Zone country.

“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.

“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Zero-Coupon Security” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.

SCHEDULE 4

Concentration Limitations

The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments (other than any Ineligible Investments) owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below; provided that the Concentrations Limitations specified in clauses (4) through (9) below shall not apply to the extent both of the following conditions are satisfied: (x) during the Ramp-Up Period and (y) when the Guaranty is in effect:

1.

Prior to the end of the Ramp-Up Period, Portfolio Investments issued by a single obligor and its affiliates may not exceed an aggregate principal balance equal to $30,000,000; provided that Portfolio Investments that are Senior Secured Loans and not Recurring Revenue Loans issued by three (3) obligors and their respective affiliates may each constitute up to an aggregate principal balance equal to $52,000,000. Following the Ramp-Up Period, Portfolio Investments issued by a single Portfolio Investment Obligor and its affiliates may not exceed an aggregate principal balance equal to 5.0% of the Collateral Principal Amount; provided that Portfolio Investments that are Senior Secured Loans and not Recurring Revenue Loans issued by three (3) Portfolio Investment Obligors and their respective affiliates may each constitute up to an aggregate principal balance equal to 7.5% of the Collateral Principal Amount.

2.	Not less than 95.0% of the Collateral Principal Amount may consist of Senior Secured Loans and, in each case, cash and Eligible Investments on deposit in the Collateral Accounts as Principal Proceeds.

3.	Not more than 5.0% of the Collateral Principal Amount may consist of Second Lien Loans.

4.

Prior to the end of the Ramp-Up Period, not more than 25.0% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Sector Classification; provided that Portfolio Investments that are issued by obligors that belong to one Sector Classification (other than Sector Classifications 10, 25, 30, 55 and 60) may constitute up to 30.0% of the Collateral Principal Amount; provided further that not more than 15.0% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to each of Sector Classification 10, Sector Classification 55 or Sector Classification 60.

Following the Ramp-Up Period, not more than 20.0% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by Portfolio Investment Obligors that belong to the same Sector Classification; provided that (i) Portfolio Investments that are issued by Portfolio Investment Obligor that belong to one Sector Classification (other than Sector Classifications 10, 25, 30, 55 and 60) may constitute up to 25.0% of the Collateral Principal Amount and (ii) Portfolio Investments that are issued by Portfolio Investment Obligor that belong to one additional Sector Classification (other than Sector Classifications 10, 25, 30, 55 and 60) may constitute up to 30.0% of the Collateral Principal Amount; provided, further, that not more than 15.0% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by Portfolio Investment Obligor that belong to each of Sector Classification 10, Sector Classification 55 or Sector Classification 60.

In addition, following the Ramp-Up Period, not more than 12.5% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by Portfolio Investment Obligors that belong to the same Industry Classification; provided that Portfolio Investments that are issued by Portfolio Investment Obligor that belong to up to three Industry Classifications (other than any Industry Classification within Sector Classifications 10, 55 and 60) may constitute up to 15.0% of the Collateral Principal Amount.

As used herein, “Sector Classifications” and “Industry Classifications” mean the sector and industry classifications set forth in Schedule 6 hereto, as such sector and industry classifications shall be updated at the option of the Portfolio Manager (with the consent of the Administrative Agent) if the then-current publisher thereof publishes revised sector or industry classifications.

5.

Other than with respect to Recurring Revenue Loans approved by the Administrative Agent, not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Portfolio Investments (not including Recurring Revenue Loans) with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $20,000,000.

6.	Not more than an aggregate of 15.0% of the Collateral Principal Amount may consist of Recurring Revenue Loans.

7.

Other than with respect to Recurring Revenue Loans approved by the Administrative Agent, not more than an aggregate of 20.0% of the Collateral Principal Amount may consist of Portfolio Investments the Portfolio Investment Obligor of which has a Leverage Ratio greater than 7.0x as of the related Trade Date.

8.

Not more than 10.0% of the Collateral Principal Amount may consist of Portfolio Investments that provide for interest thereon to be paid in kind (“PIK Portfolio Investments”); provided that PIK Portfolio Investments that provide for periodic payments of interest thereon in cash at least semi-annually with an applicable spread greater than or equal to 5.00% per annum shall be excluded from the limitations set forth in this clause (8).

9.	The Unfunded Exposure Amount shall not exceed 10.0% of the Collateral Principal Amount.

10.

Prior to the end of the Ramp-Up Period, not more than the greater of (i) 10.0% of the Collateral Principal Amount and (ii) $60,000,000 may be denominated in all Permitted Non-USD Currencies in the aggregate.

11.

Following the Ramp-Up Period, not less than 90.0% of the Collateral Principal Amount may be denominated in U.S. Dollars and not more than 10.0% of the Collateral Principal Amount may be denominated in all Permitted Non-USD Currencies in the aggregate; provided that, (i) not more than 5.0% of the Collateral Principal Amount may be denominated in AUD, (ii) not more than 5.0% of the Collateral Principal Amount may be denominated in Euros and (iii) not more than 5.0% of the Collateral Principal Amount may be denominated in GBP.

12.	Following the Ramp-Up Period, not more than 10.0% of the Collateral Principal Amount may consist of Debt Securities secured on a first lien basis.

SCHEDULE 5

Initial Portfolio Investments

Portfolio Company	Security	Lien	GICS Sector	GICS Industry	Total Principal (Local)	Funded Principal (Local)	Currency
Wolfspeed	Secured Bond	1L	Information Technology	Semiconductors & Semiconductor Equipment	$28,573,000.00	$27,521,513.60	USD
Circor	Term Loan	1L	Industrials	Machinery	$26,668,510.40	$23,242,986.22	USD
Omega Healthcare	Term Loan	1L	Healthcare	Health Care Technology	$25,716,063.60	$22,559,561.81	USD
Varsity Brands	Secured Bond	1L	Consumer	Leisure Products	$23,811,170.00	$23,454,002.00	USD

SCHEDULE 6

Industry and Sector Classifications

Sector	Industry Group	Industry
10 Energy	1010 Energy	101010 Energy Equipment & Services
101020 Oil, Gas & Consumable Fuels
15 Materials	1510 Materials	151010 Chemicals
151020 Construction Materials
151030 Containers & Packaging
151040 Metals & Mining
151050 Paper & Forest Products
20 Industrials	2010 Capital Goods	201010 Aerospace & Defense
201020 Building Products
201030 Construction & Engineering
201040 Electrical Equipment
201050 Industrial Conglomerates
201060 Machinery
201070 Trading Companies & Distributors
	2020 Commercial & Professional Services	202010 Commercial Services & Supplies
202020 Professional Services
	2030 Transportation	203010 Air Freight & Logistics
203020 Airlines
203030 Marine
203040 Road & Rail
203050 Transportation Infrastructure
25 Consumer Discretionary	2510 Automobiles & Components

251010 Auto Components

251020 Automobiles

252010 Household Durables

252020 Leisure Products

252030 Textiles, Apparel & Luxury Goods

253010 Hotels, Restaurants & Leisure

253020 Diversified Consumer Services

255010 Distributors

255020 Internet & Direct Marketing Retail

255030 Multiline Retail

255040 Specialty Retail

301010 Food & Staples Retailing

2520 Consumer Durables & Apparel
2530 Consumer Services
2550 Retailing
30 Consumer Staples	3010 Food & Staples Retailing
	3020 Food, Beverage & Tobacco	302010 Beverages
302020 Food Products
302030 Tobacco
	3030 Household & Personal Products	303010 Household Products
303020 Personal Products

35 Health Care	3510 Health Care Equipment & Services	351010 Health Care Equipment & Supplies
351020 Health Care Providers & Services
351030 Health Care Technology
	3520 Pharmaceuticals, Biotechnology & Life Sciences	352010 Biotechnology
352020 Pharmaceuticals
352030 Life Sciences Tools & Services
40 Financials	4010 Banks	401010 Banks
401020 Thrifts & Mortgage Finance
	4020 Diversified Financials	402010 Diversified Financial Services
402020 Consumer Finance
402030 Capital Markets
402040 Mortgage Real Estate Investment Trusts (REITs)
	4030 Insurance	403010 Insurance
45 Information Technology	4510 Software & Services	451020 IT Services
451030 Software
	4520 Technology Hardware & Equipment	452010 Communications Equipment
452020 Technology Hardware, Storage & Peripherals
452030 Electronic Equipment, Instruments & Components
	4530 Semiconductors & Semiconductor Equipment	453010 Semiconductors & Semiconductor Equipment
50 Communication Services	5010 Telecommunication Services	501010 Diversified Telecommunication Services

501020 Wireless Telecommunication Services
	5020 Media & Entertainment	502010 Media

502020 Entertainment

502030 Interactive Media & Services
55 Utilities	5510 Utilities	551010 Electric Utilities
551020 Gas Utilities
551030 Multi-Utilities
551040 Water Utilities
551050 Independent Power and Renewable Electricity Producers
60 Real Estate	6010 Real Estate	601010 Equity Real Estate Investment Trusts (REITs)
601020 Real Estate Management & Development

SCHEDULE 7

List of Disqualified Lenders

None.

EXHIBIT A

Form of Request for Advance

JPMorgan Chase Bank, National Association,

as Administrative Agent

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Attention: Nicholas Rapak

JPMorgan Chase Bank, National Association,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: James Greenfield

Email: james.r.greenfield@jpmorgan.com

de_custom_business@jpmorgan.com

JPMorgan Chase Bank, National Association,

as Lender

c/o JPMorgan Services Inc.

500 Stanton Christiana Rd., 3rd Floor

Newark, Delaware 19713

Attention: Nicholas Rapak and Brian Larocca

cc:

CITIBANK, N.A.

388 Greenwich Street

New York, NY 10013

Attention: Agency & Trust – AOP II Investment Holdings (L), LLC

Email: azeneth.olverabravo@citi.com

VIRTUS GROUP, LP

347 Riverside Avenue

Jacksonville, Florida 32202

Attention: AOP II Investment Holdings (L), LLC

Email: AOPIIInvestmentHoldingsLLLC@fisglobal.com

Ladies and Gentlemen:

Reference is hereby made to the Loan and Security Agreement, dated as of November 14, 2023 (as amended, the “Agreement”), among AOP II Investment Holdings (L), LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), APOLLO CREDIT MANAGEMENT, LLC, as portfolio manager (the “Portfolio Manager”), the lenders party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

Pursuant to the Agreement, you are hereby notified of the following:

(1) The Company hereby requests an Advance under Section 2.03 of the Agreement to be funded on [____________].

(2) The aggregate amount of the Advance requested hereby is [_________].3

(3) The currency of the proposed Advance is [USD][AUD][EUR][GBP].

(4) The proposed purchases (if any) relating to this request are as follows:

Security	Par	Price	Purchased Interest (if any)

We hereby certify that all conditions [to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement and] to an Advance set forth in Section 2.05 of the Agreement have been satisfied or waived as of the [related Trade Date (and shall be satisfied or waived as of the related Settlement Date) and] Advance date[, as applicable].

Very truly yours,

AOP II INVESTMENT HOLDINGS (L), LLC

By
Name:
Title:

[3]

Note: The requested Advance shall be in an amount such that, after giving effect thereto and the related purchase of the applicable Portfolio Investment(s) (if any), the Borrowing Base Test is satisfied.

EXHIBIT B

Form of Equity Commitment Letter

CAPITAL CALL EQUITY COMMITMENT LETTER

CAPITAL CALL EQUITY COMMITMENT LETTER (this “Equity Commitment Letter”) dated as of [___] by and between [Apollo Origination Partnership II (Levered AIV), L.P.][Apollo Origination II (L) Capital Trust] (the “Guarantor”) and AOP II Investment Holdings (L), LLC (the “Company”).

WHEREAS, the Company has entered into that certain Loan and Security Agreement, dated as of November 14, 2023 (as amended or modified from time to time, the “Agreement”) among the Company, JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto;

WHEREAS, pursuant to Section 1.04 of the Agreement, the Administrative Agent has delivered a notice to the Company that a Market Value Trigger Event has occurred and, to prevent a Market Value Cure Failure from occurring under the Agreement, the Guarantor has elected to deliver this Equity Commitment Letter committing to contribute funds to the Company as set forth below; and

WHEREAS, the Guarantor, indirectly through the Parent, owns all the equity interests in the Company, and will benefit from the extension of the deadline to effect a Market Value Cure under the Agreement that will result from the delivery of the Equity Commitment Letter of the Guarantor;

WHEREAS, concurrently herewith, the Guarantor has delivered to the Administrative Agent a written notice in accordance with the definition of the term Capital Call Confirmation Package in the Agreement (the “Capital Call Confirmation Notice”), a copy of which is attached to this Equity Commitment Letter as Annex 1; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement or, if not so defined, in the Capital Call Confirmation Notice;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Equity Commitment. The Guarantor hereby irrevocably commits to transfer immediately available funds to the MV Cure Account an amount equal to $[__][4] (the “Equity Commitment Amount”) no later than 5:00 p.m. New York City time on [_____][5] (the “Due Date”). The Guarantor further agrees that it shall transfer [Capital Contributions][6] it receives forming part of the Equity Commitment Amount to the MV Cure Account within one Business Day of receipt of such Capital Contribution (or as soon as practicable thereafter but no later than the conclusion of the applicable Extended Cure

[4]	Amount not less than the amount required to effect a Market Value Cure
[5]	Date not later than 12 Business Days following the date on which notice of a Market Value Trigger Event was delivered by the Administrative Agent
[6]	Defined term in Capital Call Confirmation Notice

Period) and shall comply with all of its covenants set forth in the Capital Call Confirmation Notice.

2.	Representations and Warranties. The Guarantor represents and warrants as of the date hereof and as of the Due Date that:

a.	it is duly organized and registered, validly existing and in good standing under the laws of the jurisdiction of its organization and registration;

b.

the execution, delivery and performance by it of this Equity Commitment Letter are within its powers under its organizational documents and have been duly authorized by all necessary action by its general partner and, if required, its limited partners or any other person under its exempted limited partnership agreement or other governing documents;

c.

this Equity Commitment Letter has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

d.

the execution, delivery and performance of this Equity Commitment Letter (i) do not require any consent or approval of, registration or filing with, or other action by, any governmental authority, except such as have been obtained and are in full force and effect, except those the failure of which to obtain would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter, and no investment restrictions will be exceeded as a result of this Equity Commitment Letter, (ii) will not violate any applicable law or regulation or the limited partnership agreement or other organizational documents of the Guarantor or any order of any court or governmental authority, except such violations which would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter and (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or any of its properties or give rise to a right thereunder to require it to make any payment, except such violations or defaults which would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter;

e.

there are no actions, suits or proceedings by or before any arbitrator or court or other governmental authority pending against or, to its knowledge, threatened against or affecting the Guarantor as to which there is a reasonable possibility of adverse determinations that, in the aggregate, could reasonably be expected to result in a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter;

f.	all of the representations and warranties set forth in the Capital Call Confirmation Notice are true and correct in all material respects;

g.

no breach of its organizational documents that could reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Equity Commitment Letter shall have occurred and be continuing;

h.	no change of control, change in senior management or similar event or any other event that, in any case, would require it to cease making investments, has occurred; and

i.	no vote or determination has been made by its manager, general partner or limited partners to terminate, dissolve or wind up or to terminate or suspend the capital commitments of its limited partners.

3.	Waivers.

a.

The Guarantor agrees that its obligation hereunder to fund the Equity Commitment Amount shall not be affected by, or set off against, any claim that it may have against the Company or any obligation that the Company may owe to the Guarantor, whether in connection herewith or otherwise, and that the Guarantor shall not assert any legal or equitable defense or counterclaim to its obligations hereunder.

b.	The Guarantor hereby waives any claim or defense that it may have under Section 365(c) of the Bankruptcy Code with respect to the enforceability of its obligations under this Equity Commitment Letter.

4.

Third Party Beneficiary Rights. Each of the Collateral Agent and the Administrative Agent is an intended third party beneficiary of this Equity Commitment Letter and shall have the right to enforce this Equity Commitment Letter directly against the Guarantor. The Guarantor and the Company agree that no amendment, modification, or waiver of, forbearance under, or consent to the deviation from the terms of, this Equity Commitment Letter may be effected without the prior written consent of the Administrative Agent.

5.

Assignment. The rights and obligations of the Guarantor set forth herein may not be assigned or otherwise transferred by the Guarantor to any other Person without the written consent of the Company and the Administrative Agent, and any purported transfer or assignment without the written consent of the Company and the Administrative Agent shall be null and void.

6.	Governing Law; Jurisdiction. The provisions set forth in Section 10.7 of the Agreement shall apply herein mutatis mutandis.

Sincerely,

[APOLLO ORIGINATION PARTNERSHIP II (LEVERED AIV), L.P.]
[APOLLO ORIGINATION II (L) CAPITAL TRUST]

By
Name:
Title:

Acknowledged and agreed, as of the first date written above

AOP II INVESTMENT HOLDINGS (L), LLC

By
Name:
Title:

Annex 1 to Capital Call Equity Commitment Letter

Capital Call Confirmation Notice

Exhibit C

Form of Acknowledgment of Capital Call Confirmation Package

Reference is made to the (i) Loan and Security Agreement, dated as of November 14, 2023 (as amended or modified from time to time, the “Agreement”), among AOP II Investment Holdings (L), LLC (“the Company”), JPMorgan Chase Bank, National Association, as administrative agent (the “Administrative Agent”), the financing providers party thereto, and the collateral agent, collateral administrator and securities intermediary party thereto and (ii) Equity Commitment Letter, dated as of [ ] (the “Equity Commitment Letter”), by and between Apollo Origination II (L) Capital Trust (“BDC”) and the Company. Capitalized terms used herein but not defined herein shall be as defined in the Equity Commitment Letter.

Apollo Origination Partnership II (Levered AIV), L.P., as parent to BDC (“Ultimate Parent”) hereby acknowledges that it has received a capital call request from BDC, in accordance with the terms of BDC’s [org document]. In connection with such request, Ultimate Parent has called capital from its limited partners in the aggregate amount equal to the Equity Commitment Amount. A copy of the capital call notice issued to the limited partners of Ultimate Parent is attached hereto as Annex 1. Ultimate Parent hereby irrevocably commits to transfer, or cause the transfer, of [Capital Contributions]7 it receives constituting the Equity Commitment Amount to the MV Cure Account within one Business Day of receipt of such Capital Contribution (or as soon as practicable thereafter but no later than the conclusion of the applicable Extended Cure Period).

[7]	Defined term in Capital Call Confirmation Notice

Acknowledged and agreed

APOLLO ORIGINATION PARTNERSHIP II (LEVERED AIV), L.P.

By
Name:
Title:

Annex 1 to Acknowledgment of Capital Call Confirmation Package

Capital Call Notice